Exhibit 10.16

SHELLLNGTIME 2.1

Time Charter Party for LNG Bunker Vessel

PART I          NEGOTIATED CHARTERING TERMS

(Together with Parts II, III and Appendices shall form the entirety of the agreement)

IT IS THIS DAY AGREED between

Seaspan Energy Ltd.
Hereinafter referred to as “Owners”
Stabilis GDS, Inc.
Hereinafter referred to as “Charterers”
For the charter of:
SEASPAN GARIBALDI
Hereinafter referred to as “the Vessel”
This charter dated	12th December 2025
IMO Number	9974319
Flag	Panama
Classification Society	Bureau Veritas
Year Built	2024
Ship Management	Bernhard Schulte Ship Management (Deutschland) GmbH & Co.
Gross Capacity of LNG Tanks in cubic metres	7606.95
Laydays/Cancelling	The Vessel shall not be delivered to Charterers before:	00:01 hours on January 31, 2026
	The Vessel must be delivered to Charterers no later than:	23:59 hours on March 1, 2026

The times and dates above shall be in local time at the place of Delivery.

Charterers will provide notice to Owners by December 15, 2025 narrowing the delivery window to a 5-day window. Charterers will narrow to a specific delivery date upon receipt of the 30-day approximate delivery notice from Owners or as otherwise mutually agreed between the Parties.

Charterers shall have the option of cancelling this charter if the Vessel is not ready and at their disposal prior to 23:59 hours on March 1, 2026.

Charter Period

(a)   There will be a firm charter period of 730 days (the “Firm Period”),subject to adjustment in accordance with paragraph (c) below.

(b)   Charterers’ shall have the option to extend the Firm Period by anadditional 365 days (the “Extension Period”), subject to adjustment in accordance with paragraph (c) below. If Charterers wish to     exercise this option, they must notify Owners in writing no later than 180 days prior to the expiry of the Firm Period, failing which this option will expire.

(c)   To allow for redelivery date flexibility, Charterers may elect to add up to30 days to, or subtract up to 30 days from, the end of the Firm Period or the end of the Extension Period (as applicable),      which must be declared by Charterers in accordance with their redelivery notices. For clarity, if Charterers exercise the extension option under paragraph (b), this +/- up to 30 days adjustment may only be applied to the end of the Extension Period and not the end of the Firm Period.

Rate of Hire United States Dollars (US$) per day

(a)   During the Firm Period: $US 32,400 pdpr (thirty-two thousand and four hundred dollars per day, pro rata), plus any applicable sales / value added taxes in accordance with Section 39 of Part III of the Time Charter Party for LNG Bunker Vessel.

(b)   During the Extension Period: $US 34,000 pdpr (thirty-four thousand dollars per day, pro rata), plus any applicable sales / value added taxes in accordance with Section 39 of Part III of the Time Charter Party for LNG Bunker Vessel.

Positioning or Repositioning Costs

Lump sum equal to a notional voyage from Vancouver Canada to the place of

Delivery at 12 knots, calculated at 100% of hire (using the rate of hire for the

Firm Period), canal fees and 100% Fuel (LNG and pilot fuel) priced at the LNG Price on Delivery and Fuel Price respectively, based on LNG cargo composition at loading and using distance of the notional voyage sourced from [https://ddt.dataloy.com/]. Fuel consumption basis Vessel’s Laden Form B numbers. Charterers shall pay the estimated positioning fee to Owners in advance before the Vessel commences its trip to the place of Delivery. No repositioning fee is payable by Charterers.

Trading Area Restrictions	Over and above those described in Part III Clause 10 (Geographical Trading Limits): As per Part III Clause 10 and the definition of “Place of Operation” in Part III.
Delivery and Redelivery Places	Owners shall deliver the Vessel to Charterers at the pilot boarding station inbound or customary waiting area, at:	Galveston Bay, Texas, USA
	Charterers shall redeliver the Vessel to Owners dropping outbound pilot at:	Any safe port, subject always to Part III Clause 10.
Delivery Condition	State whether in a cold and ready to load/under natural gas vapour/gas free condition:	Cold and ready to load
	If cold and ready to load, the Vessel shall be delivered with Heel in cargo tanks, measured in cubic metres, and such Heel shall be within the following min/max values:	6,600 m3 (+/-10%), subject to the “Bunkers and LNG Bought and Sold” clause below
Redelivery Condition	Owners shall have the option for the Vessel to be redelivered with cargo tanks containing Heel, measured in cubic metres, up to a maximum of:	1,500 m3
	Owners shall declare the Heel retention option:	On receipt of the 10-day Redelivery notice.
	If heel-out is required the maximum unpumpable cargo volume, (which shall be paid for by Owners at the LNG Price) at Redelivery, in cubic metres, Vessel may retain shall be:	100 m3
Bunkers at Delivery	The Vessel shall be delivered to Charterers with not less than:
	tonnes of fuel oil;	0

	tonnes of very low sulphur fuel oil (VLSFO);	0
	tonnes of marine gas oil;	0
	tonnes of low sulphur marine gas oil (LSMGO);	50
Bunkers at Redelivery	The Vessel shall be redelivered to Owners with not less than:
	tonnes of fuel oil;	0
	tonnes of very low sulphur fuel oil (VLSFO;	0
	tonnes of marine gas oil;	0
	tonnes of low sulphur marine gas oil (LSMGO);	50
The Parties may address Heel and bunkers used during the charter in either one of the following ways:
(a)	Bunkers and Heel Bought and Sold

I. Heel (LNG)

On Delivery:

Owners shall deliver and sell to Charterers, and Charterers shall accept and pay for (at the LNG Price at Delivery set out below), 6,600 m3 (+ or – 10%) of Heel on board the Vessel at the time of Delivery (the “Delivery Cargo”), on the following terms:

(i)  Price: The price payable for the Delivery Cargo is $10.75 USD/mmbtu (the “Delivery Cargo Price”) plus any applicable sales taxes. Charterers shall pay the Delivery Cargo Price to Owners within 10 days of Delivery.

(ii)  Quality: Charterers’ obligation to purchase the Delivery Cargo is subject to such LNG complying with ISO 23306 (Specification of liquefied natural gas as a fuel for marine applications) with a minimum methane number of 72 determined by the PKI method (the “Specifications”). Owners shall provide Charterers with a quality analysis from the loading terminal before loading the Delivery Cargo. If, based on such analysis, the Delivery Cargo does not meet or exceed the Specifications, Charterers may as their sole remedy cancel the order for the Delivery Cargo by giving notice of cancellation to Owners, provided that Charterers must deliver such notice of cancellation to Owners within 48 hours of receiving the quality analysis.

(iii) Cancellation: If the order for the Delivery Cargo is cancelled for quality reasons pursuant to the foregoing provision, then, provided the LNG to be used as Heel is suitable for the purpose, the Vessel will be delivered cold and ready to load with up to 500 m3 of Heel on board. Such Heel will be purchased by Charterers at the documented price Owners paid to purchase the LNG from the supplier in Vancouver at the date of loading in USD/MMBtu plus the Owners’ jetty fee (the “Seaspan Energy Purchase Price”).

(iv) Title: Title to the Delivery Cargo will transfer to Charterers concurrently with Delivery of the Vessel.

On Redelivery:

(i)   Owners shall have the option for the Vessel to be redelivered with up to a maximum of 1,500 m3 of Heel, to be paid for at the LNG Price at Redelivery.

(ii)  Owners shall declare the amount of Heel they wish to remain on board at Redelivery (subject to a maximum of 1,500 m3) on the receipt of Charterers’ 10-day Redelivery notice. If heel-out is required, the maximum unpumpable cargo volume the Vessel may retain free of charge to Owners shall be 100 m3. II. Liquid Fuel Bunkers

Charterers shall accept and pay for all Liquid Fuels on board at the time of Delivery, valued at the Fuel Price at Delivery, and Owners shall upon Redelivery (whether it occurs at the end of the charter or on the earlier termination of this charter) accept and pay for all Liquid Fuels remaining on board, valued at the Fuel Price at Redelivery.

(b)	Bunker and Heel Reconciliation	Not used – (a) above to apply.
Fuel Price	US Dollars (US$) per tonne:	Basis LIFO.
Secondary Fuel Price	US Dollars (US$) per tonne:	Not used.
LNG Price	At Delivery, US Dollars (US$) per Mmbtu:	Either the Delivery Cargo Price or the Seaspan Energy Purchase Price (as determined per the “Bunkers and Heel Bought and Sold” section above).
	At Redelivery, US Dollars (US$) per Mmbtu:	The ex-ship price of LNG in United States Dollars/Mmbtu (US $/Mmbtu), at the last port where the LNG was discharged prior to Redelivery of the Vessel

Notes

1.         In the case of option (b) above, Bunker Reconciliation, the Parties must use only one LNG price. In the absence of agreement to the contrary, the LNG Price shall apply.

2.         Wherever an “LNG Price” is referred to in Part III of this charter, the LNG Price At Redelivery shall apply, save: (i) where a term of the charter specifies an alternative method; or (ii) as per Appendix A (Performance Calculation) as applicable.

Delivery Notices	Owners shall provide notice of Delivery at these number of days:	Owners shall provide 45 and 30 days approximate notice and 25, 20, 15, 10, 7, 5, 4, 3, 2, 1 days firm notice of Delivery (date and place).
Redelivery Notices	Charterers shall provide notice of Redelivery at these number of days:	Charterers shall provide 60, 45 and 30 days approximate notice and 25, 20, 15, 10, 7, 5, 4, 3, 2, 1 days firm notice of Redelivery (date and place).
Banking Details	To be provided by written notice by each Party to the other Party. From time to time, either Party may change their banking details by giving written notice to the other Party.
Pollution and Emergency Response	Notice to Owners’ Pollution and Emergency Response Department shall be directed to:	Brodie Verhiel bverhiel@seaspan.com +1 778 828 8468
	Notice to Charterers’ Pollution and Emergency Response Department shall be directed to:	Joseph Parks jparks@stabilis-solutions.com +1 832-242-2429 +1 832-456-6500
Amanda C. Collins acollins@stabilis-solutions.com

The Parties are to include organisational details, names of personnel, relevant telephone numbers and e-mail, addresses including 24 hour contact details of relevant persons and, where OPA 90 applies, that of the Qualified Individual.

Either Party must advise the other immediately as soon as they are aware of any venting, oil spill, casualty or other emergency directly or indirectly associated with the charter or Vessel in accordance with Part III, Clause 6 (Incident Reporting).

Notices	Notice to Owners:	Seaspan Energy Ltd. 10 Pemberton Ave. North Vancouver, BC, Canada V7P 2R1 Attention: President Email: hpenner@seaspan.com, cc. legalnoticesmarinea@seaspan.com
	Notice to Owners’ Operations Department:	Email: zack.garland@seaspan.com, cc. tech.energy@seaspan.com
	Notice to Charterers:	Stabilis GDS, Inc. 11750 Katy Frwy., Suite 900 Houston, TX 77079 Attention: Legal Department Email: Legal@stabilissolutions.com
	Notice to Charterers’ Operations Department:	Email: MarineOps@stabilissolutions.com
Notices under this charter shall be in accordance with Part III Clause 68 (Notices) to the above addresses.

Performance Insertions:

Maximum Daily Boil-Off Rate	Laden; % per day of Gross Capacity of LNG Tanks:	0.24% at 98% fill. Tank temp at –160*C.
	Ballast; % per day of Gross Capacity of LNG Tanks:	Data Not available
Maximum Effective Daily Boil-Off Rate ( net Boil-Off rate where reliq or other equipment is used)	Effective Laden; % per day of Gross Capacity of LNG Tanks:	0%
	Effective Ballast; % per day of Gross Capacity of LNG Tanks:	0%
FOE	Fuel Oil Equivalent Factor shall be:	TBA
Guaranteed Service Speed	Laden speed in knots:	12
	Ballast speed in knots:	12.5
	Minimum Speed in knots:	9.5
Off-Hire Extensions

Pursuant to Clause 34(e) (Off-Hire) whereby Charterers have the right to extend the charter period by any period of off-hire, Charterers shall give notice to Owners exercising such right, no less than the following number of days prior to the date when the charter would otherwise have expired:

		60 days
Off-Hire Termination Rights

Pursuant to Clause 34(i) (Off-Hire), whereby Charterers may terminate this charter, the number of days the Vessel has been off-hire, either consecutively or cumulatively, that would permit Charterers to exercise such right, shall be:

		60 days
Gas-Up, Cool-Down	Where the Parties have agreed to either of these operations under Part III Clause 23(c)(i) (Gas-Up, Cool-Down, LNG Retention):
	The estimated number of hours for Gas-Up:	8 hrs
	The estimated number of hours for Cool-Down:	38 hrs
	The estimated LNG required for Gas-Up in cubic metres:	40
	The estimated LNG required for Cool-Down in cubic metres:	190
Drydock	Pursuant to Clause 35(a) notice of Drydock interval in months:	N/A
	Pursuant to Clause 35(b) prior notice of Drydock in days:	N/A

LNG Form B

ShellLNGTime2.1 Part II, (LNG Form B) as attached is included in the terms of this charter and represents Owners’ guarantees and warranties unless otherwise stated in this Part I.

The Parties acknowledge that an interim Part II has been attached as of the date of this charter pending completion of the Speed / Consumption tables for alternative fuelling modes for the Vessel under section 6 of Part II. Within one Business Day of the date of this charter, Owners will provide Charterers with an updated Part II with the tables under section 6 of Part II completed so as to align with Appendix A (Peformance Calculations) of Part III. Upon written confirmation of receipt and approval of the updated Part II by Charterers, it will replace the interim Part II.

Charter Party Administration

The agreed terms and conditions of this charter shall be recorded and evidenced by the production of this ShellLNGTime2.1 Part I signed by both Charterers and Owners, together with the attached Part II, LNG Form B and attached Part III, Standard Chartering Terms (as amended by the Parties). No further written and signed Charter Party documentation shall be produced unless specifically requested by Charterers or Owners, or as may be required by additional clauses of this charter.ٻ

Clause Priority (Construction)

If any inconsistency arises between the provisions of Part I, Part II, Part III, and Appendix A of this charter, and in the absence of any express provision to the contrary, the order or priority for interpreting the validity and meaning of the different parts shall be:

Part I, Negotiated Chartering Terms

Part II LNG Form B

Part III Standard Chartering Terms (as amended) Appendix A, Performance Calculations

Brokers

Fearnleys AS shall be the brokers for this charter party and shall be paid by Owners:

(a)  1.25% of all hire earned and received during the charter, including the hire element of the positioning fee;

(b)   if Charterers’ exercise the Purchase Option described further below, 1% of the purchase price for the Vessel, subject to the successful completion of the sale and receipt of the purchase price by Owners.

Other Terms

Parent Guarantee:

Concurrently with the execution and delivery of the charter, Charterers shall provide Owners with a guarantee from Charterers’ parent company, Stabilis Solutions, Inc., guaranteeing the performance of Charterers’ obligations under the charter, in the form attached as Exhibit A to this Part I.

Purchase Option:

Charterers shall have the option to purchase the Vessel during the Charter Period on the terms and conditions set out in Exhibit B to this Part I.

Transfer of Vessel Ownership to Affiliate:

Owners may transfer title to the Vessel to an Affiliate at any time prior to or during the charter period, upon giving written notice of the same to Charterers. In the event of such transfer, Owners shall concurrently assign their rights and obligations under this charter and the MOA (as defined in Exhibit B) to such Affiliate. Charterers agree to the foregoing on the condition that Owners remain jointly liable with the applicable Affiliate for the performance of Owners’ obligations under the charter and the MOA.

The Subjects’ requirements listed below must be satisfied by the times and dates indicated in order that this charter becomes binding between the Parties.
Subjects	None.
Signed for Owners	Full Name:	Harly Penner
	Position:	President
	Signature:	/s/ Harly Penner
Signed for Charterers	Full Name:	Casey Crenshaw
	Position:	CEO
	Signature:	/s/ Casey Crenshaw

EXHIBIT A: FORM OF PARENT GUARANTEE

[see attached]

To: Seaspan Energy Ltd.

10 Pemberton Avenue

North Vancouver, BC V7P 2R1

Canada

Date: December 12, 2025

Dear Sirs:

1.

We refer to the time charter dated as of December 12, 2025 (as amended or supplemented at any time, the “Charter”) and made between Seaspan Energy Ltd. (the “Owners”) as owners of the vessel presently known as SEASPAN GARIBALDI (the “Vessel”) and Stabilis GDS, Inc. (the “Charterers”) as time charterers of the Vessel. Expressions used in this Guarantee with initial capitals and not defined in this Guarantee shall have the meaning given to them in the Charter.

2.

In consideration of the Owners agreeing to accept this Guarantee under Clause 37(h) of the Charter as a security for the performance of the Charterers’ obligations under the Charter, and other good and valuable consideration (the receipt and adequacy of which we hereby acknowledge), at the request of the Charterers we hereby undertake to be responsible for and hereby unconditionally and irrevocably:

(i)

guarantee to the Owners the due and punctual payment of all sums from time to time payable by the Charterers under and in connection with the Charter (including, without limitation, sums due as hire, sums due for positioning the Vessel, sums due pursuant to the indemnity provisions of the Charter, any sums payable by way of damages for breach of Charter by Charterers, and any interest payable by Charterers) against the Owners’ simple written demand specifying (a) the amount claimed by the Owners, and (b) the account to which the amount demanded should be paid;

(ii)

undertake to the Owners that (a) payment will be made by us forthwith upon our receipt of any simple written demand from the Owners, without any counterclaim, deductions, set-off, withholdings or any objection whatsoever, and (b) if we are required by law to make any deduction or withholding from any payment to the Owners under this Guarantee, our payment to the Owners will be increased by such amount as may be necessary to ensure that, after all of the required deductions and withholdings have been made, the Owners receive a payment equal to the amount they would have received had no such deductions or withholdings been made; and

(iii)	guarantee the due and punctual performance of all obligations to be performed by the Charterers under and in connection with the Charter.

3.

Our obligations under this Guarantee are those of a sole primary obligor (as and for our own debt and independent from any obligations of the Charterers) and not merely as surety, and we agree that the Owners shall not be not obliged to make any prior demand of the Charterers under the Charter or to seek to enforce any remedies against the Charterers before making a claim under this Guarantee. It being understood, that no claim may be made under this Guarantee unless and until such time as the same claim could have been made against the Charterers, subject always to any disputed amounts being determined in accordance with the arbitration provisions of the Charter. We also agree that the Owners may make one or more demands under this Guarantee.

4.

Our obligations under this Guarantee shall not be in any respect discharged, impaired, limited or otherwise affected by reason of any events or circumstances whatsoever including without limitation (i) any invalidity, irregularity or unenforceability of any of the Charterers' obligations under or in connection with the Charter, (ii) the granting to the Charterers of any time, waiver, consent, indulgence or other forbearance in relation to the Charter, (iii) any bankruptcy, insolvency or similar proceedings related to any party to the Charter, (iv) any amendments or supplements to the Charter, (v) any claims by the Charterers under or in connection with the Charter, or (vi) any other events or circumstances that might otherwise constitute a legal or equitable discharge of or defence to a surety or guarantor under applicable law, and we hereby irrevocably and unconditionally waive any and all defences at law or in equity that may be available to us by reason of any such events or circumstances.

5.

This Guarantee shall be in addition to any other security that is at any time granted or procured by or on behalf of the Charterers in favour of the Owners under the Charter, and we agree that our obligations under this Guarantee shall not be affected by any action taken or not taken by the Owners under or with respect to any such other security.

6.	This Guarantee may be assigned by the Owners to their successors, financiers or to any Affiliate to whom Owners assigns their rights under and in accordance with Clause 36(c) of the Charter.

7.

We unconditionally and irrevocably agree the application of English law to this Guarantee (including in relation to any non-contractual obligations); and Clause 63 (Law and Litigation) of the Charter shall be deemed to be incorporated into this Guarantee (to apply LMAA arbitration as the method for the resolution of any disputes between us and Owners arising under this Guarantee).

8.

All correspondence, claims and demands under or in connection with this Guarantee shall be marked for the attention of Legal Department and delivered to us at 11750 Katy Freeway, Suite 900, Houston, TX 77079 and copy by email to Legal@stabilis-solutions.com.

Yours faithfully

For and on behalf of Stabilis Solutions, Inc.

By:

/s/ Casey Crenshaw………………………………………………..
Name: Casey Crenshaw

Authority: CEO

EXHIBIT B: PURCHASE OPTION TERMS

1.

Owners hereby grant to Charterers the option to purchase the Vessel for the price of US$60,000,000 (United States Dollars sixty million) (the “Purchase Option”) on the terms and conditions set out in this Exhibit B.

2.	The exercise of the Purchase Option is subject to the following conditions:

(a)

If Charterers wish to exercise the Purchase Option during the Firm Period (as defined in Part I of the charter in box titled “Charter Period”), Charterers’ must provide a written option exercise notice to Owners stating that they are exercising the Purchase Option under this section 2(a), expressing their intention to enter into a memorandum of agreement on amended Norwegian Saleform 2012 terms in the form attached to EXHIBIT C of this Part I as a working copy draft (the “MOA”), and stating a requested date for completing the transfer of ownership of the Vessel, which date must be at least 180 days from the date on which the option exercise notice is delivered to Owners and must be no later than the end of the Firm Period.

(b)

If Charterers elect to extend the charter period for the Extension Period (in accordance with and as defined in Part I of the charter in box titled “Charter Period”) and further wish to exercise the Purchase Option during the Extension Period, Charterers’ must provide a written option exercise notice to Owners by no later than the first day of the Extension Period, stating that they are exercising the Purchase Option under this section 2(b), expressing their intention to enter into the MOA, and stating a requested date for completing the transfer of ownership of the Vessel, which date must be immediately following redelivery of the Vessel upon expiry of the Extension Period.

(c)

Charterers may not deliver any Purchase Option exercise notice under subsection 2(a) or 2(b) above until after the Vessel has been delivered in the charter by Owners and the charter period has commenced.

3.

The Purchase Option will expire and be of no further force or effect unless exercised by Charterers in accordance with subsection 2(a) or 2(b) of this Exhibit B. Charterers’ exercise of the Purchase Option shall be irrevocable, once the Purchase Option exercise notice has been given.

4.

Within 14 days following the exercise of the Purchase Option by Charterers in accordance with subsection 2(a) or 2(b) of this Exhibit B, the Parties will enter into the final fully negotiated MOA, which will establish the terms and conditions for the sale and purchase of the Vessel. For clarity, Owners are not obligated to agree to any changes to the form of MOA attached as Exhibit C that Owners, in their reasonable discretion, determine to be a material change from the terms and conditions set out in Exhibit C.

5.

The Parties may negotiate and agree in writing on adjustments to the MOA, provided that the MOA will be deemed signed by the Parties in the form attached as EXHIBIT C (with dates completed as per the Purchase Option exercise notice given by Charterers in accordance with section 2 of this Exhibit B) if the MOA has not been signed by the Parties with the 14-day period set out in the previous provision. The Parties agree to endeavour to finalize negotiations on the MOA in a good and timely manner, subject to the proviso at the end of section 4 above.

6.

Hire shall continue to accrue and be payable under the charter until the date and time that sale and purchase of the Vessel is completed under the MOA (“Closing”). Upon Closing (and, for clarity, immediately prior to the transfer of title in the Vessel by Owners as sellers to Charterers as buyers), the Charter Period will automatically be deemed to end and the charter will terminate, and neither Party will have any further rights or obligations under the charter, other than with respect to any rights or obligations, including without limitation payment obligations, that arose or accrued under the charter prior to Closing or with respect to any provisions that expressly or would reasonably be expected to survive the expiry or termination of the charter. For greater clarity, if Charterers exercise the Purchase Option:

a.	the provisions in the charter pertaining to the sending of Redelivery notices will not apply;

b.

the Vessel will be redelivered wherever she is (always in accordance with the Trading Area Restrictions) at the time of Closing (and the place of Redelivery in Part I of this charter shall be deemed amended accordingly); and

c.

the provisions in the charter pertaining to Redelivery Condition / Heel and measurement and transfer of bunkers at Redelivery will not apply, and all bunkers and Heel on board the Vessel will remain the property of Charterers at Closing.

7.

Charterers shall maintain the Vessel’s flag registry for the purposes of registration of transfer of ownership under the MOA unless otherwise agreed between the Parties upon Charterers’ request which to be expressed with the Purchase Option notice.

EXHIBIT C: FORM OF AGREEMENT FOR SALE AND PURCHASE OF VESSEL

The file titled “ShellLNGTime2.1 Part I Seaspan Garabaldi Exhibit C – MOA”, as attached to the e-mail from Harly Penner of the Owners to Amanda Collins of the Charterers dated December 12, 2025, in incorporated into this Exhibit C.SHELLLNGTIME 2

PART II          LNG FORM B - PARTICULARS OF BUNKER VESSEL

(a)	Ship’s Name	Seaspan Garibaldi
(b)	Builder and Yard	Nantong CIMC Sinopacific Offshore & Engineering Co. Ltd.
(c)	Hull No.	S1061
(d)	Year Built	2024
(e)	Port of Registry and Flag	Panama City, Panama
(f)	IMO Number	9974319
(g)	Call Sign	HOA3298
(h)	Classification Society	Bureau Veritas
(i)	Protection and Indemnity Club	Lloyds

1.	Principal Particulars

(a)	Length overall	112.80 m
(b)	Length Between Perpendiculars	107.81 m
(c)	Breadth moulded	18.60 m
(d)	Depth moulded	11.40 m
(e)	Draught at summer freeboard (Extreme)	5.50 m
(f)	Height overall — keel to highest fixed point	35.40 m
(g)	Maximum air draught (with full ballast and half bunkers) (corresponding draughts)	29.9 m
(h)	Gross Tonnage (International)	7,976 MT
(i)	Net Tonnage (International)	2,392 MT
(j)	Gross Tonnage (Suez)	8,859 MT
(k)	Net Tonnage (Suez)	7,532 MT
(l)	Net Tonnage (Panama)	6,748 MT
(m)	Light Ship Displacement	4,428 MT
(n)	Displacement (maximum)	8,864 MT
(o)	Windage in normal ballast conditions: Lateral	988.6 m2
(p)	Longitudinal	266.3 m2
(r)	Classification designation	I ✠HULL ✠MACH LNG BUNKER SHIP IG-SUPPLY, BOG AUT-UMS, INWATERSURVEY
(s)	Conditions of Carriage (as defined on Certificate of Fitness):	Product: LNG Maximum pressure: 4.0 barg Minimum pressure: -0.25 barg Minimum temperature: -165°C Maximum cargo density: 450 kg/m3 Cargo tank(s) filling limit: 98%

2.	Operating Draught and Deadweight

(a)	Draught filling to 98.5% (@ cargo density 0.47 kg/m3)	5.173 m
(b)	Deadweight filling to 98.5%(@ cargo density 0.47 kg/m3)	3,944 MT

3.	Ballast System

(a)	Total capacity of ballast water tanks	1,850 m3
(b)	Number, capacity and head of pumps for handling ballast	2 x 75 m3/hr, 0.3 MPa
(c)	Is Bunker Vessel able to ballast / de-ballast within the cargo loading/discharging period?	Yes
(d)	Can the Bunker Vessel undertake ballast exchange at sea within 24 hours	Yes

4.	Details of Principal Certification

(List conventions complied with / Certificates obtained, including protocols, amendments and date of issue)

(a)	Loadline	International Load Line Certificate Aug 15, 2024
(b)	SOLAS	Record of Equipment for Compliance with SOLAS Form E Record of Equipment of Radio Facilities for Compliance with SOLAS Form R Aug 15, 2024
(c)	IGC Code	International Certificate of Fitness for the Carriage of Liquified Gases in Bulk Aug 15, 2024
(d)	Tonnage	International Tonnage Certificate Panama Canal Tonnage Certificate Suez Canal Tonnage Certificate Aug 15, 2024
(e)	Marine Pollution (MARPOL)

International Oil Pollution Prevention Certificate

International Sewage Pollution

Prevention Certificate

International Air Pollution Certificate

International Energy Efficiency Certificate

Aug 15, 2024

(f)	I. M. O. Certificate of Fitness	N/A – IGC Certificate of Fitness in place
(g)	USCG Certificate of Compliance

N/A – attestations in place

Attestation for USCG 33 CFR Part 155,

159 & 164 “Pollution prevention”

Attestation for USCG 46 CFR Part 39

“Vapour emission control system”

Attestation for USCG 46 CFR

Part 154 “Gas attestation regarding the ship design”

Aug 15, 2024

(h)	Independent Sworn Measurer Certificate	Yes, independent verification by SGS
(i)	SIRE Inspection	Yes
(j)	Port state control	Yes

Is certification held indicating compliance with the following?

(k)	ISPS Code	Yes
(l)	Rules and Regulations of Suez Canal Authorities	Yes
(m)	ISM	Yes

5.	Propulsion

(a)	Type and make of propulsion plant	MAN/STX: 3 x dual fuel generators Schottel/elkon: DC propulsion grid Schottel: 2 x SRE 430 azimuthing thrusters
(b)	Maximum rated power and RPM	2 x 1600 kW, 266 RPM (propeller)
(c)	Proposed service power and RPM	2 x 1325 kW, 248 RPM (propeller)
(d)	Grade of Fuel	NG, MDO, LSDO
(e)	Dual Fuel Burning	Yes

6.	Speed / Consumption

As an alternative to the above table, and where Appendix A of Part III applies, there are various fuelling modes according to the Boil-Off management system being deployed:

Mode 1 – Not Applicable

Mode 2 – Min Gas Laden

Operating Condition	Ship Speed	GCU Consumption	Total gas consumption	Total Fuel Consumption, MT/Day (FOE)
ALS on/Subcooler off	Knots	MT/day (FOE)	Fuel gas MT/day	Fuel gas	Fuel oil	Pilot Oil	Total
	9.5		5.32		5.86	0.55	6.41
	10		5.86		6.45	0.55	7.00
	10.5		6.47		7.12	0.56	7.68
	11		7.24		7.96	0.56	8.53
	11.5		8.00		8.80	0.58	9.38
	12		8.87		9.76	0.83	10.59
	12.5		9.82		10.81	0.84	11.64
	13		10.88		11.98	0.85	12.82

Mode 2 – Min Gas Ballast

Operating Condition	Ship Speed	GCU Consumption	Total gas consumption	Total Fuel Consumption, MT/Day (FOE)
ALS on/Subcooler off	Knots	MT/day (FOE)	Fuel gas MT/day	Fuel gas	Fuel oil	Pilot Oil	Total
	9.5		5.11		5.62	0.55	6.18
	10		5.57		6.13	0.55	6.68
	10.5		6.18		6.80	0.55	7.35
	11		6.80		7.48	0.56	8.04
	11.5		7.57		8.33	0.57	8.90
	12		8.33		9.17	0.59	9.75
	12.5		9.25		10.17	0.83	11.01
	13		10.16		11.18	0.84	12.02

Mode 3 – Fuel Oil only – Laden

Operating Condition	Ship Speed	GCU Consumption	Total gas consumption	Total Fuel Consumption, MT/Day (FOE)
ALS on/Subcooler off	Knots	MT/day (FOE)	Fuel gas MT/day	Fuel gas	Fuel oil	Pilot Oil	Total
	9.5						6.96
	10						7.60
	10.5						8.34
	11						9.31
	11.5						10.32
	12						11.60
	12.5						12.78
	13						14.14

Mode 3 – Fuel Oil only – Ballast

Operating Condition	Ship Speed	GCU Consumption	Total gas consumption	Total Fuel Consumption, MT/Day (FOE)
ALS on/Subcooler off	Knots	MT/day (FOE)	Fuel gas MT/day	Fuel gas	Fuel oil	Pilot Oil	Total
	9.5						6.70
	10						7.24
	10.5						7.96
	11						8.73
	11.5						9.71
	12						10.73
	12.5						12.02
	13						13.16

(b)	Trial Speed at Maximum Power	14 Knots
(c)	Service Speed, Laden and Ballast (Available power for propulsion with gas plant ON)	12.8 Knots (Laden) 13.2 Knots (Ballast)
(d)	In Port (cargo operations, including subcooler, single cargo pump and using two generators for redundancy)	5.91 MT/Day
(e)	In Port (idle, including subcooler)	4.48 MT/Day
(f)	For Inert Gas Generation	N/A
(g)	For Reliquifaction of the cargo	N/A
(h)	For Ballast exchange	Ballast pump capacity only 11kW each. No impact to overall consumption

7.	Boilers and Steam Capacity

(a)	Number and type of boilers	N/A
(b)	Maximum steam output available	N/A
(c)	Normal service output corresponding to 5(b)	N/A

8.	Cargo Tanks

(a)	Number of tanks	2

(b)	Capacity of LNG tanks at normal filling level (98%) No 1 Tank No 2 Tank Total	3,748.42 m3 3,744.43 m3 7,492.85 m3
(c)	Gross Capacity of LNG tanks at 100% No 1 Tank No 2 Tank Total	3,805.50 m3 3,801.45 m3 7,606.95 m3

(d)	Partial loading / filling restrictions	None
(e)	The Bunker Vessel’s cargo tanks can be cooled down from ambient in:	38 Hours
(f)	Maximum filling rate	1,000 m3 per hour
(g)	Relief valve settings (MARVS)	4,000 mb (gauge)
(h)	Loaded Boil-Off rate (98% loaded)	0.20% of gross capacity per day (theoretical)
(i)	Ballast Boil-Off rate	Currently not available

9.	Cargo Discharge

(a)	Number of cargo pumps per tank	1
(b)	Make and type of cargo pumps	Svanehøj, deepwell 3 stage centrifugal
(c)	Design rated capacity of each cargo pump and corresponding discharge head	140 – 800 m3/hr, 200 mLC (variable speed)
(d)	Number of spray (stripping) pumps per tank	1
(e)	Make and type of spray (stripping) pumps	Vanzetti, 2 stage centrifugal
(f)	Design rated capacity of each spray pump and corresponding discharge head	4.5 – 15 m3/hr, 210 mLC
(g)	Number, Make and Capacity of Auxiliary Pumps	N/A
(h)	Minimum hourly pumping rate and pressure for discharge of cargo during Bunkering Operations	63 m3/hr, pressure dependent upon line losses and restrictions on LBV and client vessel

10.	Cryogenic Systems

(a)	Type of LNG containment system	Type C
(b)	Design temperature	-165°C
(c)	Make and type of vapour return compressors	Burckhardt, labyrinth piston
(d)	Number and rated capacity of vapour return compressors and corresponding discharge head	x2, 294 kg/hr, 8 barg discharge pressure
(e)

Is a steam dump system provided?

If so, is the capacity sufficient to deal with all excess steam generated by the boilers at max designed Boil- Off rate with engines stopped according to Class & USCG Rules?

N/A
(f)	Total capacity of liquid nitrogen storage tanks (if nitrogen generator not fitted)	N/A

11.	LNG Measurement and Tank Calibration

(a)	Are all tanks calibrated and certified by a qualified agency? (Specify agency)	Yes, SGS
(b)

Make and type of primary system for measuring cargo level, temperature and pressure

Level measuring system accuracy and range

Temperature measuring system accuracy and range

Pressure measuring system accuracy and range

Kongsberg – K Gauge CTS

Radar level gauge +/-5.0 mm

+/- 0.1°C @ -165°C

+/- 0.2°C @ -145°C

+/- 0.2°C @ -100°C

+/- 1.5°C @ 0°C

+/- 30 mbar or +/- 0.5% of

FSR

Vessel CTS system accurate

within specified tolerances set by

ISO 10976:2023

(c)	Is secondary system for measuring LNG liquid level fitted and, if so, state type and measuring accuracy	Yes, Float Level Gauge +/- 10.0 mm Vessel also equipped with dCTS from Endress Hauser comprising of Coriolis flow meters and a RAMAN analyser

12.	Cargo Manifolds

(a)	Do manifolds follow requirements of Vol Category “B” of OCIMF “Recommendations for Manifolds for Refrigerated Liquefied Natural Gas Carriers (LNG)” 2nd Edition — 1994? (If “No”, state variations)	No, the manifolds follow requirements as prescribed in “Recommendations for Manifolds for Refrigerated Liquefied Natural Gas Carriers (LNG)” 2nd Edition — 2018
(b)	State layout of liquid and vapour connections	Port (elevated manifold) L-V, 12”, ANSI 150, RF Stbd (lower manifold) L-V-L, 8”, ANSI 150, RF Port (bow manifold) L-V, 8” ANSI 150, RF
(c)	Distance of the centre of manifolds from amidships	Port (elevated manifold) 0 m Stbd (lower manifold) 0 m Port (bow manifold) 32.84 m
(d)	Distance of presentation flange from ship’s side	Port (elevated manifold) 2.64 m Stbd (lower manifold) 2.50 m Port (bow manifold) 2.50 m
(e)	Distance of presentation flange from ship’s rail	Port (elevated manifold) 2.41 m Stbd (lower manifold) 2.27 m Port (bow manifold) 2.27 m
(f)	Height of manifold centre above keel	Port (elevated manifold) 22.00 m Stbd (lower manifold) 15.50 m Port (bow manifold) 16.90 m
(g)	Size and location of liquid nitrogen loading connection

13.	Emergency Shutdown System and Ship/Shore Compatibility

(a)	At what cargo level (%) is overflow protection activated?	98.5%
(b)	Does overflow protection activate the following: Trip ESD system? Close manifold valves? Trip cargo pumps? Trip ship/shore link system?	Yes
(c)	What ship/shore link systems are installed: Optical Fibre Link Electric Links — Pyle-National / Miyake connector Pneumatic ESD Link	Fiber-optic OR Electric OR Pneumatic

14.	Bunkers

(a)	Capacity of fuel oil bunker tanks @ 98% (SG 0.99)	N/A
(b)	Capacity of gas oil bunker tanks @ 98% (SG 0.86)	119.60 MT
(c)	Maximum bunker loading rate	80 MT/hr
(d)	Segregated low sulphur fuel oil storage capacity	N/A

15.	Fresh Water Capacity

(a)	Capacity of fresh water generators	20 MT per day
(b)	Distilled capacity	N/A
(c)	Domestic capacity	46.66 MT
(d)	Distilled consumption	N/A
(e)	Domestic consumption	2.5 MT per day

16.	Inert Gas Generation

(a)	Type and make of equipment	N/A
(b)	Capacity	N/A
(c)	Quality of gas O2 Max	N/A
(d)	Quality of gas CO Max	N/A
(e)	Quality of gas SO2 Max	N/A
(f)	Quality of gas NOx Max	N/A
(g)	Dew point	N/A

17.	Nitrogen

(a)	Type and capacity of nitrogen generation system	Atlas Copco – Membrane
(b)	Consumption	Variable based on operational needs
(c)	Liquid nitrogen storage	N/A
(d)	Nitrogen generator capacity	120 Nm3/hr
(e)	Pressure tank	1 x 20m3 @ 10 bar 1 x 5m3 @ 10 bar

18.	Gas Compressors

(a)	Low duty (fuel gas compressor): No. and capacity	Refer to section 10
(b)	Low duty (fuel gas compressor): make	Refer to section 10

19.	Electrical Generating

(a)	Number of electric generators	Main: x3 Auxiliary: N/A Emergency: x1
(b)	Type of electric generators	Main: STX-MAN 8L23/30DF ABB AMG 0500MK08 LAP Auxiliary: N/A Emergency: Volvo D13C2-B MG LSA M47.2 VS2
(c)	Output of electric generators	Main: 1254 kWe Auxiliary: N/A Emergency: 300 kWe
(d)	Fuel type and quantity at full load of electric generators	Main: 12.4 GJ/hr (Gas) Emergency: 48 litres/hr (MDO)
(e)	Power required for discharge / de-ballasting at full rate	58 kWe

20.	Deck Machinery

(a)	Winches	No: 6 split drum winches Pull Type: Electro-hydraulic Brake Holding Force: 20.8 tons rendering load
(b)	Wires	Diameter – 28 mm LDBF – 34.62 tonnes TDBF – 43.3 tonnes SWL – 34.62 tonnes WLL – 20.8 tonnes
(c)	No. Wires Forward	6
(d)	No. Wires Aft	6
(e)	Wires Fitted with Synthetic Tails	12 P/PE + PES LDBF – 45.2 tonnes TDBF – 56.5 tonnes SWL – 27.1 tonnes WLL – 22.6 tonnes
(f)	Derricks, Cranes – Type and SWL	Midship 1 x telescopic hose handling crane 25 m outreach and 4.5 MT SWL Bow 1 x jib hose handling crane 25 m outreach and 4.5 MT SWL

21.	Navigation and Communications

(a)	Type and number of radar sets fitted	1 x X-BAND JMR-9296-6X 9 1 x S-BAND JMR-9298-S
(b)	Is an approved GMDSS installed? (Type?)	Yes 1 x Jotron EPIRB (Tron 60AIS) 2 x Radar Transponder (TRAN SART 20) 3 x Entel two-way radios (HT649)
(c)	Is an additional SatCom system installed? (Type?)	Yes, V-Sat, Saylor, Starlink
(d)	Is Suez Canal Projector fitted?	Yes

22.	Crew

(a)	The Officers may be of the following Nationalities	Any
(b)	Number of Officers (Minimum)	6
(c)	Number of Crew (Minimum)	7

23.	List of Compatible LNG Terminals:

Load Ports	Discharge Ports
Tilbury LNG terminal (Canada)
Galveston Pier 37, Galveston, TX*
Costa Norte, Colon, Panana

*Subject to dredging to allow for 1m of under keel clearance

24.	List of Visited LNG Terminals at the Date of Bunker Vessel Delivery:

Load Ports	Discharge Ports
Tilbury LNG terminal (Canada)

25.	List of Compatible LNG-fueled Vessels

1.	Carnival Excel Class vessels
2.	Carnival Sphere Class vessels

SHELLLNGTIME 2.1

Time Charter Party for LNG Bunker Vessel

Dated:

PART I          NEGOTIATED CHARTERING TERMS as attached

PART II          LNG FORM B - PARTICULARS OF VESSEL as attached

PART III          STANDARD CHARTERING TERMS (AS AMENDED)

Appendix A Performance Calculations, Effective Boil-Off Systems Appendix B Indemnity Agreement for Boarding Vessel Appendix C Safety and Environmental Monthly Reporting Template

SHELLLNGTIME 2.1

PART III          STANDARD CHARTERING TERMS

INDEX

1.	DESCRIPTION AND CONDITION OF VESSEL ................................................................... 4
2.	DUTY TO MAINTAIN ........................................................................................................ 6
3.	SHIPBOARD PERSONNEL ................................................................................................. 7
4.	SAFETY MANAGEMENT ................................................................................................... 8
5.	DRUGS AND ALCOHOL .................................................................................................. 10
6.	INCIDENT REPORTING................................................................................................... 10
7.	VESSEL INSPECTION ...................................................................................................... 10
8.	NEW-BUILD CLAUSE ..................................................................................................... 11
9.	SAFE PLACES AND COMPATIBILITY ............................................................................. 11
10.	GEOGRAPHICAL TRADING LIMITS ............................................................................... 13
11.	INSTRUCTIONS AND LOGS ............................................................................................. 14
12.	WEATHER ROUTEING ................................................................................................... 15
13.	ICE .................................................................................................................................. 15
14.	SHIP TO SHIP TRANSFERS (OTHER THAN BUNKERING OPERATIONS) ....................... 16
15.	TRADING TO EUROPE EU: ADVANCE CARGO DECLARATION ................................... 17
16.	TRADING TO THE UNITED STATES OF AMERICA OR CANADA: CUSTOMS ................. 18
17.	TRADING TO THE UNITED STATES OF AMERICA: COMPLIANCE ............................... 19
18.	TRADING TO JAPAN ....................................................................................................... 21
19.	TERMINAL RULES AND CONDITIONS OF USE .............................................................. 21
20.	SPACE AVAILABLE, CARGO CAPACITY, CONTAMINATION ........................................ 21
21.	GRADE OF BUNKERS ..................................................................................................... 22
22.	QUANTITY DETERMINATION OF BUNKERS AND HEEL ............................................... 24
23.	GAS-UP, COOL-DOWN, LNG RETENTION ................................................................... 24
24.	BOIL-OFF AND HEEL MANAGEMENT ........................................................................... 26
25.	CARGO AND HEEL MEASUREMENT .............................................................................. 27
26.	CARGO TRANSFER INSPECTION AND SYSTEM CALIBRATION .................................... 28
27.	VAPOUR PRESSURE, CARGO TEMPERATURE .............................................................. 28
28.	CARGO RECEIVING AND DISCHARGING RATES .......................................................... 30
29.	BALLAST WATER TREATMENT .................................................................................... 30
30.	AGENCY .......................................................................................................................... 31
31.	PILOTS AND TUGS .......................................................................................................... 31
32.	MOORING LINES ............................................................................................................ 31
33.	HULL FOULING .............................................................................................................. 32

34.	OFF-HIRE ....................................................................................................................... 33
35.	DRYDOCK ....................................................................................................................... 37
36.	SUB-LETTING, ASSIGNMENT, NOVATION .................................................................... 37
37.	HIRE PAYMENT AND DEDUCTIONS ............................................................................... 37
38.	FINAL VOYAGE .............................................................................................................. 39
39.	TAXES AND GROSS-UP .................................................................................................. 40
40.	LIEN ................................................................................................................................ 41
41.	OWNERS TO PROVIDE ................................................................................................... 41
42.	CHARTERERS TO PROVIDE ........................................................................................... 41
43.	SUPERNUMERARIES ....................................................................................................... 42
44.	INSURANCE AND ITOPF 42
45.	ISPS CODE AND UNITED STATES MTSA 2002 ............................................................ 43
46.	BILLS OF LADING .......................................................................................................... 44
47.	CLAUSE PARAMOUNT .................................................................................................... 46
48.	ELECTRONIC BILLS OF LADING ................................................................................... 47
49.	EXCEPTIONS................................................................................................................... 47
50.	EXPORT RESTRICTIONS ................................................................................................ 48
51.	TRADE CONTROLS ......................................................................................................... 48
52.	REQUISITION .................................................................................................................. 49
53.	OUTBREAK OF WAR ...................................................................................................... 49
54.	WAR RISKS .................................................................................................................... 50
55.	ADDITIONAL WAR EXPENSES ....................................................................................... 51
56.	PIRACY ........................................................................................................................... 51
57.	LOSS OF VESSEL ............................................................................................................ 53
58.	SALVAGE ........................................................................................................................ 53
59.	WAITING ........................................................................................................................ 54
60.	BOTH TO BLAME COLLISION ........................................................................................ 54
61.	NEW JASON CLAUSE ..................................................................................................... 54
62.	ANTI-BRIBERY AND CORRUPTION ............................................................................... 55
63.	BUSINESS PRINCIPLES ................................................................................................... 56
64.	LAW AND LITIGATION ................................................................................................... 56
65.	NO PARTNERSHIP OR AGENCY ..................................................................................... 57
66.	MITIGATION................................................................................................................... 57
67.	CONSTRUCTION ............................................................................................................. 57
68.	NOTICES ......................................................................................................................... 58
69.	CONFIDENTIALITY......................................................................................................... 58
70.	HIMALAYA CLAUSE / RIGHTS OF THIRD PARTIES ...................................................... 59

71.	TIME-BAR ...................................................................................................................... 59
72.	EXCLUSION OF CONSEQUENTIAL LOSS ....................................................................... 60
73.	EMISSIONS ...................................................................................................................... 60
74.	KYC (KNOW YOUR CUSTOMER).................................................................................. 60
75.	DEFINITIONS .................................................................................................................. 60

1.	Description and Condition of Vessel

At the date of Delivery under this charter and throughout the charter period the Owners shall ensure that the Vessel shall:

(a)	be in every way equipped and fit to carry, handle and measure Liquefied Natural Gas (“LNG”);

(b)

subject to the terms of this charter (including without limitation Clause 9 (Safe Places and Compatibility), be in every way equipped and fit to (i) load LNG as cargo at a Primary Terminal, (ii) transfer LNG for use as marine fuel to a Receiving Vessel’s fuel tank via a dedicated transfer system fitted permanently on the Vessel, in each case within the Place of Operation (the services in (i) and (ii), together, “Bunkering Operations”), and (iii) transfer LNG for cargo shipment and/or cargo repositioning operations to a Primary Terminal within the Place of Operation (“Transport of Cargo”);

(c)	be classed by a Classification Society, which is a member of the International Association of Classification Societies;

(d)

be tight, staunch, strong, in good order and condition, and in every way fit for the service with machinery, boilers, engines, hull, cargo systems, cargo tanks, cargo handling equipment, Emergency Shutdown System (“ESD”), inert gas generator, hull stress calculator, radar, computers and computer systems, and other equipment in a good and efficient state, and operating according to the relevant guidelines of SIGTTO and OCIMF;

(e)

have all cargo measuring equipment and instrumentation, and gas flowmeters to engines, in working order and calibrated and certified in accordance with a recognised calibration company and, if Charterers require, verified by the relevant inspectorate at any load port;

(f)

be equipped with such modern and efficient communication systems including email capability, VHF radiotelephone, satellite communications, radio teletypewriter, and such other radio telecommunications equipment and data collection management systems as may be required by this charter, the Vessel’s Classification Society, the country of registry, or international and port state regulations, and which Owners shall maintain in good working order;

(g)

if fifteen (15) years old or over, or if she becomes fifteen (15) years old or older during the charter period, be subject to an LNG Condition Assessment Programme (“CAP”) maintained by Owners, of not less than rating 2, covering hull structure, cargo containment and all machinery and electrical systems which are essential for the propulsion, navigation, cargo operation and safety of the Vessel and crew. The CAP shall be issued by a Classification Society which is a member of the International Association of Classification Societies and shall be renewed at intervals of not more than three (3) years;

(h)	have tanks, valves and pipelines in a liquid and gas-tight condition;

(i)

be in every way fitted for burning, in accordance with the grades specified in Clause 21 (Grade of Bunkers), Liquid Fuels combined in any proportion (within the Vessel’s technical capabilities) with Boil-Off for both main propulsion and auxiliary machinery as ordered by Charterers (except where safety or relevant legislation requires otherwise, or for transiting and manoeuvring in restricted waters where dual fuel mode only is permitted), and for storing fuels of such grades in segregated storage tanks;

(j)	in all cases be able to maintain continuous safe operation of all equipment during switch-over between different types of fuel in the boilers or engines;

(k)	have insulation spaces prepared as per the Vessel’s containment system design parameters;

(l)	have on board all certificates, documents and equipment required from time to time by any applicable law or regulation to enable performance of the charter service without delay;

(m)

comply with all applicable conventions, laws, rules and regulations of any international, national, state or local government entity having jurisdiction, and shall not be prevented for any reason whatsoever from trading to and from the ports and places permitted in Clause 10 (Geographical Trading Limits), subject always to Clause 10(e) and the constraints of Clause 51 (Trade Controls) of this charter;

(n)	comply with the regulations in force so as to enable the Vessel, size permitting, to pass through the Suez Canal and the Panama Canal by day and by night without delay;

(o)	comply with the description in Part I and Part II (LNG Form B) of this charter as attached;

(p)

not have her ownership structure, flag state, registry, Classification Society and technical management company (“Technical Managers”) changed during the period of the charter, save with Charterers’ prior consent (not to be unreasonably withheld). Notwithstanding the foregoing, Owners may, upon delivering at least five (5) days’ prior written notice to the Charterers: transfer title to the Vessel to an Affiliate in conjunction with an assignment of this charter to that Affiliate in accordance with Clause 36; and (2) elect at any time to self-perform technical management instead of having a third party Technical Manager do so.

2.	Duty to Maintain

(a)

Throughout the charter service Owners shall, whenever the passage of time, wear and tear, or any event, whether or not coming within Clause 49 (Exceptions), requires steps to be taken to maintain or restore the conditions stipulated in Clause 1 (Description and Condition of Vessel) and Clause 3(a) (Shipboard Personnel), exercise due diligence so as to maintain or restore the Vessel and shipboard personnel to the appropriate standard as required under those clauses.

(b)

If at any time whilst on-hire under this charter the Vessel fails to comply with the requirements of Clause 1 (Description and Condition of Vessel) or Clause 3(a) (Shipboard Personnel) then hire shall be reduced to the extent necessary to indemnify Charterers for such failure. To the extent that such failure affects the time taken by the Vessel to perform any services under this charter, hire shall be reduced by an amount equal to the value, calculated at the rate of hire, of the time so lost.

Any reduction of hire under this sub-clause (b) shall be without prejudice to any other remedy available to Charterers, but where such reduction of hire is in respect of time lost, such time shall be excluded from any calculation under Appendix A or (Performance Calculations).

(c)

If Owners are in breach of their obligations under sub-clause (a) above then without prejudice to any other rights under this charter, Charterers may so notify Owners in writing and if, after the expiry of thirty (30) days following the receipt by Owners of any such notice, Owners have failed to demonstrate to Charterers’ reasonable satisfaction that they have exercised the due diligence required in sub-clause (a) above, then the Vessel shall be off-hire, and no further hire payments shall be due until Owners have demonstrated that they are exercising the required due diligence Any service given or distance made good by the Vessel whilst off-hire shall be taken into account in assessing the amount to be deducted from hire. Where this charter is for a single voyage or where no more than two (2) loadings are envisaged, then the terms of this sub-clause (c) shall apply immediately upon receipt of notice by Owners from Charterers, and without any notice period thereafter.

(d)

Owners shall advise Charterers immediately in writing should there be a substantial finding or a failure of an inspection of the Vessel. This shall apply where such inspection is required for the purposes of calling at a port or terminal, and is carried out by any competent party, including a governmental or port state authority, a terminal or a major charterer of similar tonnage. Owners shall at the same time inform Charterers of their proposed course of action to remedy the defects which gave rise to the substantial finding or caused the Vessel to fail the inspection.

(e)	If, with regard to sub-clause (d) above, in Charterers reasonably held view either:

(i)	a failure of an inspection; or

(ii)	a substantive finding of an inspection or report,

prevents normal commercial operations or, in Charterers’ reasonable opinion, will have a detrimental impact on the operation or tradability of the Vessel, then Charterers shall have the option to place the Vessel off-hire from the date and time that the Vessel fails such inspection, or becomes commercially inoperable, and the Vessel shall remain off-hire until the date and time that the Vessel passes a re-inspection by the same organisation (which shall not be unduly delayed), becomes commercially operable, or in Charterers’ reasonable opinion the findings of the inspection report cease to have a detrimental impact on the operation or tradability of the Vessel, whichever is the earliest. In such case the Vessel shall only come back onhire at a position no less favourable to Charterers than at which the Vessel went off-hire.

(f)

Furthermore, at any time while the Vessel is off-hire under this Clause 2, or subject to a reduction of hire under sub-clause (b), Charterers shall have the option to terminate the charter by giving notice in writing, with effect from the date on which such notice of termination is received by Owners, or from any later date stated in such notice. Upon such termination Owners shall reimburse Charterers with any hire paid in advance and not earned, the cost of bunkers or bunker reconciliation cost (as the case may be), and the value of any Heel on board the Vessel, valued respectively at the Fuel Price and the LNG Price, and any other amount for which Owners are, or are estimated by Charterers to be, liable to Charterers under the terms of the charter. This sub-clause (f) is without prejudice to any rights or obligations either Party may have under this charter or otherwise, including, without limitation, Charterers’ rights under Clause 34 (Off-Hire).

(g)

If at any time during the charter period the Vessel becomes unacceptable to any Primary Terminal operator, governmental or port state, flag or similar, for a reason that would permit Charterers to terminate the charter under subclause (f) above, Charterers shall have the right to terminate the charter.

3.	Shipboard Personnel

(a)	At the date of Delivery under this charter and throughout the charter period, the Owners shall ensure that:

(i)

the Vessel shall have a full and efficient complement of master, officers and crew for a vessel of her size, who shall in any event be not less than the number required by the laws of the Vessel’s flag state, and who shall be trained to operate the Vessel and her equipment safely, competently, efficiently and in accordance with standards of a first-class Vessel Operator of LNG bunker vessels engaged in international trade;

(ii)	all shipboard personnel shall hold valid certificates of competence in accordance with the requirements of the law of the Vessel’s flag state;

(iii)

all shipboard personnel shall be trained in accordance with the relevant provisions of the International Convention on Standards of Training, Certification and Watch-keeping for Seafarers 1995, as amended by the Manila Amendments 2010, SIGTTO LNG Shipping Suggested Competency Standards 2008, or any additions, modifications or subsequent versions of these Standards;

(iv)

there shall be on board sufficient personnel with a good working knowledge of the English language to enable cargo operations at loading and discharging places to be carried out safely and efficiently, and to enable communications between the Vessel and those loading the Vessel, or accepting discharge from the Vessel, to be carried out quickly and efficiently;

(v)

the terms of employment of the Vessel’s staff and crew shall always remain acceptable to the International Transport Workers’ Federation and the Vessel will, if required, at all times carry a Blue Card or equivalent; and

(vi)	the nationality of the Vessel’s officers as given in Part II (LNG Form B) will not change without Charterers’ prior agreement, which shall not be unreasonably withheld.

(b)	Owners guarantee that throughout the charter service the master shall, with the Vessel’s officers and crew, unless otherwise ordered by Charterers:

(i)	prosecute all voyages with the utmost despatch;

(ii)	render all customary assistance; and

(iii)

load and discharge cargo as rapidly as possible when required by Charterers or their agents to do so, by night or by day, and always in accordance with the laws of the place of loading or discharging, as the case may be, and in each case in accordance with any applicable laws of the flag state and any applicable laws limiting the hours of work of the master, officers and crew on board the Vessel, and always subject to the master’s discretion as to safety.

(c)

Owners shall at all times have responsibility for the proper stowage and management of the cargo and shall keep a strict account of all cargo loaded, Boil-Off, commencement and termination of forced cargo vaporisation, and cargo discharged in accordance with the terms of this charter.

(d)

If Charterers make a complaint in respect of the conduct of the master or any of the officers or crew, Owners shall immediately investigate the complaint. If the complaint proves to be well founded Owners shall, without delay, take appropriate action, which may, depending on the severity of the issue and findings of the investigation, include making a change in the relevant onboard appointments. Owners shall in any event communicate the result of their investigations to Charterers as soon as possible.

4.	Safety Management

(a)	It is a condition of this charter that Owners will, throughout the charter, service operate:

(i)	a safety management system certified to comply with the International Safety Management Code (“ISM Code”) for the Safe Operation of Ships and for Pollution Prevention;

(ii)	a documented safe working procedures system (including procedures for the identification and mitigation of risks);

(iii)

a documented environmental management system to protect environmental resources by applying best available techniques to minimise or, where possible, eliminate any direct or indirect impact on the environment from operations; and

(iv)	a documented accident and incident reporting system compliant with flag state requirements.

(b)

Owners shall maintain Health, Safety, Security, and Environmental (“HSSE”) records sufficient to demonstrate compliance with the requirements of their HSSE system and of this charter. Charterers reserve the right to confirm compliance with HSSE requirements by audit at Owners’ offices.

(c)

Owners shall have a valid operational SIRE report at the time of Delivery and Owners shall arrange at their own expense for a SIRE inspection to be carried out at intervals of no more than six months (independently of any inspection carried out by Charterers). Charterers shall reasonably co-operate with Owners to facilitate the scheduling of SIRE inspections.

(d)

Owners shall undertake a self-assessment review according to the OCIMF Tanker Management and Self-Assessment Programme (TMSA), and the latest revisions thereto, on not less than an annual basis, including when reasonably requested to do so by Charterers, or where changes or updates are required by reason of changes or amendments to the Vessel or the TMSA requirements. Such TMSA will, on a continuous basis, accurately reflect the status of the Technical Managers’ safety and management systems.

(e)

Charterers shall have the right, no more frequently than once each year, to visit Owners’ or Technical Managers’ offices to undertake a review, the aim of which is to ensure these provisions are being met. However, where Charterers have grounds to consider such review findings as inconclusive or unsatisfactory, they shall in the first instance notify this to Owners in writing. Owners shall within seven (7) days respond to Charterers’ notice with a full explanation. If, in the reasonable opinion of Charterers, Owners’ explanation does not remedy the inconclusive or unsatisfactory review findings, Charterers may undertake a further or intermediate review at any time to confirm Owners’ continuing compliance with these provisions and/or verify that appropriate remedial action has been taken.

(f)

Where the period of this charter is for six (6) months or more Owners shall submit to Charterers a monthly written report detailing all accidents and incidents and environmental reporting requirements, in accordance with Appendix C (Safety and Environmental Monthly Reporting Template), appended hereto.

(g)

The Vessel shall be capable of undertaking all operations without venting any Boil-Off to atmosphere. The Vessel shall not vent cargo except where there is an immediate safety issue and venting is the most prudent course of action. Any venting of the cargo shall immediately be reported to Charterers in accordance with Clause 6 (Incident Reporting), with a full explanation as to why the venting operation was required, an estimate of duration of venting, and quantity of Boil-Off vented. Owners are responsible for reporting any venting of Boil-Off to the relevant authorities. Owners shall pay Charterers at the LNG Price for any Boil-Off lost by venting as a result of:

(i)	breach of this charter by Owners’ Group; or

(ii)	any fault or cause attributable to Owners’ Group (including but not limited to breakdown or inefficiency of the Vessel).

Payment for Boil-Off so lost shall be made irrespective of the provisions in Performance Appendix A relating to Boil-Off claims or Excluded Periods, but not to the extent that Charterers can double count Boil-Off lost.

5.	Drugs and Alcohol

(a)

Owners warrant that they have in force an active policy which meets or exceeds the standards set out in the “Guidelines for the Control of Drugs and Alcohol On Board Ship” as published by OCIMF June 2020 (or any subsequent modification, version, or variation of these guidelines) and that this policy will remain in force throughout the charter period. Owners will exercise due diligence to ensure the policy is complied with by the Vessel’s crew.

(b)

Persons who test positive under the aforementioned Guidelines, or refuse to be tested, or are unfit for duty (being apparently impaired because of drug or alcohol use), shall be removed promptly from the Vessel for the remainder of the charter period. Further, Charterers may apply the terms of Clause 34 (Off-Hire) where there is any net loss of time arising out of or in connection with any failure to comply with this Clause.

6.	Incident Reporting

Owners shall immediately report to Charterers, as per the details advised in Part I of this charter (Pollution and Emergency Response), and in accordance with Clause 4(a)(iv) (Safety Management), any event or circumstance that has resulted in personal injury, serious or otherwise, or fatality, any incident of Environmental Damage, any unforeseen activity or event which could have led to Environmental Damage, a spillage of oil or cargo on deck or into water, release or venting of hydrocarbons, breaches or potential breaches of environmental regulations, or complaint from local groups or organisations, including from enforcement agencies or individuals.

7.	Vessel Inspection

(a)

Charterers shall have the right to undertake an inspection of the Vessel at any time during the charter period as they consider necessary. This right may be exercised as often and at such intervals as Charterers in their absolute discretion may determine and whether the Vessel is in port or on passage.

(b)

Owners shall afford all necessary co-operation and accommodation on board and any inspection carried out by Charterers shall be made without interference with, or hindrance to, the Vessel’s safe and efficient operation.

(c)

Neither the exercise nor the non-exercise, nor anything done or not done in the exercise or non-exercise by Charterers of such right shall in any way reduce the master’s or Owners’ authority over, or responsibility to Charterers or third parties, for the Vessel and every aspect of her operation, nor increase Charterers’ responsibilities to Owners or third parties for the same.

(d)	Charterers shall not be liable for any act, neglect or default by themselves, their servants or agents in the exercise or non-exercise of their right of inspection.

(e)

Any cost incurred by such inspection shall be for Charterers’ account provided always that, so long as Charterers have given Owners sufficient advance notice of an inspection to permit Owners a reasonable amount of time to identify and disclose anticipated inspection-related costs, such costs have been disclosed to, and approved by, Charterers in advance.

(f)

Any inspection shall be limited to a maximum of two (2) persons, which may include a representative of Charterers’ customer, and any overnight stays shall be subject to the terms as set out in Clause 43 (Supernumeraries).

(g)

Owners shall ensure that all visitors to the Vessel (including their own subcontractors) shall receive a briefing and information on the parts of the safety management system relevant to their visit, and shall comply with Owners’ HSSE policies and procedures during the visit.

(h)

Charterers and their agents and invitees shall sign an “Indemnity Agreement for Boarding Vessel” in the format shown in Appendix B (Indemnity Agreement for Boarding Vessel), in order to obtain permission to board the Vessel.

8.	New-Build Clause

Not Used.

9.	Safe Places and Compatibility

(a)

Charterers shall use due diligence to ensure that the Vessel is only employed between and at Safe Places where she can safely lie, always afloat. Subject to the foregoing, Safe Places shall include ports, berths, jetties, wharves, docks, anchorages, alongside vessels, Floating Storage Units (“FSU”), Floating Storage and Regasification Units (“FSRU”), Floating LNG Liquefaction Units (“FLNG”) barges, submarine lines, lighters, bunker barges, and other safe locations, including locations at sea. Notwithstanding anything contained in this or any other clause of this charter, Charterers do not warrant the safety of any place to which they order the Vessel and shall be under no liability in respect thereof except for loss or damage caused by their failure to exercise due diligence as aforesaid. Subject to the above and the other terms of this charter, the Vessel shall be loaded and shall discharge at any place as Charterers may direct.

(b)

Owners warrant that the Vessel is, and subject to the terms of this charter will remain throughout the charter, compatible with: (1) the LNG terminals listed as being compatible in Part II (LNG Form B) table 23 “List of Compatible LNG Terminals” (each, a “Primary Terminal”) and will meet all Primary Terminal requirements for berthing, unberthing, and loading and discharging cargo; and (2) the LNG-fuelled vessels listed as being compatible in Part II (LNG Form B) table 25 “List of Compatible LNGfuelled Vessels” for Bunkering Operations (each, a “Receiving Vessel”), and that the Vessel has all the requisite equipment to do so, without any modifications, provided in each case that the design and configuration of the Primary Terminals and/or Receiving Vessels so listed do not materially alter following the date of this charter so as to affect the Vessel’s ability to berth, unberth, load or discharge cargo, or to perform Transport of Cargo and/or Bunkering Operations, as the case may be.

(c)

In the event that a modification to the Vessel becomes necessary as a result of changes in international regulations or standards, or is required by the Vessel’s Classification Society or flag state, the cost of such modification shall be for Owners’ account, including any additional Ship-Shore Compatibility Studies (SSCS), and the Vessel shall be off-hire for the time required to effect such modifications, unless this can be achieved without affecting the performance of the Vessel under this charter.

(d)

Where Charterers wish to order the Vessel to a terminal or vessel not listed as compatible with the Bunker Vessel in Part II (LNG Form B), then Owners shall promptly take the steps required to ascertain whether the Vessel is compatible. This shall include acting expeditiously in the exchange of information with the terminal or vessel in question and undertaking mooring, or any other studies as required. Charterers shall support Owners where required in communicating with terminal or vessel operators with a view to expediting this process. If Owners ascertain that the proposed terminal or vessel is compatible with the Vessel, it will be added to the “List of Compatible LNG Terminals” or “List of Compatible LNG-fuelled Vessels” in Part II (LNG Form B), as applicable. Where Owners ascertain that modifications would be required to ensure the compatibility of the Vessel, they shall undertake such modifications if directed by Charterers to do so, and the reasonable cost and time of the required modifications, including any additional Ship-Shore/Ship-Ship Compatibility Studies (“SSCS”), shall, subject to Charterers’ approval, be for Charterers’ account.

(e)

Following the completion of any modifications required pursuant to subclause (d) above, the applicable terminal or vessel will be added to the “List of Compatible LNG Terminals” or “List of Compatible LNG-fuelled Vessels” in Part II (LNG Form B), as applicable. For the avoidance of doubt, (i) costs of all SSCS as a result of an order from Charterers’ pursuant to this Clause 9 shall be for Charterers’ account and (ii) Charterers shall give notice to Owners sufficiently in advance (where possible) of intended Bunkering Operations to allow for SSCS and provide all required documentation and information.

10.	Geographical Trading Limits; Governmental Authorizations

(a)

Owners agree to let and Charterers agree to hire the Vessel for the purpose of carrying out international Bunkering Operations and/or international Transport of Cargo in the Place of Operation, subject to the limits of the current International Navigating Conditions Area Limits, and any subsequent amendments thereof. For the avoidance of doubt, Charterers shall not be entitled to order the Bunker Vessel to engage in domestic carriage or cabotage operations within the Place of Operation (“Cabotage Services”) unless the Parties have first agreed the costs (for Charterers in accordance with sub-clause (c) below) of, and responsibility for compliance with, any additional legal or regulatory requirements.

(b)

Notwithstanding the foregoing, and subject to Clause 51 (Trade Controls) and Clause 54 (War Risks), Charterers may order the Vessel beyond the limits of the International Navigating Conditions Area Limits provided that Owners consent thereto (such consent not to be unreasonably withheld, conditioned or delayed), and that Charterers shall pay for any additional insurance premium (net of any rebates due to Owners and provided such premium is in line with market rates) required by the Vessel’s underwriters as a consequence of such order.

(c)

Charterers acknowledge that the Rate of Hire is based on the crew complement, licensing requirements and operating costs for the international trade of the Vessel under the Panama flag. If, during the charter period, the Vessel requires any flag changes, crewing changes or additional licences, permits or other governmental approvals due to Charterers use or intended use of the Vessel, and/or if Owners incur any other reasonable costs to meet additional legal or regulatory requirements in any place where Charterers order the Vessel, including without limitation in relation to any requested Cabotage Services, all documented costs directly related to any such changes or additional requirements will be for Charterers’ account, notwithstanding anything else in this charter. Owners and Charterers will work together to minimize any such costs, and Owners shall, to the extent possible, notify Charterers of any such costs which are material in advance.

(d)	Subject subclause (e) below, at all times during this charter Owners warrant that:

(i)

the Vessel shall be in all respects eligible under all applicable conventions, laws and regulations for trading to and from the ports and places permitted under this Clause 10, and shall not be prevented from doing so for any reason whatsoever; and

(ii)

the Vessel shall comply with all applicable conventions, laws, rules and regulations of any international, national, state or local government entity having jurisdiction and shall have on board for inspection by the authorities all necessary certificates, records, letters and other documents evidencing such compliance including, but not limited to, certificates evidencing compliance with international standards, SOLAS 1974, as amended, and MARPOL 1973/1978.

(e)

Notwithstanding anything else in this charter, Owners are responsible only for obtaining and maintaining any licences, permits or other governmental authorizations for the Vessel which are either (i) required by the laws and regulations of the Vessel’s flag state (including those required to ensure the Vessel is fit for its intended use under this charter) or (ii) expressly identified in this charter by name and issuing authority (collectively, “Owners Authorizations”). Charterers are responsible for obtaining and maintaining any bunkering licences and any other licences, permits or other governmental authorizations for the Vessel that may be required by the port authorities or other governmental authorities where Charterers order the Vessel, other than the Owner Authorizations (collectively, “Charterers Authorizations”). Owners shall provide all reasonable assistance requested by Charterers for the purpose of obtaining and maintaining any applicable Charterer Authorizations, at Charterers’ cost.

11.	Instructions and Logs

(a)

Charterers shall from time to time give the master all requisite instructions and sailing directions, confirmed in writing. The master shall keep a full and correct log of the Voyage or Voyages (including properly completed logs for transport of cargo and delivery of bunkers), which Charterers or their agents may inspect as required. The master shall, when required, furnish Charterers or their agents with a true copy of such log and with properly completed loading and discharging port sheets, bunker delivery receipts/notes, and voyage reports for each Voyage and other returns as Charterers may require. The Vessel will be fitted with a computer capable of maintaining and transmitting logs and other shipboard documents (including attachments) by email, at Owners’ expense, as required by Charterers.

(b)	Owners may request that they are copied in on all orders and messages to the master.

(c)	The master shall provide any ETA notices, at any given intervals, as required by Charterers.

(d)

A controlled copy of Charterers’ instructions will be emailed to or otherwise placed on board the Vessel. Subject to the other terms of this charter, the standing instructions in this document shall be followed by the master. If the master or Vessel cannot comply with such instructions, then the master or Owners shall, as soon as reasonably possible, notify Charterers. In the event of any conflict between Charterers’ instructions and this charter, this charter shall prevail.

(e)

Subject to Clause 3(b) (Shipboard Personnel) and Clause 10 (Geographical Trading Limits), and except in the particular case of dangers from piracy, where the terms of Clause 56 (Piracy) shall apply, Owners undertake to instruct the Vessel’s master to comply with Charterers’ policy regarding routing as may be communicated in writing. The master may follow alternative routings provided that, if in his opinion, adherence to Charterers’ policy would endanger the Vessel under the given circumstances prevailing on any particular Voyage. In any event the master shall always keep Charterers informed of his intended routing.

(f)

Save where the Vessel is deviating from Charterers’ voyage instructions as a result of the master acting reasonably to ensure the safety of the Vessel and its crew, or to comply with subclause (g) below, or where permitted by any other provisions in this charter, Owners shall be responsible for any time, cost, delay or loss whatsoever and arising howsoever from the Vessel deviating from Charterers’ voyage instructions. If a discrepancy arises between Charterers’ voyage instructions and instructions from a Primary Terminal, Receiving Vessel or pilot having authority, the master shall notify Charterers as soon as reasonably possible and in any event before loading or discharging as the case may be, to obtain further instructions which Charterers shall provide as soon as reasonably possible. Owners shall not be responsible for any time lost awaiting response from Charterers. Owners shall be responsible for any resultant or additional expenses arising from non-compliance with this Clause 11.

(g)

Owners shall instruct the master to observe regulations and recommendations as to traffic separation and routing as issued from time to time by responsible organisations or regulating authorities including, but not limited to, the IMO, the UK Chamber of Shipping (or equivalent), or as promulgated by the state of the flag of the Vessel or the state from which management of the Vessel is exercised.

(h)

Owners shall have fitted a comprehensive data collection management system (at their own expense) acceptable to Charterers, and Charterers shall have access, from Delivery onwards, to all the data produced by such system.

12.	Weather Routing

Charterers may supply an independent weather bureau’s advice to the master for Voyages as specified by Charterers during the charter period. The master shall comply with the advice (subject to his own judgment as to the safe navigation of the Vessel) and reporting procedures of the routing service selected by Charterers. Evidence of weather conditions shall be taken from the Vessel’s logs and the independent weather bureau’s reports. In the event of a discrepancy between the deck logs and the independent weather bureau’s reports, the independent weather bureau’s data shall prevail.

13.	Ice

(a)

The Vessel shall not be sent to icebound waters without Owners’ prior consent, acting reasonably, and shall not be, or become, obliged to force ice or to follow ice-breakers. Irrespective of Owners’ approval, if the port at which the Vessel is ordered by Charterers is or will, prior to the anticipated port call, become inaccessible owing to ice and the master has notified Charterers, then Charterers shall be bound to order the Vessel to an alternative port that is free from ice and at which the Vessel can load or discharge the cargo.

(b)

If, on account of ice, the master reasonably considers it dangerous for the Vessel to enter or remain at any place for fear of the Vessel being frozen in or damaged, and the master so advises Charterers, Charterers shall provide the master with orders to proceed to an alternative port that is free from ice. If no orders are received by the master from Charterers prior to the time when the master must deviate to avoid ice, the master shall proceed to the nearest safe ice-free anchorage to await further orders from Charterers.

(c)	Any delay or deviation caused by or resulting from ice shall be for Charterers’ account and the Vessel shall remain on-hire.

(d)	Any additional premiums or calls required by the Vessel’s underwriters due to the Vessel entering or remaining in any icebound port or area shall be for Charterers’ account.

14.	Ship to Ship Transfers (Other than Bunkering Operations)

(a)	Except for subclause (c) below, this Clause 14 only applies to LNG cargo transfers that do not fall within the Bunkering Operations contemplated by this charter.

(b)

Charterers may request Owners to perform a transhipment of the cargo or any part of it, including transfers of cargo for lightering purposes, for loading and discharging LNG alongside an FSU, FSRU, or an FLNG, or offshore, or while the Vessel is at sea. Charterers shall pay for reasonable additional operating costs, including any additional insurance premia, relating to any such transhipment subject to them being approved before being incurred. Owners shall only be required to perform such an operation where:

(i)

the proposed vessel, terminal, or facility, to or from which the cargo or part of it is to be transhipped, and any contractors proposed to assist in the conduct of the operation, are approved by Owners, whose approval shall not be unreasonably withheld; and

(ii)	Owners reasonably consider the proposed transhipment operation to be one which can be conducted safely taking into account the environment and the safety of the crew, cargo and Vessel.

(c)

If the cargo is transhipped, the transhipment operation shall be carried out in accordance with the latest recommendations for ship to ship transfer operations as contained in the Ship to Ship Transfer Guide for Petroleum, Chemicals and Liquefied Gases, 2013 jointly published by CDI, ICS, OCIMF and SIGTTO, as amended from time to time, in addition to any procedures reasonably required by Charterers.

(d)

Any additional equipment required for transhipment operations shall be arranged by Charterers, and be for the account of Charterers. The time and costs for any Vessel modification required and any additional equipment, including hoses, fenders, reducers, saddles and other associated equipment, shall be for Charterers’ account. Such equipment shall remain on board during the charter period and shall be removed from the Vessel by Charterers at their discretion and cost prior to Redelivery. Owners shall permit, at Charterers’ expense, up to five (5) representatives of Charterers on board to observe any ship to ship operations, noting that all such operations will always be carried out by, and be the responsibility of, Owners. Such representatives shall comply with the terms of Clause 43 (Supernumeraries), save for the number of representatives allowed on board.

(e)

If Owners are obliged to extend any of their existing insurance policies to cover any transhipment operation they shall present documentation to Charterers evidencing Owners’ Protection & Indemnity (P&I) or other insurers’ requirement to extend cover that incurs an additional premium and detailing the costs of the same. Charterers shall reimburse Owners for any documented additional premium, provided such additional premium is reasonable and in line with market rates.

(f)

For the avoidance of doubt LNG cargo operations to or from vessels across a dock or jetty shall fall within the definition of “Safe Place” within Clause 9 (Safe Places and Compatibility), and for the purpose of this charter such cargo operations shall be deemed as being at an LNG terminal and this Clause 14 shall not apply.

15.	Trading to Europe EU: Advance Cargo Declaration

(a)

If the Vessel loads cargo in any European Union (“EU”) port or place destined for a port or place outside the EU, or loads cargo outside the EU destined for an EU port or place, or is passing through EU ports or places in transit, Owners shall comply with the current EU’s Union Customs Code (Regulation (EU) no. 952/2013 (UCC)), the UCC Delegated Act (Regulation 2015/2446) and the UCC Implementing Act (Regulation 2015/2447) or any subsequent replacements thereof or amendments thereto, and shall undertake the role of carrier for the purposes of such regulations and shall, in their own name, and at their own time and expense:

(i)	have in place an EORI (Economic Operator Registration and Identification) number; and

(ii)

submit an ENS (Entry Summary Declaration) cargo declaration electronically to the EU Member States’ customs prior to the first port of call in the EU under this charter and provide Charterers at the same time with a copy thereof.

(b)	Charterers shall provide all necessary information to Owners or their agents to enable Owners to submit a timely and accurate cargo declaration.

(c)

Charterers shall assume liability for, and shall indemnify, defend and hold Owners harmless against any loss or damage whatsoever, or expenses, fines, penalties and all other claims of whatever nature, including but not limited to legal costs, arising directly from Charterers’ failure to comply with the provisions of sub-clause (b) above. Should such failure result in any delay then notwithstanding any provision in this charter to the contrary, the Vessel shall remain on hire. Such liability shall be limited in value to two hundred percent (200%) of the delivered value of the cargo carried on board and shall terminate at 24:00 hours on the day thirty-six (36) calendar months after the date of discharge unless, prior to that time, written notice of a claim pursuant to this indemnity has been received by Charterers.

(d)

Owners shall assume liability for, and shall indemnify, defend and hold Charterers harmless against any loss or damage whatsoever, and any expenses, fines, penalties and all other claims of whatever nature, including but not limited to legal costs, arising from Owners’ failure to comply with any of the provisions of this Clause. Such liability shall be limited in value to two hundred percent (200%) of the delivered value of the cargo carried on board and shall terminate at 24:00 hours on the day thirty-six (36) calendar months after the date of discharge unless, prior to that time, written notice of a claim pursuant to this indemnity has been received by Owners. Should such failure result in any delay then, notwithstanding any provision in this charter to the contrary, the Vessel shall be off-hire for the period of that delay.

(e)

The assumption of the role of carrier by Owners pursuant to this Clause 15, and for the purpose of the EU Advance Cargo Declaration Regulations, shall be without prejudice to the identity of the carrier under any Bill of Lading, other contract, law or regulation.

(f)

Save where Clause 16 applies, the provisions of this Clause 15, apply, with logical amendments, in the case of any other country or jurisdiction where similar advance cargo declarations apply at the commencement or during the course of the Charter period.

16.	Trading to the United States of America or Canada: Customs

(a)

If the Vessel loads in, or carries cargo destined for, the United States of America (“US”) or Canada, or is passing through US or Canadian ports in transit, Owners shall comply with the current U.S. Customs Regulations (19

CFR 4.7), or the Canada Border Services Agency Regulations (Memorandum D3-5-2), or any subsequent amendments thereto, and shall undertake the role of carrier for the purposes of such regulations and shall, in their own name, and at their time and expense:

(i)	have in place a Standard Carrier Alpha Code (“SCAC”) or Canadian Customs Carrier Code;

(ii)	have in place for US trade an International Carrier Bond (“ICB”); and

(iii)	submit a cargo declaration by Automated Manifest System (“AMS”) to the U.S. Customs, or by Automated Commercial Information (“ACI”) to the Canadian customs.

(b)	Charterers shall provide all necessary information to Owners or their agents to enable Owners to submit a timely and accurate cargo declaration.

(c)

Charterers shall assume liability for and shall indemnify, defend and hold harmless Owners against any loss or damage whatsoever, and any expenses, fines, penalties and all other claims of whatever nature, including but not limited to legal costs, arising directly from Charterers’ failure to comply with the provisions of sub-clause (b) above. Should such failure result in any delay then notwithstanding any provision in this charter to the contrary, the Vessel shall remain on hire. Such liability shall be limited in value to two hundred percent (200%) of the delivered value of the cargo carried on board and shall terminate at 24:00 hours on the day thirty-six (36) calendar months after the date of discharge unless, prior to that time, written notice of a claim pursuant to this indemnity has been received by Charterers.

(d)

Owners shall assume liability for and shall indemnify, defend and hold harmless Charterers against any loss or damage whatsoever and any expenses, fines, penalties, and all other claims of whatever nature, including but not limited to legal costs, arising from Owners’ failure to comply with the provision of sub-clause (a) above. Such liability shall be limited in value to two hundred percent (200%) of the delivered value of the cargo carried on board and shall terminate at 24:00 hours on the day thirty-six (36) calendar months after the date of discharge unless, prior to that time, written notice of a claim pursuant to this indemnity has been received by Owners. Should such failure result in any delay then, notwithstanding any provision in this charter to the contrary, the Vessel shall be off-hire for the period of that delay.

(e)

The assumption of the role of carrier by Owners pursuant to this Clause 16 and for the purpose of the U.S. Customs Regulations (19 CFR 4.7), or Canada Border Services Agency Regulations (Memorandum D3-5-2), shall be without prejudice to the identity of the carrier under any Bill of Lading, other contract, law or regulation.

17.	Trading to the United States of America: Compliance

If the Vessel loads in, or carries cargo destined for, the United States of America (“US”), the following terms shall apply.

(a)

The Vessel shall comply fully with all applicable US Federal law, US Department of Labor Safety and Health Regulations, U.S. Coast Guard and State laws, rules, orders, regulations, guidelines and circulars now in effect and which may be promulgated (and subsequent amendments and successors thereto) including, but not limited to, the following provisions relating to maritime safety and oil pollution response:

(i)	the U.S. Federal Water Pollution Control Act as amended by the Clean Water Act of 1977 (Water Pollution);

(ii)	the U.S. Oil Pollution Act of 1990 and the governmental regulations issued thereunder (“OPA 90”);

(iii)	the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980;

(iv)	the U.S. Port and Tanker Safety Act;

(v)	the U.S. Coast Guard Navigational and Vessel Inspection Circular No. 8-92; and

(vi)	the Code of Federal Regulations.

(b)

The Vessel shall have on board throughout the charter all certificates or other applicable documentation required under the said laws, rules, orders, regulations, guidelines and circulars evidencing such compliance, including, but not limited to:

(i)	U.S. Coast Guard Certificate of Financial Responsibility for Oil Pollution (“COFR”); and

(ii)	U.S. Coast Guard Certificate of Compliance (“CoC”), as set out in sub-clause (e) below.

(c)

Prior to Delivery Owners or Technical Managers shall have in place a response plan for the Vessel (“VRP”) approved by the U.S. Coast Guard, and shall provide a copy of the same to the Charterers upon request. The VRP shall meet in full the requirements of OPA 90 and of the U.S. Coast Guard. The Vessel shall at all times be operated in accordance with the VRP. Charterers shall reimburse Owners for all port specific OPA 90 charges (including, but not limited to, additional premium to maintain P&I cover) directly incurred by the Vessel calling at ports in the US in accordance with Charterers’ orders. Requirements of a similar nature imposed by other countries after the date of this charter shall be treated in the same way.

(d)

To the extent that the Vessel does not at any time comply with any U.S. Coast Guard regulation now in effect or to be promulgated, all necessary waivers will be upheld. Owners will advise Charterers of all such waivers, including period of validation, and reasons for the waiver.

(e)

Owners shall ensure that the Vessel is free to trade to the US and if a Certificate of Compliance (“CoC”), as required in US waters, is not available at the commencement of the charter then an inspection shall be carried out prior to arrival at the first US port or on arrival at the first US port. Any delay incurred carrying out this initial inspection that exceeds twenty-four (24) hours shall be deemed off-hire. Charterers shall provide sufficient notice to Owners to allow Owners to comply with the rules and regulations in any US ports.

(f)	Owners are required to install an Automatic Identification System (“AIS”) Pilot Plug as defined by SOLAS regulations.

(g)

The Vessel shall be off-hire for any time lost due to a breach of this Clause 17 and any delays, losses, expenses, or damages incurred due to such breach (including bunkers used and Boil-Off) shall be for Owners’ account.

Charterers acknowledge that the Vessel is not an eligible or compliant vessel under the Jones Act (also known as Section 27 of the Merchant Marine Act of 1920) and shall not order the Vessel to perform any activities that would violate the Jones Act.

18.	Trading to Japan

(a)

If Charterers so instruct, Owners shall arrange for Social Responsibility Insurance (“SRI”) to be in place prior to calling at any Japanese ports. Owners shall advise Charterers of, and seek their consent to, the premium due prior to procuring SRI. Charterers shall reimburse Owners with the applicable insurance premium, upon Charterers’ receipt of documentation evidencing the same.

(b)

Where so required by Charterers, Owners shall ensure that the Vessel’s CTMS and cargo tank tables comply in all respects with the requirements of the Japanese Customs Authorities, the Classification Society Nippon Kaiji Kyokai, and any other relevant authorities in Japan having jurisdiction over the measurement or discharge of LNG in Japan. If no customs approval is in place Owners shall, upon receipt of notice from Charterers of an intention to call at a port in Japan, immediately take steps to obtain such customs approval.

19.	Terminal Rules and Conditions of Use

(a)	The Vessel shall comply with any Terminal Rules as presented at any port of call (subject to sub-clause (b) below where the COU are incorporated in the Terminal Rules).

(b)	Owners shall sign any Conditions of Use (“COU”) agreement, Port Liability Agreement (PLA), or similar required at a load port or discharge port.

(c)

Owners shall not be required to order the Vessel to enter into any port or terminal whereby a COU or PLA, or equivalent, would prevent Owners from obtaining appropriate cover from the Vessel’s P&I Club. Any reasonable and documented additional insurance premium required as a result of agreeing to terms within such COU or PLA shall be for Charterers’ account, provided notified in advance to Charterer, and payable upon Owners presenting documentation to Charterers evidencing Owners’ P&I, or other insurers’ requirement for an additional premium and detailing the cost of same.

20.	Space Available, Cargo Capacity, Contamination

(a)

The whole reach, burthen and decks on the Vessel and any passenger accommodation (including Owners’ suite) shall be at Charterers’ disposal, reserving only proper and sufficient space for the Vessel’s master, officers, crew, tackle, apparel, furniture, provisions and stores, provided that the weight of stores on board shall not, unless especially agreed, exceed two hundred (200) metric tonnes at any time during the charter period.

(b)

Owners warrant that the Vessel shall have the Cargo Capacity specified in Part II (LNG Form B) table 8, “Cargo Tanks”, and shall be capable of safely undertaking any Voyage that Charterers direct under this charter (subject to the other terms and conditions of this charter), with her cargo tanks loaded in an amount within the tolerances permitted by the Classification Society, Vessel builder and cargo containment manufacturer. Charterers agree not to cause the Vessel to be nominated for the loading of cargo outside the limits specified by the Classification Society, or the laws or regulations of the Vessel’s country of registry, or the Vessel builder, or the cargo containment manufacturer which, among other consequences, might result in damage to the cargo tanks or their insulation by reason of the movement of liquid in the cargo tanks. Furthermore Charterers shall not give voyage orders such that, due to Boil-Off, cargo levels do not remain within such limits for the duration of any Voyage or following any Bunkering Operation.

(c)	If for any reason the Cargo Capacity of the Vessel is reduced, including due to:

(i)	breach of this charter by Owners, or

(ii)	any fault or cause attributable to Owners’ Group (including but not limited to breakdown or inefficiency of the Vessel),

and the Vessel loads a lesser quantity than that instructed by Charterers, and such instruction was within the permissible tolerances, then notwithstanding Clause 2(b) (Duty to Maintain), Charterers shall have the option of putting the Vessel off-hire or to continue using the Vessel. If Charterers elect to continue using the Vessel then hire shall be reduced pro rata to the reduction in the Vessel’s Cargo Capacity, and this shall apply from the commencement of loading at the loading port until the Vessel is again ready to load without such reduction in Cargo Capacity.

(d)

The LNG loaded and shipped as cargo under this charter shall not contain contaminants or foreign matter in such quantities as could reasonably be expected to be injurious to the Vessel and her equipment and machinery. Owners shall not knowingly permit the loading of any such Cargo and shall advise Charterers as soon as reasonably possible in the event that Owners determine that any such Cargo violates this Clause 20 (d). Any damage to the Vessel directly caused by the presence of any such contaminants or foreign matter in the LNG loaded, including delays and interruptions in discharge caused by foreign matter in strainers and losses caused by such delays at discharge or receiver refusing to accept cargo, and the time taken to repair any damage, shall be for Charterers’ account.

21.	Grade of Bunkers

(a)

Where Charterers arrange for bunkers to be supplied to the Vessel, they shall supply fuel oil whose properties comply with those set out in ISO Standard 8217:2005 for RMG380 (unless later specifications are available at place of bunkering) with maximum sulphur content 0.50% m/m and, subject to sub-clause (f) below, diesel oil with maximum sulphur content 0.50% m/m whose properties comply with the same ISO standard for 8217:2005 DMB (unless later specifications are available at place of bunkering) or marine gas oil with maximum sulphur content 0.50% m/m whose properties comply with ISO Standard 8217:2005 for ISO-F-DMA or DMZ (unless later specifications are available at place of bunkering) and low sulphur marine gas oil whose properties comply with ISO standard 8217:2005 for ISO-F-DMA grade (unless later specifications are available at place of bunkering).

(b)

Owners and Charterers shall each ensure no non-IMO 2020 Compliant Fuels are put on board at any time during the charter. Further, Owners shall ensure that the Vessel will not be delivered with fuels that do not comply with any future IMO requirements, or those of any other authorised body, that will apply at the time of Delivery.

(c)	If Owners require the Vessel to be supplied with more expensive bunkers Owners shall be liable for the extra cost thereof.

(d)	Any bunkering operations for the supply of bunkers to the Vessel, including the location and equipment used, are subject to Owners’ approval, and such approval shall not be unreasonably withheld.

(e)

At Charterers’ request, Owners shall arrange for the taking and retention of properly sealed and identified samples of each grade of fuel received for any given bunkering operation for the supply of bunkers to the Vessel, and shall hold same, subject to Charterers’ written instructions, for one hundred and eighty (180) days.

(f)

Should Charterers trade the Vessel into a SOx Emission Control Area (“ECA”) either as defined in Annex VI of MARPOL, or where national legislation imposes an ECA, or into a Member State of the EU where EU Directive 2005/33/EC of 6th July 2005 or any subsequent amendments, updates or revisions (the “Directive”) is in force, then Charterers shall supply or pay for fuels:

(i)

of such specifications and grades, sufficient for the Vessel’s needs whilst in the restricted area, that are compliant with the maximum sulphur content requirements of the ECA or Directive as applicable, except that in the case of the Directive Charterers shall only be obliged to supply compliant gas oil, and in the case of the ECA, Boil-Off, ultra-low sulphur fuel oil, marine gas oil, or ultra-low sulphur marine gas oil; and

(ii)	from bunker suppliers, and bunker craft who comply with Regulations 14 and 18 of MARPOL Annex VI, including the Guidelines in respect of sampling and the provision of bunker delivery notes.

(g)	Owners warrant, in the event the Vessel trades in an ECA, or into a Member State of the EU, that the Vessel:

(i)	complies with the requirements of the ECA, Regulations 14 and 18 of MARPOL Annex VI, and any other national legislation imposing an ECA, or the Directive as applicable;

(ii)	is able to consume fuels of the required maximum sulphur content when ordered by Charterers to trade within an ECA or in a Member State of the EU in which the Directive applies; and

(iii)	will provide segregated storage and pipework for this fuel.

(h)

Subject to having supplied the Vessel with or paid for fuels in accordance with this Clause 21, Charterers shall not be liable for any loss, delay, fines, costs or expenses arising or resulting from the Vessel’s non-compliance with Regulations 14 and 18 of MARPOL Annex VI, or other national legislation imposing an ECA, or the Directive, or any subsequent annex or directive, save where attributable to the fuel so supplied.

22.	Quantity Determination of Bunkers and Heel

(a)

Throughout the charter the Vessel shall operate with at least a quantity of bunkers or Fuel Oil Equivalent on board, as determined within Part I of this charter, sufficient to safely prosecute each Voyage or reach the nearest safe bunkering port or location. This amount shall be in addition to a safety reserve of fuel oil which would enable the Vessel to steam at the Service Speed for no less than five (5) days.

(b)

Notwithstanding anything contained in this charter all bunkers and Heel on board the Vessel shall be, from Delivery and throughout the duration of this charter, the property of Charterers or their nominee and can only be purchased or reconciled on the terms specified in Part I of this charter.

(c)

The Vessel’s figures shall be used to ascertain the quantity of all bunkers and Heel on Delivery and Redelivery and the master shall provide an on-hire and off-hire certificate containing the Remaining On Board (“ROB”) figures for Heel and bunkers upon both Delivery and Redelivery of the Vessel. Should Charterers so request, an independent surveyor, acceptable to Owners, shall be appointed at Charterers’ cost to verify the Vessel’s figures.

(d)

The Parties shall provide documentation, including copies of original invoices, in support of any fuel price or, where the terms of a cargo sale permits, the cargo realisation price or LNG Price, if requested to do so, unless a fixed price or price formula for the LNG Price has been agreed.

(e)	The Vessel shall be entitled to use Natural Boil-Off from the LNG being transported at no cost to Owners.

23.	Gas-Up, Cool-Down, LNG Retention

(a)

In the case where the Vessel is not due for Redelivery immediately after discharge then, unless Charterers stipulate otherwise, Owners shall retain on board the Vessel, following completion of discharge, sufficient Heel (which quantity will be agreed with Charterers) to enable the Vessel to arrive at the next load port in a cold and ready to load condition and to remain in that condition for not less than twenty-four (24) hours after arrival or after the nominated load date whichever the later.

(b)

Subject to agreement of the quantity of Heel retained following discharge between Owners and Charterers in sub-clause (a) above and subject also to sub-clauses (c) and (d) below, if the Vessel presents for loading at any load port or terminal with tank temperatures in any tank, other than that which would allow bulk loading to commence within half (½) an hour of cooling of the loading arms, then any time lost as a consequence thereof, including without limitation any time lost in additional cooling of tanks prior to loading, shall count as off-hire and the cost of any LNG supplied for such additional cooling shall be paid for by Owners at the actual purchase price paid for the LNG required.

(c)

Charterers shall provide and pay for LNG required and any Fuel consumed for purging, gassing up and cooling the Vessel’s cargo tanks and handling systems to the temperatures necessary to commence loading only in the following circumstances:

(i)

where the Parties have agreed that Delivery of the Vessel will be with cargo tanks under natural gas vapours, or in an inert condition, and that the Vessel shall remain on-hire during the necessary GasUp and Cool-Down. In such case the Parties shall agree the hours allowed for such operations and enter them either separately, or in aggregate, in Part I of this charter (Performance Insertions). If the period for either Gas-Up or Cool-Down, or for both operations together, exceeds the hours there shown, for reasons attributable to the Vessel, then the Vessel shall be off-hire for time in excess of the agreed hours;

(ii)

in the event that the quantity of Heel retained on board pursuant to sub-clause (a) above is not sufficient to enable the Vessel to arrive at the next loading port in a cold and ready to load condition, unless such insufficiency is the result of an act or omission on the part of Owners’ Group;

(iii)

if LNG is required by reason of strikes, quarantine restrictions, seizure under legal process, restraint of labour, (none of which arise in connection with the Vessel or crew), an act of God, act of war, lock outs, or civil unrest;

(iv)

if LNG is required by reason of any Excluded Period as defined in Appendix A (Performance Calculations), Article 2(b) (Ordered Speed), or by reason of Charterers changing the SAT whilst on the ballast passage, or by reason of Charterers ordering the Vessel to steam at any speed other than at a Guaranteed Speed;

(v)

upon return of the Vessel to the first load port after any lay-up ordered by Charterers pursuant to Clause 59 (Laying-Up), after any underwater cleaning ordered under Clause 33 (Hull Fouling), or after the Vessel has been withdrawn from service at the request or convenience of Charterers, and as a result of which the Vessel has warmed up or is gas-free;

(vi)	where Charterers direct the Vessel to Heel out; or

(vii)	where the want of LNG is caused by Charterers’ breach of this charter.

(d)

In all other circumstances Charterers shall provide and Owners shall pay for LNG required for cooling the Vessel’s cargo tanks, and any Fuel consumed during cooling down operations. Owners shall pay at the actual purchase price paid for the LNG required. Any Fuel used shall be charged at the Fuel Price. Such circumstances shall include, but not be limited to:

(i)	following periods of off-hire;

(ii)	following periodical drydocking under Clause 35 (Drydock);

(iii)

where Charterers instruct the Vessel after a drydock at an offered port under Clause 35 (Drydock), to take LNG for purposes of gassing-up or cooling-down at any port other than the first scheduled loading port then all costs associated with the port call shall be borne by Charterers, and Owners will remain liable for LNG or gas purchased for Gas-Up and Cool-Down, Fuel consumed, and any time spent undertaking these operations;

(iv)	following requisition under Clause 52 (Requisition); or

(v)	where the want of LNG is caused by Owners’ breach of this charter.

(e)	Natural gas vapours remaining in cargo tanks at Redelivery shall be at no cost to Owners.

24.	Boil-Off and Heel Management

(a)

The Vessel’s guaranteed maximum daily Natural Boil-Off (laden or ballast as the case may be) and Effective Boil-Off rates shall be as shown in Part I (Performance Insertions) and Part II (Speed/Consumption), or relevant table in Part II, respectively. In addition:

(i)	on a laden passage, where not all cargo tanks are used, the applicable maximum warranted daily laden Boil-Off shall be the warranted laden Boil-Off rate multiplied by the total capacity at

100% of only those cargo tanks used;

(ii)

on a ballast passage, where the previous voyage was partially laden and not all cargo tanks were used, the applicable maximum warranted daily ballast Boil-Off shall be pro-rated by the ratio of the number of cargo tanks previously used to the total number of cargo tanks;

(iii)

on a laden passage, when cargo conditioning is required either by Charterers or by Charterers’ instructed discharge terminal, then the Vessel shall be deemed to comply with the Boil-Off warranties for that Voyage; and

(iv)	during Bunkering Operations, the Vessel shall be deemed to comply with the Boil-Off warranties for the period of such operations.

(b)

Owners warrant that the Boil-Off management system (sub-cooler system), where fitted, can be used to achieve the consumption values as set out in the “Effective Boil-Off” section in Part I. The master shall be responsible for using any Boil-Off management equipment as required with a view to minimising Fuel consumption and optimising cargo outturn, commensurate with Charterers’ voyage orders. Nevertheless Charterers shall be entitled to intervene in this regard and instruct the Vessel to use the Boil-Off management system in voyage orders should they wish to do so.

(c)

If the Effective Boil-Off rate at any speed listed in Part II exceeds the values stated in the corresponding Effective Boil-Off Value column, then Charterers will be compensated for the excess Boil-Off as per Appendix A.

(d)

Charterers may request the Vessel to consolidate Heel in one or more tanks and spray-cool as necessary in a manner consistent with Owners’ or Charterers’ requirements so as to maximise the use of the available Boil-Off for propulsion. The Vessel shall use due diligence to avoid the generation of any excess Boil-Off.

(e)

Without prejudice to any of Owners’ or Charterers’ obligations under this Clause 24, if Owners intend to order spray-cooling at any time during the charter period, they shall do so only after discussing with Charterers the reasons and technical basis for doing so.

(f)

In accordance with Clause 4(h) (Safety Management) the Vessel shall be capable of operating without venting, and in accordance with Clause 6 (Incident Reporting), any venting shall be reported immediately.

25.	Cargo and Heel Measurement

(a)

For the purposes of measuring cargo volumes loaded and discharged the master shall ascertain the contents of all tanks before and after loading, and before and after discharge, and shall prepare custody transfer reports of the cargo on board using the Vessel’s CTMS. Such CTMS reports shall promptly be made available to Charterers or their agents. Each report shall show tank volumes corrected for trim and list, and the representative temperatures of the cargo in each tank. All quantities shall be expressed in cubic metres (m3) and corrected to minus one hundred and sixty degrees Celsius (-160ºC).

(b)

The Heel volume upon Delivery shall be the volume of LNG contained in the Vessel’s cargo tanks measured immediately before Delivery. The Heel volume upon Redelivery shall be the volume of LNG contained in the Vessel’s cargo tanks measured immediately upon Redelivery, and in both cases the Vessel’s CTMS tank measuring devices shall be used.

(c)

The Heel volume prior to commencement of loading, at the end of a ballast voyage, shall be the volume of LNG contained in the Vessel’s cargo tanks measured promptly before the opening of the Vessel’s manifold vapour return valve.

(d)

The cargo volume after loading at the start of a laden voyage shall be the volume of LNG contained in the Vessel’s cargo tanks measured immediately after the closing of the Vessel’s manifold vapour return valve in the loading port and measured with the Vessel’s CTMS tank measuring devices.

(e)

The cargo volume upon commencement of discharge, at the end of a laden voyage, shall be the volume of LNG contained in the Vessel’s cargo tanks measured immediately after closing the gas supply valve to the engine room and measured with the Vessel’s CTMS tank measuring devices.

(f)

The Heel volume remaining on board after completion of discharge by way of Transport of Cargo, prior to a ballast voyage, shall be the volume of LNG contained in the Vessel’s cargo tanks measured immediately after the closing of the Vessel’s manifold vapour return valve in the discharging port, and, measured with the Vessel’s CTMS tank measuring devices.

(g)

The cargo volume remaining on board after completion of a Bunkering Operation shall be the volume of LNG contained in the Vessel’s cargo tanks measured immediately after the closing of the Vessel’s manifold vapour return valve connected to the Receiving Vessel’s bunker manifold measured with the Vessel’s CTMS tank measuring devices

26.	Cargo Transfer Inspection and System Calibration

(a)

Charterers may, at their option and expense, place one or more cargo transfer inspection representatives (which may include representative(s) of a customer of Charterers) on board to observe preparation for loading or discharging of cargo during periods when the Vessel is in port. Such representative will not under any circumstances order or direct the taking of any particular action by the Vessel or crew or interfere in any way with the master’s exercise of his authority. Such representative(s) shall sign an “Indemnity Agreement for Boarding Vessel” in the format shown in Appendix C (Indemnity Agreement for Boarding Vessel), in order to obtain permission to board the Vessel.

(b)

Owner shall ensure (at no additional cost to Charterer) that the CTMS is installed and maintained in accordance with the stricter of the recommendations of the manufacturer of such CTMS or any applicable published industry standards. The CTMS shall undergo a calibration check by a recognised calibration company at intervals consistent with the standards set forth in the previous sentence, but in any event at intervals of no more than thirty-six (36) months. Charterers shall have the right to order more frequent calibration checks by notice to Owners; provided that Charterers will reimburse Owners for any out-of-pocket costs incurred by Owners with respect to each such more frequent calibration check unless the CTMS is found to be measuring inaccurately by an amount of one half of one percent (0.5%) or more of the operational accuracy tolerance provided by the manufacturer, in which case, the cost of such more frequent calibration check shall be borne by Owners. Each check shall include a full calibration of the primary gauging system, secondary gauging system, in-tank temperature monitoring system, tank pressure monitoring system, and independent high-level tank alarms. The calibration check shall be done without entry into cargo tanks unless the tank in question is gas-free. Owners shall make available to Charterers the calibration check reports and certification. Charterer shall have the right to require that any test or calibration performed under this Clause 26(b) be performed in front of a representative of Charterer and a representative of its customer(s), if applicable.

(c)

The Vessel’s CTMS shall have the functionality to change unit settings such that different, but equivalent, units of measurements are shown for pressure readings on any reports. Further the CTMS shall have the functionality to alter the number of decimal places and the rounding protocol for all readings and measurements taken, and the zero setting for volume and temperature at given parameters. This shall be done to allow Charterers to meet differing sales and purchase agreements, or as required by terminal procedures.

27.	Vapour Pressure, Cargo Temperature

(a)

Owners undertake that the Vessel will arrive at each discharge port or terminal or Receiving Vessel with the Vessel’s tanks, lines and cargo in such a condition that the saturated vapour pressure in the Vessel’s cargo tanks meets the requirements of the discharging port or terminal or Receiving Vessel as notified in a timely manner by Charterers to Owners (“Notified Vapour Pressure”), so long as the voyage instructions, or ordered speed, allows the Vessel to manage the cargo tank pressures and temperatures to achieve the discharge port or terminal or Receiving Vessel requirements (always within the parameters of the Vessel’s installed equipment, including use of the sub-cooler system, and without venting). If solely as a result of Charterers’ voyage instructions, and provided the Vessel is otherwise in good working order and condition, the Vessel is prevented from arriving at the discharge port or terminal or Receiving Vessel with cargo tank pressures and temperatures within the requirement parameters of the discharge port or terminal or Receiving Vessel, the procedures as described in sub-clause (c) below shall apply. In any case, the master will notify Charterers as soon as the master reasonably expects the Vessel will not arrive at the discharging port or terminal or Receiving Vessel with vapour pressure above the Notified Vapour Pressure, and the Charterers shall determine whether the voyage instructions provided to Owners shall be modified in order to avoid the Vessel arriving in a condition where the pressure or temperature will prevent the loading, discharging or transfer of LNG and will notify Owners accordingly.

(b)

Owners will follow the notification received from Charterers and will not allow vapour pressure to increase beyond the Notified Vapour Pressure, provided that the Notified Vapour Pressure is within the Vessel’s allowable operating ranges as specified in the Vessel’s Certificate of Fitness. If the Vessel on arrival at the discharge port or terminal or Receiving Vessel, as the case may be, is unable to commence discharging without delay as a consequence of the vapour pressure in the Vessel’s cargo tanks being in excess of the Notified Vapour Pressure, then any time lost shall count as offhire. This provision shall not apply where:

(i)

the vapour pressure on completion of loading, which shall be the vapour pressure measured after the closing of the Vessel’s manifold vapour return valve in the loading port, and before the opening of the gas supply valve to the engine room, in accordance with Clause 25(c) (Cargo and Heel Measurement), was in excess of the Notified Vapour Pressure; and/or

(ii)

the Bunker Vessel encounters heavy weather (wind exceeding Beaufort force five (5) for a period of more than twelve (12) hours in any twenty-four (24) hour period during any laden voyage which prevents effective gas management).

In the circumstances described in sub-clause 27(b)(i) and (ii), the Bunker Vessel will be deemed to comply with the Boil-Off warranty.

(c)

Charterers may require the Vessel to manage Boil-Off by causing an increase in the vapour pressure of the cargo tanks. Notwithstanding the terms of subclauses (a) and (b) above, if as a consequence of this action the cargo temperature rises, then, provided the master keeps Charterers promptly informed on an ongoing basis of the relevant tank vapour pressures and cargo temperatures, Owners shall not be liable for any delay at discharge port caused as a result of the cargo temperature being higher than that required by the receiving terminal or Receiving Vessel, as applicable.

28.	Cargo Receiving and Discharging Rates

(a)

Owners warrant that the Vessel shall have a bulk cargo receiving rate as set out in Form B, provided that the terminal is capable of receiving all return vapour from the Vessel that may be generated whilst receiving cargo at this rate. Time for connecting, disconnecting, cooling down, ramping up, topping up, ramping down and custody transfer measurement shall be excluded from the calculation of this warranty.

(b)

Owners warrant that the Vessel shall be able to deliver LNG as marine fuel to a Receiving Vessel and/or cargo to a Primary Terminal for Transport of Cargo operations according to the minimum hourly pumping rate and pressure shown in Part II (LNG Form B) table “Cargo Discharge”, excluding the time for connecting, disconnecting, cooling down, starting up pumps, ramping-up, ramping-down for stripping at end of discharge, stripping, and custody transfer measurement. This pumping warranty shall be valid provided that the Receiving Vessel or discharge Primary Terminal (as applicable) is capable of receiving LNG at such rate and back pressure. The Vessel shall be capable of receiving vapour return from the Receiving Vessel or discharge Primary Terminal (as applicable).

29.	Ballast Water Treatment

(a)

Owners shall ensure that the Vessel will be equipped with ballast water treatment facilities, which are fully efficient and operational. The Vessel shall have a ballast water management plan, a ballast water record book and a ballast water management certificate and comply with any applicable laws or regulations. Owners warrant that the Vessel shall comply with all mandatory ballast water and sediments requirements, including but not limited to:

(i)

any requirements arising from The International Convention for the Control and Management of Ships' Ballast Water and Sediments effective 8th September 2017, or implementing legislation (or any amendments, updates or revisions), and

(ii)	any requirements (including those of the U.S. Coast Guard) for trade to or from any part of the US.

(b)

Owners shall be responsible for the installation of any new equipment or changes to existing equipment which may become necessary during the course of the charter to comply with such requirements and at their own time and expense.

(c)	Owners shall require the master to make available to Charterers, on request, any and all ballast water exchange records.

30.	Agency

(a)

Charterers shall nominate and appoint the Vessel’s agents at all ports and places which the Vessel visits during the charter period. Such agents shall be paid for by Charterers. This shall not prevent the same agents, under separate arrangement, from providing assistance or services to the Vessel, master, crew or Owners, in which case Owners shall instruct and pay such agents, who shall solely represent Owners and the Vessel for that service. Except as set forth in paragraph (b) below, Charterers shall be permitted to appoint such agents as it requires in connection with the charter of the Vessel, loading and discharging of cargo during the charter period, and provision of bunkers to the Vessel, without the Owners’ consent.

(b)

Charterers’ appointment of port agents shall be subject to Owners’ approval not to be unreasonably withheld, conditioned or delayed. It shall not be unreasonable to withhold such approval on the grounds that the proposed port agent, upon review, does not meet Owners’ counterparty KYC due diligence requirements or processes.

31.	Pilots and Tugs

Subject to Charterers’ employment of pilots and tugboats on terms which are generally acceptable to the International Group of P&I Clubs for poolable cover, Owners hereby indemnify Charterers, their servants and agents, against all losses, claims, responsibilities and liabilities arising in any way whatsoever from the employment of pilots or tugboats, who although employed by Charterers, shall be deemed to be the servants of, and in the service of Owners and under their instructions (even if such pilots or tugboat personnel are in fact the servants of Charterers or their agents, or any affiliated company). The amount indemnified shall not exceed the amount to which Owners would have been entitled to limit their liability if they had themselves directly employed such pilots or tugboats.

32.	Mooring Lines

(a)

Owners shall, at all times throughout the charter, have on board the Vessel adequate and appropriate mooring equipment and fittings for safe mooring operations as required under provisions of SOLAS regulation II-1/3-8, as amended by resolution MSC. 474(102) including recommendations under OCIMF’s Mooring Equipment Guidelines (MEG4), and any succeeding regulations or amendments.

(b)

The Vessel’s mooring equipment shall include eleven metre (11m) mooring tails in good order and condition for berths, always compliant with MEG4 and terminal requirements, and also compliant with the SOLAS regulations and OCIMF Guidelines mentioned in sub-clause (a) above. For any other specific mooring tails required by Charterers, Owners shall advise the availability and costs of arranging and procuring such mooring tails and, upon Charterers’ confirmation, Owners shall seek to procure them, at Charterers’ expense.

33.	Hull Fouling

(a)

Charterers may request Owners at any time throughout the charter period to arrange for the cleaning afloat of the Vessel’s propeller and underwater hull, whereupon Owners shall arrange for the said cleaning to take place, provided that:

(i)	the location selected for the cleaning has been approved by Charterers for the purpose;

(ii)	the Vessel is free of cargo, (but may retain Heel or be under vapour if permitted by the port authority where the intended cleaning will take place);

(iii)	in Owners’ opinion such cleaning will not damage the Vessel’s underwater hull coatings; and

(iv)	such cleaning can be carried out safely at a place approved by Owners and where the water is sufficiently clear for an underwater survey to be made of cleanliness of the Vessel’s propeller and hull immediately after cleaning.

(b)

The cost of such propeller and underwater hull cleaning, and any associated underwater survey immediately prior to or following the cleaning, shall be for Charterers’ account, and the Vessel shall remain on-hire for the duration of these activities. If the underwater survey conducted after the cleaning shows that both the Vessel’s propeller and underwater hull are clean and free of marine growth, a successful cleaning shall be deemed to have occurred.

(c)

Where Charterers require the Vessel to wait at anchorage or to use the Vessel for the purposes of providing floating storage in cargo, and order the Vessel to wait at such anchorage or drifting for more than fifteen (15) consecutive days for such purpose on any one occasion and, if as a result of such waiting, Owners have good reason to believe that the Vessel’s speed or fuel warranties can no longer be met because of potential fouling, then:

(i)

Owners may request Charterers, (to which Charterers shall not unreasonably withhold consent), to instruct the Vessel to undertake speed runs, being short periods of steaming, according to an agreed routine between the Parties and in line with any applicable hull coatings manufacturers’ recommendations, sufficient to prevent excessive marine growth; or

(ii)	upon notice to Charterers, and with Charterers’ consent, Owners may order an underwater inspection at Charterers’ expense, to ascertain whether there is fouling of the propeller or hull.

(d)

If as a result of the inspection undertaken as per sub-clause (c) (ii) above, Owners consider that there is evidence of such fouling then Charterers may request Owners to arrange and carry out cleaning afloat of the Vessel’s propeller and underwater hull provided that the provisions of sub-clause (a) above apply. The cost of underwater inspection, and hull and propeller cleaning, shall be for Charterers’ account and the Vessel shall remain on-hire for the duration of these activities.

(e)

If on the other hand the underwater inspection shows that both the Vessel’s propeller and underwater hull are sufficiently clean and free of marine growth, then no cleaning of the underwater hull or propeller shall be undertaken and Owners shall pay the cost of the underwater inspection.

(f)

If any inspection pursuant to sub-clause (c) above reveals the presence of propeller or hull fouling, or if Charterers do not request an inspection following receipt of a notice from Owners under sub-clause (c) above, then from the time Owners have given written notice that performance is affected by fouling, Owners shall be deemed to have complied with the speed and fuel warranties in Part II (LNG Form B) table 6, “Speed/Consumption”, until the completion of the next periodic drydocking, or until the completion of a successful cleaning, whichever first occurs.

34.          Off-Hire

(a) On each and every occasion that there is a loss of time, whether by way of interruption in the Vessel’s service or from reduction in the Vessel’s performance, or in any other manner due to one or more of the following:

(i)

deficiency of personnel or stores, repairs, gas-freeing for repairs, time in dock and waiting to enter dock for repairs, breakdown (whether partial or total) of machinery, boilers, engines, compressors or sub coolers, IT equipment, or other parts of the Vessel or her equipment, overhaul, maintenance or survey, collision, allision, stranding, accident or damage to the Vessel, or any other similar cause preventing the efficient working of the Vessel, and such loss continues for more than three (3) consecutive hours (if it is the result of an interruption in the Vessel’s service) or accumulates to more than three (3) hours during any single voyage (if it is the result of partial loss of service);

(ii)	industrial action, refusal to sail, breach of orders or neglect of duty on the part of the master, officers or crew;

(iii)

as a result of strikes, labour boycott, or any other industrial action by the Owners’ agents or servants, including the crew of the Vessel, or for the employment of the Vessel in any carriage, or trade, or on any voyage other than under this charter;

(iv)

for the purpose of obtaining medical advice or treatment for, or landing any sick or injured person, other than a Charterers’ representative carried under Clause 43 (Supernumeraries) or for the purpose of landing the body of any person (other than a Charterers’ representative), and such loss continues for more than five (5) consecutive hours;

(v)

any delay in quarantine arising from the master, officers or crew having had communication with the shore at any infected area without the written consent or instructions (which, in each case, shall not be unreasonably withheld) of Charterers or their agents;

(vi)	any detention by customs or other authorities caused by smuggling or other infraction of local law on the part of the master, officers, or crew;

(vii)

detention of the Vessel by authorities at home or abroad attributable to legal action against the Vessel, or breach of regulations by the Vessel, Owners, or Managers (unless brought about by the act or neglect of Charterers);

(viii)

restraint or interference in the Vessel’s operation by any governmental authority in connection with the ownership, registration, or obligations of Owners or Managers or the Vessel, or stowaways, or in connection with other prohibited activities unless such restraint or interference involves a cargo carried under this charter or was brought about solely by the act or neglect of Charterers;

(ix)	pre-docking and repair procedure including warming, gas-freeing and inerting (unless under instructions by Charterers to make modifications pursuant to Clause 9(d));

(x)

maintaining, overhauling, intermediate in-water survey, repairing or drydocking the Vessel and submitting her for survey; waiting for any of the aforesaid purposes, or proceeding to or from, and whilst at, any port or place for any of the aforesaid purposes (unless under instructions by Charterers to make modifications pursuant to Clause 9(d));

(xi)

post-docking or repair procedure including inerting, gassing-up and cooling in excess of that undertaken for normal loading (unless under instructions by Charterers to make modifications pursuant to Clause 9(d));

(xii)	reduction of cargo capacity as per Clause 20 (Space Available, Cargo Capacity, Contamination);

(xiii)	as a consequence of tank temperature being too high at the place of loading and in breach of Clause 23 (Gas-Up, Cool-Down, LNG Retention);

(xiv)	as a consequence of tank pressure being too high at the place of discharge and in breach of Clause 27(b) (Vapour Pressure, Cargo Temperature);

(xv)

as a consequence of the cargo temperature being higher than that which is required by the receiving terminal (except in the case where the actual loaded temperature, as recorded in the CTMS, was greater than the required discharge temperature), or where the master is in breach of the circumstances described in Clause (27)(c) (Vapour Pressure, Cargo Temperature); and

(xvi)	any other circumstances where the Vessel is off-hire under another clause in this charter,

then without prejudice to Charterers’ rights under Clause 2 (Duty to Maintain), or to any other rights of Charterers hereunder or otherwise, the Vessel shall be off-hire from the commencement of such loss of time until she is again ready and in an efficient state to resume her service from a position no less favourable to Charterers than that at which such loss of time commenced. Any service given or distance made good by the Vessel whilst off-hire shall be taken into account in assessing the amount to be deducted from hire.

(b)

If the Vessel fails to proceed at any Guaranteed Speed or such Ordered Speed as Charterers are permitted to order the Vessel, as defined in Part II (LNG Form B) and Appendix A (Performance Calculations), and such failure arises wholly from any of the causes set out in sub-clause (a) above, then the following provisions shall apply:

(i)

if the Vessel is unable to maintain a speed of at least eighty-five percent (85%) of the Guaranteed Speed stated in Part II (LNG Form B), in wind and sea states not exceeding Beaufort force five (5), Charterers shall have the option of placing the Vessel off-hire, accepting that any distance made good by the Vessel whilst off-hire shall be taken into account in accordance with sub-clause (a) above; and

(ii)

except where Charterers have placed the Vessel off-hire pursuant to sub-clause (b)(i) above, failure of the Vessel to proceed at any Guaranteed Speed shall be addressed under Appendix A applicable (Performance Calculations), and the Vessel will not be off-hire under this Clause 34.

(c)

Further, and without prejudice to the foregoing, and subject to clause 12 (Weather Routeing) in the event the Vessel deviates (which expression includes, without limitation, putting back, or putting into any port or place other than that to which she is bound under the instructions of Charterers) for any cause or purpose mentioned in sub-clause (a) above, then the Vessel shall be off-hire from the commencement of such deviation until the time when she is again ready and in an efficient state to resume her service from a position no less favourable to Charterers than that at which the deviation commenced, provided, however, that any service given or distance made good by the Vessel whilst off-hire shall be taken into account in assessing the amount to be deducted from hire. If the Vessel, for any cause or purpose mentioned in sub-clause (a) above, puts into any port or place other than the port or place to which she is bound on the instructions of Charterers, the port charges, pilotage and other expenses at such port or place shall be borne by Owners. Should the Vessel be driven into any port or anchorage by stress of weather hire shall continue to be due and payable for any time lost thereby.

(d)

Time during which the Vessel is off-hire under this charter shall count as part of the charter period. Nevertheless Charterers shall have the option to declare that any time during which the Vessel is off-hire may be added to the charter period, up to the total amount of time spent off-hire. In such cases the rate of hire will be that prevailing at the time the Vessel would, but for the provisions of this Clause 34, have been redelivered, provided such rate of hire shall be no greater than the rate of hire applicable hereunder. Charterers shall exercise this option no later than the number of days noted in Part I of this charter (Performance Insertions) “Off-Hire Extensions”, being the number of days before the date on which the charter would otherwise terminate.

(e)

Any periods of off-hire occurring after the time and date on which Charterers have declared their option in sub-clause (d) above may be added to the charter period as long as Charterers have promptly declared at the end of the relevant period of off-hire that the time lost will be added to the total charter period.

(f)

On any occasion where Charterers rightfully deduct an amount for off-hire from the hire payment, Charterers shall also be entitled to deduct the cost of all fuels, priced at the Fuel Price, used by the Vessel during that period of off-hire.

(g)

If any LNG is lost as Boil-Off during periods of off-hire then Owners shall reimburse Charterers for the LNG lost at the Charterers’ realised sale price at the last port of discharge. Boil-Off shall be measured using the Vessel’s

CTMS or flow mass meters, if fitted, provided they have a valid calibration or verification certificate.

(h)

Where CTMS or flow mass meters are not calibrated in accordance with paragraph (g) or otherwise not able to determine the Boil-Off during any offhire period, the LNG lost as Boil-Off shall be assumed to have occurred at a constant rate equal to that obtained by measurement between official gauging operations of the cargo in question in accordance with Appendix A or Article 6(b) (Boil-Off Performance). Where, due to the off-hire having occurred during a ballast passage all Heel is lost as Boil-Off prior to the Vessel’s next commencement of loading, then such Boil-Off shall be deemed to have occurred at the greater of the Maximum Daily Boil-Off Rate Ballast as shown in Part I of this charter (Performance Insertions), or at a constant rate equal to that which occurred during the Vessel’s most recent ballast voyage.

(i)

In the event that the Vessel is off-hire for any reason other than in connection with periodical drydocking, pursuant to Clause 35 (Drydock), in-water survey, or underwater inspection in lieu of drydock, modifications pursuant to Clause 9 (Safe Places and Compatibility) or requisition of the Vessel pursuant to Clause 52 (Requisition), for any period in excess of that shown in Part I of this charter (Performance Insertions), “Off-Hire Termination Rights”, then Charterers shall have the option to terminate the charter by giving notice in writing with effect from the date stated in such notice. Such notice shall be capable of becoming immediately effective provided that the Vessel is free of cargo (other than Heel). This sub-clause (i) is without prejudice to any other rights or obligations of Owners or Charterers under this charter. For the purposes of this sub-clause (i), in the event of partial loss of service, the period of off-hire shall be the total period during which the Vessel is not fully efficient rather than the net resultant loss of time.

(j)

In the event that the Vessel is off-hire for a reason in connection with periodical dry-docking pursuant to Clause 35 (Drydock), for in-water survey, or for underwater inspection in lieu of drydock, modifications pursuant to Clause 9 (Safe Places and Compatibility) or requisition of the Vessel pursuant to Clause 52 (Requisition), for any period in excess of thirty (30) days over and above Owners’ estimated time allowed for such periodical drydocking or survey or inspection as advised beforehand by Owners, then Charterers shall have the option to terminate this charter by giving notice in writing with effect from the date stated in such notice.

(k)

Where for a canal transit the Vessel has a loss of queue position, or arrives late for an allocated transit slot and such loss of position or late arrival is due to Owners’ Group negligence or Vessel breakdown, then, apart from the offhire event that initially caused the delay, the Vessel will be additionally offhire from no later than arrival at the canal anchorage until the Vessel reaches the originally scheduled position in the queue or until the Vessel is given the next available transit slot as stated by the canal authority, whichever is sooner.

35.	Drydock

(a)	No periodical drydocking is anticipated during this charter.

36.	Sub-Letting, Assignment, Novation

(a)	Charterers may sub-let the Vessel to any Affiliate of Charterers without Owners’ permission. Charterers shall nevertheless remain fully responsible to Owners for due fulfilment of this charter.

(b)

Charterers may sub-let the Vessel to any non-Affiliate or third-party company with Owners’ permission, such permission shall not be unreasonably withheld, conditioned or delayed. Charterers shall nevertheless remain fully responsible to Owners for due fulfilment of this charter. Nonapproval by Owners of such intended sub-charterer on the grounds that such entity would not meet Owners’ counterparty due diligence requirements or KYC processes for a direct contractual relationship, shall be deemed to be reasonable.

(c)

Where a sub-charter is permitted Charterers shall include a clause in that subcharter requiring the sub-charterer to provide full style contact details, including twenty-four (24) hour emergency contact number, directly to both master and Owners.

(d)	Either Party may assign their rights under this charter to any of their Affiliates. Neither Party may assign their rights to a non-Affiliate without the written consent of the other Party.

(e)	Neither Party may novate this charter.

37.	Hire Payment and Deductions

(a)

Charterers shall pay for the use and hire of the Vessel at the daily rate stated in Part I of this charter (Rate of Hire), and pro rata for any part of a day, from the date and time (GMT) of her Delivery to Charterers until the date and time (GMT) of Redelivery to Owners. Charterers shall pay for any positioning fees, repositioning fees and other fees agreed in Part I.

(b)	Subject to other terms herein provided Owners shall invoice Charterers monthly in advance for the payment of hire.

(c)

Subject to Clause 2(c) and 2(e) (Duty to Maintain), Clause 20 (Space Available, Cargo Capacity, Contamination), and timely receipt of Owners’ invoice (being no later than five (5) Business Days prior to the relevant payment date), payment of hire shall be made in immediately available funds but never later than the last Business Day prior to the start of the hire period, and thereafter, the last Business Day prior to the start of subsequent months. Payment shall be made in United States Dollars per calendar month in advance free of any bank charges or fees, or for the entire period of the charter where such period is no more than forty-five (45) days firm remaining, less the following deductions which Charterers may make:

(i)	any hire paid, or cost of fuel, or Boil-Off which Charterers reasonably estimate to relate to off-hire periods;

(ii)	any amounts disbursed on Owners’ behalf, any advances and commission thereon, and charges which are for Owners’ account pursuant to any provision of this charter; and

(iii)	any amounts due, or reasonably estimated to become due, to Charterers under Clause 2(b) (Duty to Maintain) or Appendix A (Performance Calculations).

Any such deductions are to be made at the due date for the next monthly payment after the facts have been ascertained.

Payment for positioning fees, repositioning fees or other fees agreed in Part I will be due when specified in Part I, and payment for any other reimbursable costs incurred by Owners hereunder will be due from Charterers within thirty (30) days of delivery of Owners’ invoice for the same together with reasonable documentation substantiating the costs incurred.

For clarity, if Owners issues an invoice less than five (5) Business Days prior to the relevant payment date, Owners will continue to have the right to claim payment of such invoice but the time allowed for Charterers to make payment will be extended accordingly.

(d)

Charterers shall substantiate all deductions from hire by the submission of supporting documentation, corresponding to a given deduction, within thirty (30) days of the applicable deduction being made.

(e)

Charterers shall not be responsible for any delay or error by Owners’ bank in crediting Owners’ account, provided that Charterers have made proper and timely payment, and can demonstrate same, if required, with SWIFT or equivalent record.

(f)	If Charterers are in default of such proper and timely payment:

(i)

Owners shall notify Charterers of such default and Charterers shall, within ten (10) days of receipt of such notice, pay to Owners the amount due, including interest, failing which Owners may withdraw the Vessel from the service of Charterers until such amounts are paid together with any applicable interest, and if such payment default remains unremedied within thirty (30) days of receipt of such notice, Owners may immediately terminate the charter by giving notice of termination to Charterers at any time thereafter, and any such suspension or termination of the charter will be without prejudice to any other rights Owners may have under this charter or otherwise; and

(ii)	interest on any amount due but not paid on the due date shall accrue from the due date up to but excluding the day when payment is made, at a rate per annum which shall be two percent (2%) above

SOFR. Interest shall be calculated on the basis of a three hundred and sixty (360) day year and shall be paid on the date when payment of the sum due is made. If SOFR is not available, then a benchmark rate which has been formally designated, nominated or recommended as the replacement for SOFR by any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of any of them (the “Replacement Rate”) shall replace SOFR , provided that if no Replacement Rate is available, the Party not in breach of this charter shall select another equivalent rate acting reasonably.

(g)

In the event that Charterers receive any request for payment to Owners to be made to a bank account which is different from that shown in Part I of this charter (Banking Details), Charterers shall be required promptly to verify and re-confirm the request before any payment is made by Charterers to the requested bank account.

(h)

Concurrently with the execution and delivery of this charter, Charterers shall procure the issue of the Parent Guarantee in favour of Owners. If Charterers do not deliver the Parent Guarantee to Owners when required pursuant to this clause, Owners may terminate the charter without prejudice to Owners’ right to claim damages from Charterers. The Parent Guarantee will remain in force and will not be prejudiced by any sub-letting or assignment of the charter by Charterers pursuant to Clause 36.

38.	Final Voyage

(a)

If when a payment of hire is due hereunder, Charterers reasonably expect that Redelivery of the Vessel will take place before the next payment of hire after that one would fall due, then the hire payable shall be assessed on Charterers’ reasonable estimate of the time necessary to complete Charterers’ programme up to Redelivery, and from which estimate Charterers may, in addition to their deduction entitlements under Clause 37(c) (Hire Payment and Deductions), deduct amounts due, or reasonably expected to become due, for:

(i)	disbursements on Owners’ behalf or charges for Owners’ account pursuant to any provision of this charter; and

(ii)	bunkers and Heel on board at Redelivery in accordance with Clause 22 (Quantity Determination of Bunkers and Heel).

(b)	Promptly, and in any event not later than 10 days after Redelivery, any overpayment shall be refunded by Owners or any underpayment made good by Charterers.

(c)

Charterers shall not commence any final voyage which they cannot reasonably expect to complete within the maximum period of the charter. If however at the time this charter would otherwise terminate in accordance with the Period stipulated in Part I of this charter, and any extension under Clause 34(d) and (e) (Off-Hire), the Vessel is on a ballast voyage to a port of Redelivery, or is upon a laden voyage, then Charterers shall continue to have the use of the Vessel at the same rate and conditions as stated in this charter for as long as necessary to complete such ballast voyage or to complete such laden voyage and return to a port of Redelivery, as provided by this charter, as the case may be. This sub-clause (c) shall not in any way reduce Charterers’ obligations in respect of Redelivery of the Vessel within the agreed Period as stated in Part I of this charter.

39.	Taxes and Gross-Up

(a)

Subject to the underlying tax returns and tax assessments being timely provided by Owners to Charterers in appropriate form, all and any local, state, national or supranational taxes and/or other governmental charges and/or duties of whatsoever kind (“Taxes”) assessed on or in respect of the Bunker Vessel, Owners, cargo, hire, sub-hire, sub-freight and/or any other income or sums arising in connection with Owners’ performance of Charterers’ instructions under this charter and/or the performance, operations, nationality or residency of Charterers (whenever assessed) shall be for Charterers’ sole account, except the following Taxes (“Excluded Taxes”): (i) Taxes levied upon Owners by any tax authority in the country of the flag of the Bunker Vessel or by any tax authority in the country of Owners’ legal or commercial domicile or tax residence or by any tax authority in any country in which a permanent establishment of Owners is located or (ii) Taxes relating to any costs or expenses that Owners have agreed in this charter to pay and (iii) any Tax that would not have been incurred but for (A) the failure of Owners to perform or comply with their obligations under this charter or under any applicable law, regulation or rule having the force of law, or (B) the negligence or intentional misconduct of Owners..

(b)

For the avoidance of doubt, and without limitation to the generality of the foregoing: (i) any Taxes payable under section 887 of the United States Internal Revenue Code of 1986, as amended (providing for US Gross Transportation Income Tax) or equivalent legislation in any other jurisdiction which is or becomes applicable to the performance of this charter, in each case levied solely as a result of the Bunker Vessel travelling through or being located in such jurisdiction in accordance with Charterers’ instructions given under this charter, shall be for Charterers’ account and, to the extent that Owners are held liable to pay such taxes, Charterers shall reimburse Owners subject to provision of proof of assessment and payment; and (ii) the amount of hire and any other amounts payable by Charterers under this charter are exclusive of any applicable sales, value-added or other indirect taxes, which Charterers will be required to pay if applicable. Owners agree to cooperate with Charterers to support any claim in a timely and proper manner for any applicable exemption related to the Taxes described in clause (i) of this paragraph (b).

(c)

If at any time throughout the charter period, Charterers are required to make any deduction or withholding in respect of taxes from any payment due under this charter, then the sum due from Charterers in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, Owners receive on the due date for such payment (and retain, free from any liability in respect of such deduction or withholding), a net sum equal to the sum which would have been received had no such deduction or withholding been required, provided that Charterers shall have no obligation to pay any increased amount to compensate for the withholding of an Excluded Tax.

(d)

If Charterers make a gross-up payment (a “Tax Payment”) under sub-clause (c) of this Clause 39 in respect of any sums paid to Owners, and should Owners be entitled to either a refund of tax or a credit against tax (a “Tax Credit”) which Owners are able in their sole discretion to identify as attributable to that Tax Payment, then Owners shall reimburse Charterers such amount of that Tax Credit as will leave Charterers (after that reimbursement in Owners’ sole discretion) in no better or worse position than they would have been had no Tax Payment been required. Such reimbursement will be provided to Charterers within thirty (30) days of Owners becoming entitled to the aforementioned Tax Credit. Nothing in this Clause 39(d) is intended to interfere with the right of Owners to arrange their tax affairs in whatever manner they think fit.

(e)

Owners shall deliver to Charterers, before the date on which Charterers execute this charter and thereafter upon request, a properly completed and executed US Internal Revenue Service (“IRS”) Form W-8BEN-E or W8ECI, whichever is applicable accurately stating Owners’ status for US federal tax withholding purposes.

(f)

If Owners receive any notice or other communication from any tax authority with respect to any Tax for which Charterers are responsible under this charter, Owners shall give Charterers prompt written notice thereof and shall cooperate with Charterers in taking such action as Charterers may reasonably request to respond to the tax authority’s notice or other communication, without prejudicing any of Owners’ rights hereunder and subject to Charterers reimbursing Owners for any reasonable fees and expenses paid by Owners to obtain advice and services from professional tax advisors in connection with the applicable matter.

40.	Lien

Owners shall have a lien upon all cargoes and all hire (or hire under sub-charters) for any amounts due under this charter and Charterers shall have a lien on the Vessel for all monies paid in advance and not earned, and for all claims for damages arising from any breach by Owners of this charter.

41.	Owners to Provide

(a)	Owners shall provide and pay for:

(i)	all provisions, wages, including but not limited to all overtime payments, travel costs, and all other expenses of the master, officers and crew;

(ii)

all liabilities for customs or import duties arising at any time during the performance of this charter in relation to the personal effects of the master, officers and crew, and in relation to the stores, provisions and other matters aforesaid which Owners are to provide and pay for. Owners shall refund to Charterers any sums Charterers or their agents may have paid or been compelled to pay in respect of any such liability;

(iii)

all insurance on the Vessel, except as provided in Clause 10 (Geographical Trading Limits), Clause 19 (Terminal Rules and Conditions of Use), Clause 55 (Additional War Expenses) and Clause 56 (Piracy);

(iv)	all deck, cabin and engine-room stores, and lubricating oil;

(v)	all urea, caustic soda or other material required for exhaust gas management system or for ballast water treatment systems here fitted;

(vi)	all drydocking, overhaul, maintenance and repairs to the Vessel; (vii) all fumigation expenses and de-ratting certificates; and (viii) all communication costs.

(b)

Any amounts allowable in general average for wages and provisions and stores shall be credited to Charterers insofar as such amounts are in respect of a period when the Vessel is on-hire. Owners shall pay for any fuel used, including Boil-Off, in connection with a general average sacrifice or expenditure.

42.	Charterers to Provide

(a)	Charterers shall provide and pay for:

(i)

all fuel, which must be supplied from a bunker supplier who applies the standards required of a first-class operator, acceptable to Owners, acting reasonably. In respect of bunkers consumed for Owners purposes these will be charged to Owners on each occasion by Charterers at the Fuel Price;

(ii)

all Boil-Off, which in accordance with Charterers’ instructions, shall be used as fuel. In respect of Boil-Off consumed for Owners’ purposes Owners will be charged on each occasion by Charterers at the Charterers’ realised sale price at the last port of discharge, but always subject to Clause 23(d) (Gas-Up, Cool-Down, LNG

Retention);

(iii)

all fuel consumed for the production of nitrogen and, where fitted, sub-cooler system, ballast water treatment system, air lubrication, exhaust gas pre or post treatment consumption (EGR, SCR, ICER, VCR or similar), or for any other systems aboard the Vessel; and]

(iv)

towage and pilotage, agency fees, port charges, commissions, expenses of loading and unloading cargoes (the vapour return compressors returning vapour from the shore during discharging shall be operated at no expense to Owners), canal dues and all charges other than those payable by Owners in accordance with Clause 41 (Owners to Provide).

(b)

The above mentioned items shall be for Owners’ account in the case where such items are consumed, employed or incurred for Owners’ purposes, or while the Vessel is off-hire, unless such items reasonably relate to any service given or distance made good and taken into account under Clause 34 (Off-Hire).

43.	Supernumeraries

(a)

Charterers may place up to two (2) representatives on board the Vessel on any Voyage undertaken during this charter. In such case Owners shall provide accommodation, provisions and all requisites as supplied to the Vessel’s Officers, except alcohol.

(b)	Charterers shall pay at the rate of United States Dollars fifty (US $50), per day for each representative whilst on board the Vessel.

(c)

Owners shall ensure that all visitors to the Vessel shall receive a safety briefing and information on the parts of the safety management system relevant to their stay on board, and that all visitors shall comply with Owners’ HSSE policies and procedures whilst onboard.

(d)

Charterers and their agents shall sign an “Indemnity Agreement for Boarding Vessel” in the format shown in Appendix B (Indemnity Agreement for Boarding Vessel), in order to obtain permission to board the Vessel.

44.	Insurance and ITOPF

(a)	It is a condition of this charter that the Vessel is now, and will throughout the duration of the charter:

(i)	be owned or demise chartered by a member of the International Tanker Owners Pollution Federation Limited (“ITOPF”);

(ii)	be properly entered in the Protection and Indemnity (“P&I”) Club as shown in Part II (LNG Form B), being a member of the International Group of P&I Clubs;

(iii)

have in place insurance cover for oil pollution for the maximum limit provided by a full entry with an International Group of P&I Clubs’ member but always to a minimum of United States Dollars one thousand million (US$1,000,000,000);

(iv)

have in full force and effect Hull and Machinery (“H&M”) insurance on Institute Time Clauses, or their equivalent, to a value as would be procured by a first-class vessel operator of similar such vessels and covering the value of the Vessel against physical loss or damage, including collision liability and including coverage for perils of the sea, fire, explosion, piracy, and other customary risks;

(v)	have in place H&M and P&I War Risk insurance each to the value of the Vessel; and

Owners shall promptly provide, following a request from Charterers to do so, documented evidence of compliance with this Clause 44.

(b)

Charterers shall have in place, and provide evidence of same if so requested, third party liability insurance. The insurance shall be in place before the commencement of this charter, and remain so throughout the performance of this charter.

(c)

All of the insurance policies that each Party is required to maintain (or cause to be maintained) under this Clause 44 shall, to the extent of the liabilities and indemnities assumed by such Party, be primary and not seek contribution to any other insurance coverage maintained by the other Party or the Persons whom such Party is required to indemnify hereunder, and will be endorsed to include a waiver of any right of subrogation or recourse by the insurers against the other Party and such Persons. For the avoidance of doubt, a waiver of any right of subrogation or recourse by the insurers against the other Party and such Persons shall be given only insofar as these relate to liabilities which are properly the responsibility of the assureds of the relevant insurers under the terms of this charter.

(d)

For clarity, notwithstanding any other provision in this Clause 44, nothing in this Clause 44 and no insurance obtained by Owners shall relieve or be construed to relieve Charterers, Charterers’ Affiliates, or anyone for whom Charterers or their Affiliates’ are responsible, from any claims, damages or liabilities for which they are legally at fault.

45.	ISPS Code and United States MTSA 2002

This Clause 45 makes reference to the International Ship and Port Facility Security Code and the relevant amendments to Chapter XI of SOLAS (“ISPS Code”) and the US Maritime Transportation Security Act 2002 (“MTSA”).

(a)

During the currency of this charter Owners shall procure that both the Vessel and “the company” (as defined by the ISPS Code) and the “owner” (as defined by the MTSA) shall comply with the requirements of the ISPS Code (including all requirements related to AIS (Automatic Identification System) equipment and reporting) relating to the Vessel and “the company” and the requirements of MTSA relating to the Vessel and the “owner”. Upon request Owners shall provide documentary evidence of compliance with this subclause (a).

(b)

Except as otherwise provided in this charter, loss, damage, expense or delay, caused by failure on the part of Owners or “the company”/“owner” to comply with the requirements of the ISPS Code or MTSA or this Clause 45, shall be for Owners’ account.

(c)

Charterers shall provide Owners with their full style contact details and shall ensure that the contact details of all sub-charterers, where sub-letting is permitted in accordance with Clause 36 (Sub-Letting, Assignment, Novation), are likewise provided to Owners and to the master. Except as otherwise provided in this charter, any loss, damage, expense or delay caused by failure on the part of Charterers to comply with this sub-clause (c) shall be for Charterers’ account.

(d)

Notwithstanding anything else contained in this charter, costs or expenses related to security regulations or measures required by a port facility or any relevant authority in accordance with the ISPS Code/MTSA including, but not limited to, security guards, launch services, tug escorts, port security fees or inspections shall be for Charterers’ account, unless such costs or expenses result solely from Owners’ Group’s negligence or non-compliance with the ISPS Code or the MTSA, in which case such costs or expenses shall be for Owners’ account. All measures that Owners are obliged to take in order to comply with the security plan required by the ISPS Code or MTSA shall be for Owners’ account.

(e)	Notwithstanding any other provision of this charter, the Vessel shall not be off-hire where there is a loss of time caused by Charterers’ failure to comply with the ISPS Code or MTSA.

(f)	If either Party makes any payment which is for the other Party’s account according to this Clause 45, the other Party shall indemnify the paying Party.

46.	Bills of Lading

(a)

The master (though appointed by Owners) shall be under the orders and direction of Charterers as regards employment of the Vessel, agency and other arrangements, and shall sign Bills of Lading as Charterers or their agents may direct, subject always to Clause 50 (Export Restrictions), Clause 51 (Trade Controls) and Clause 54(a) (War Risks), without prejudice to this charter. Charterers hereby indemnify Owners against all consequences or liabilities that may arise:

(i)

from signing Bills of Lading in accordance with the directions of Charterers or their agents, to the extent that the terms of such Bills of Lading fail to conform to the requirements of this charter, or, except as provided in sub-clause (b) below, from the master otherwise complying with Charterers’ or their agents’ orders; and

(ii)	from any irregularities in papers supplied by Charterers or their agents.

(b)	If Charterers by email, or other form of written communication that specifically refers to this Clause 46, request Owners to discharge a quantity of cargo either without Bills of Lading or at a discharge place other than that named in a Bill of Lading or that is different from the Bill of Lading quantity, then Owners shall discharge such cargo in accordance with Charterers’ instructions in consideration of receiving the following indemnity, which shall be deemed to be given by Charterers on each and every such occasion, and which is limited in value to two hundred percent (200%) of the delivered value of the cargo carried on board:

(i)

Charterers shall indemnify Owners and Owners’ servants and agents in respect of any liability, loss, or damage of whatever nature (including legal costs as between attorney or solicitor and client and associated expenses), which Owners may sustain by reason of delivering such cargo in accordance with Charterers’ request;

(ii)

if any proceeding is commenced against Owners or any of Owners’ servants or agents in connection with the Vessel having delivered cargo in accordance with such request, Charterers shall provide to Owners or any of Owners’ servants or agents, from time to time on demand, sufficient funds to defend the said proceedings;

(iii)

if the Vessel or any other vessel or property belonging to Owners should be arrested or detained, or if the arrest or detention thereof should be threatened, by reason of discharge in accordance with Charterers’ instruction as aforesaid, Charterers shall provide on demand such bail or other security as may be required to prevent such arrest or detention or to secure the release of such vessel or property. Charterers shall indemnify Owners in respect of any loss, damage or expenses caused by such arrest or detention whether or not same may be justified;

(iv)	Charterers shall, if called upon to do so at any time while such cargo is in Charterers’ possession, custody or control, redeliver the same to Owners;

(v)

as soon as all original Bills of Lading for the above cargo, which name as discharge port the place where delivery actually occurred, shall have arrived or come into Charterers’ possession, Charterers shall produce and deliver the same to Owners whereupon

Charterers’ liability hereunder shall cease.

Provided however, if Charterers have not received all such original Bills of Lading by 24:00 hours Coordinated Universal Time (“UTC”) on the day thirty-six (36) calendar months after the date of discharge, then this indemnity shall terminate at that time unless before that time Charterers have received from Owners written notice that:

aa)	some person is making a claim in connection with Owners delivering cargo pursuant to Charterers’ request or,

bb)	legal proceedings have been commenced against Owners or carriers, or Charterers, or any of their respective servants or agents, or the Vessel, for the same reason.

When Charterers have received such a notice, then this indemnity shall continue in force until such claim or legal proceedings are settled. Termination of this indemnity shall not prejudice any legal rights a Party may have outside of this indemnity.

(vi)

Owners shall promptly notify Charterers if any person (other than a person to whom Charterers ordered cargo to be delivered) claims to be entitled to such cargo or if the Vessel or any other property belonging to Owners is arrested by reason of any such discharge of cargo; and

(vii)

this indemnity shall be governed and construed in accordance with English law and each and any dispute arising out of or in connection with this indemnity shall be subject to the jurisdiction of the High Court of Justice of England.

(c)	Owners warrant that the master will comply with orders to carry and discharge against one or more Bills of Lading from a set of original negotiable Bills of Lading should Charterers so require.

(d)

If required by customs, or any other authority, Charterers will provide Owners, at their request, and to the extent of Charterers’ knowledge, with a declaration of final cargo destination with respect to cargo discharged or to be discharged, as the case may be, by STS transfer.

47.	Clause Paramount

Charterers shall procure that all Bills of Lading issued pursuant to this charter shall contain the following:

(a)

Subject to sub-clause (b) or (c) below, this Bill of Lading shall be governed by, and have effect subject to, the rules contained in the International Convention for the Unification of Certain Rules relating to Bills of Lading signed at Brussels on 25th August 1924 (hereafter the “Hague Rules”) as amended by the Protocol, signed at Brussels on 23rd February 1968 (hereafter the “Hague-Visby Rules”). Nothing contained herein shall be deemed to be either a surrender by the carrier of any of his rights or immunities or an increase of any of his responsibilities or liabilities under the Hague-Visby Rules.

(b)

If there is governing legislation which applies the Hague Rules compulsorily to this Bill of Lading, to the exclusion of the Hague-Visby Rules, then this Bill of Lading shall have effect subject to the Hague Rules. Nothing therein contained shall be deemed to be either a surrender by the carrier of any of his rights or immunities or an increase of any of his responsibilities or liabilities under the Hague Rules.

(c)

If there is governing legislation which applies the United Nations Convention on the Carriage of Goods by Sea 1978 (hereafter the “Hamburg Rules”) compulsorily to this Bill of Lading, to the exclusion of the Hague-Visby Rules, then this Bill of Lading shall have effect subject to the Hamburg Rules. Nothing therein contained shall be deemed to be either a surrender by the carrier of any of his rights or immunities or an increase of any of his responsibilities or liabilities under the Hamburg Rules.

(d)	If any term of this Bill of Lading is repugnant to the Hague-Visby Rules or Hague Rules or Hamburg Rules as applicable, then such term shall be void to that extent but no further.

(e)

Nothing in this Bill of Lading shall be construed as in any way restricting, excluding or waiving the right of any relevant party or person to limit his liability under any available legislation or law.

48.	Electronic Bills of Lading

(a)

Notwithstanding anything contained in this charter, Charterers may, at their sole discretion, require Owners to issue and sign in electronic form, and transmit electronically, any Bill of Lading to be issued pursuant to Clause 46 (Bills of Lading), provided that the system employed must at all times be one acceptable to the International Group of P&I Clubs.

(b)

It is expressly agreed that any applicable requirement of law, contract, custom or practice that any Bill of Lading issued pursuant to this charter shall be made or evidenced in writing, signed or sealed, shall be satisfied by such electronic form, and the Parties agree not to contend, in any dispute arising out of or in connection with any such electronic form, or any electronic form which has been converted to paper, that such is invalid on the grounds that it is not in writing or that it is not equivalent to an original paper document signed by hand, or, as the case may be, sealed.

49.	Exceptions

(a)

The Vessel, her master and Owners shall not, unless otherwise in this charter expressly provided, be liable for any loss or damage or delay or failure arising or resulting from any act, neglect or default of the master, pilots, mariners or other servants of Owners in the navigation or management of the Vessel, fire, unless caused by the actual fault or privity of Owners, collision or stranding, dangers and accidents of the sea, explosion, bursting of boilers, breakage of shafts or any latent defect in hull, equipment or machinery, provided, however, that Clause 1 (Description and Condition of Vessel), Clause 2 (Duty to Maintain), Clause 3 (Shipboard Personnel), Clause 4 (Safety Management), and Part II (LNG Form B) hereof shall be unaffected by the foregoing. Further, neither the Vessel, her master or Owners, nor Charterers shall, unless otherwise in this charter expressly provided, be liable for any loss or damage or delay or failure in performance hereunder arising or resulting from act of God, act of war, seizure under legal process, quarantine restrictions, strikes, lock-outs, riots, restraints of labour, civil commotions or arrest or restraint of princes, rulers or people.

(b)	The Vessel shall have liberty to sail with or without pilots, to tow or go to the assistance of vessels in distress and to deviate for the purpose of saving life or property.

(c)	Sub-clause (a) above shall not apply to, or affect any liability of, Owners or the Vessel or any other relevant person in respect of:

(i)

loss or damage caused to any berth, jetty, dock, dolphin, buoy, mooring line, pipe loading and discharging arms, or crane or other works or equipment whatsoever at or near any place to which the Vessel may proceed under this charter, whether or not such works or equipment belong to Charterers; or

(ii)

any claim (whether brought by Charterers or any other person) arising out of any loss of or damage to or in connection with cargo. Any such claim shall be subject to the Hague-Visby Rules or the Hague Rules or the Hamburg Rules, as the case may be, which ought, pursuant to Clause 47 (Clause Paramount) hereof, to have been incorporated in the relevant Bill of Lading (whether or not such Rules were so incorporated) or, if no such Bill of Lading is issued, to the Hague-Visby Rules unless the Hamburg Rules compulsorily apply, in which case such claim shall be subject to the Hamburg Rules.

(d)

In particular and without limitation, the foregoing sub-clauses (a) and (b) of this Clause 49 shall not apply to, or in any way affect any provision in this charter, relating to off-hire or to reduction of hire or Boil-Off or bunkers consumed during periods of off-hire.

50.	Export Restrictions

(a)

The master shall not be required or bound to sign Bills of Lading for the carriage of cargo to any place to which export of such cargo is prohibited under the laws, rules or regulations of the country in which the cargo was produced or shipped.

(b)	Charterers shall procure that all Bills of Lading issued under this charter shall contain the following clause:

“If any laws rules or regulations applied by the government of the country in which the cargo was produced or shipped, or any relevant agency thereof, impose a prohibition on export of the cargo to the place of discharge designated in or ordered under this Bill of Lading, carriers shall be entitled to require cargo owners forthwith to nominate an alternative discharge place for the discharge of the cargo, or such part of it as may be affected, which alternative place shall not be subject to the prohibition, and carriers shall be entitled to accept orders from cargo owners to proceed to and discharge at such alternative place.”

(c)	The foregoing provision shall apply mutatis mutandis to this charter, the references to a Bill of Lading being deemed to be references to this charter.

51.	Trade Controls (a) General:

Owners and Charterers confirm that they are knowledgeable about Trade Controls Laws applicable to the performance of this charter including the list of Restricted Parties. Owners and Charterers shall comply with all applicable Trade Controls Laws in the performance of this charter and in particular Owners and Charterers shall not, and shall procure that their contractors and agents shall not, do anything which is inconsistent with or which may cause the other Party to be in breach of (or expose such Party to punitive measures) under, Trade Controls Laws.

Each Party represents and warrants that no person assigned by it to perform any material part of its obligations under this charter is: (i) ordinarily resident in, or exclusively a citizen of, countries or territories subject to comprehensive sanctions and/or export restrictions under Trade Controls Laws (collectively, “Sanctioned Countries”)), except that this representation and warranty will not apply to the masters, officers or crew of the Vessel; (ii) included on any of the restricted party lists maintained under Trade Controls Laws, including but not limited to the Specially Designated Nationals (“SDN”) List, Sectoral Sanctions Identification (“SSI”) List, the Non-SDN Menu-Based Sanctions (“NS-MBS”) List, and Foreign Sanctions Evaders List maintained by OFAC, the Entity List, Unverified List or Denied Persons List maintained by BIS, United Nations Consolidated List, the European Union Consolidated List, the Her Majesty’s Treasury Consolidated List, or the Australia Foreign Affairs Consolidated List; or (iii) owned (individually or in the aggregate at 50% or greater level) or controlled, directly or indirectly, by, or acting on behalf of, any individual, entity that is described in (i) or (ii) above. In performance of this charter, neither Party will use products, commodities, materials or other supplies sourced, manufactured in or otherwise obtained directly or indirectly, in whole or in part, from or through (A) Sanctioned Countries, (B) any Restricted Party, or (C) a person described in subsections (i)-(iii) above.

(b)	Territorial Restrictions:

Charterers shall not use the Vessel to export, re-export, transfer divert, trade, ship, import, transport, store, sell, deliver or re-deliver any cargo on-board to a Restricted Jurisdiction or a Restricted Party, unless specifically authorised to do so in writing by Owners.

(c)	Limitation of Liability:

Notwithstanding anything to the contrary herein, nothing in this charter is intended, and nothing herein should be interpreted or construed, to induce or require either Party to act or refrain from acting (or agreeing to act or refrain from acting) in any manner which is inconsistent with, penalized or prohibited under Trade Controls Laws applicable to such Party or which, in the reasonable judgement of Owners (or in the reasonable judgement of Owners’ insurers) would expose the Vessel to any applicable sanction or prohibition imposed under Trade Controls Laws.

(d)	Suspension/Termination:

Owners and Charterers shall not be obliged to perform any obligation under this charter and shall not be liable for damages or costs of any kind (including but not limited to penalties) for any delay or non-performance and either Owners or Charterers may terminate this charter at any time upon written notice to the other, if in their reasonable judgment supported by credible evidence that such performance would be in violation of or inconsistent with, or would expose them to any negative consequences under Trade Controls Laws. The timing of this entitlement (which shall be at the non-breaching Party’s discretion) is either:

(i)	with immediate effect at any time prior to commencement of

loading; or

(ii)	if the laden voyage has not been completed and the cargo discharged, then once the laden voyage has been completed and the cargo discharged.

This right shall be without prejudice to any other rights the non-breaching Party may have in respect of such breach.

(e)	Charterers shall procure that this Clause 51 shall be incorporated into any sub-charters permitted under this charter.

52.	Requisition

Should the Vessel be requisitioned by any government, de facto or de jure, during the period of this charter then the Vessel shall be off-hire during the period of such requisition, and any hire paid by governments in respect of such requisition period shall be for Owners’ receipt. Any such requisition period shall count as part of the charter period.

53.	Outbreak of War

(a)

If war or hostilities break out between any two or more of the following countries: United States of America, The Russian Federation, People’s Republic of China, United Kingdom, Canada, the flag state or country of registry of the Vessel, then either Party shall have the right to cancel this charter, provided that such war or hostilities materially and adversely affect the trading of the Vessel for a period of at least 10 (ten) days.

(b)

If the Vessel’s flag state becomes engaged in hostilities, and Charterers in consequence of such hostilities find it commercially impracticable to employ the Vessel, they may give Owners written notice thereof. In such case, then from the date of receipt by Owners of such notice, until the termination of such commercial impracticability, the Vessel shall be off-hire. Owners shall have the right to employ the Vessel on their own account during this period. Any such period shall count as part of the charter period.

54.	War Risks

(a)

The master shall not be required or bound to sign Bills of Lading for any place which in his or Owners’ reasonable opinion is dangerous or impossible for the Vessel to enter or reach, owing to any blockade, war, hostilities, warlike operations, civil war, civil commotions, revolutions, acts of piracy, acts of terrorists, acts of hostility or malicious damage.

(b)

If in the reasonable opinion of the master or Owners it becomes, for any of the reasons set out in sub-clause (a) above, or by the operation of international law, dangerous, impossible or prohibited for the Vessel, or Owners through their use of the Vessel, to reach or enter or to load or discharge cargo at any place to which the Vessel has been ordered pursuant to this charter (a “Place of Peril”), then Charterers or their agents shall be immediately notified in writing, email, or by radio message and Charterers shall thereupon have the right to order the cargo, or such part of it as may be affected, to be loaded or discharged, as the case may be, at any other place allowed within Clause 10 (Geographical Trading Limits), provided such other place is not itself a Place of Peril. If any place of discharge is or becomes a Place of Peril then Owners shall not be required to continue to or remain at such Place of Peril. The Vessel may procced to a Safe Place and await further orders.

(c)

The Vessel shall have liberty to comply with any directions or recommendations as to departure, arrival, routes, ports of call, stoppages, destinations, zones, waters, delivery or otherwise whatsoever given by the government of the state under whose flag the Vessel sails, or any other government or local authority, or by any person or body acting or purporting to act with the authority of any such government or local authority, including any de facto government or local authority, or by any person or body acting, or purporting to act, as or with the authority of, any such government or local authority or by any committee or person, having under the terms of the war risks insurance on the Vessel, the right to give any such directions or recommendations. If by reason of, or in compliance with, any such directions or recommendations anything is done or is not done, such shall not be deemed a deviation. If by reason of, or in compliance with any such direction or recommendation, the Vessel does not proceed to any place of discharge to which she has been ordered pursuant to this charter, then the Vessel may proceed to any Safe Place and await further orders from Charterers.

(d)	Charterers shall procure that all Bills of Lading issued under this charter shall contain provisions equivalent to this Clause 54.

55.	Additional War Expenses

(a)

If the Vessel is ordered to trade in areas where there is war (de facto or de jure), or threat of war, Charterers shall reimburse Owners for any reasonable additional insurance premiums, crew bonuses and other expenses which are reasonably incurred by Owners as a consequence of such orders, provided that Charterers are given notice of such expenses as soon as practicable and in any event before such expenses are incurred, and provided that Owners seek from their insurers a waiver of any subrogated rights against Charterers in respect of any claims by Owners under their war risk insurance arising out of compliance with such orders.

(b)

Any payments by Charterers under this Clause 55 will only be made against proven documentation. Any discount or rebate refunded to Owners, for whatever reason, in respect of additional war risk premium, shall be passed to Charterers.

56.	Piracy

(a)

If the Vessel proceeds to or through an area in which there is a current risk of piracy, verified by a competent international authority, Owners will at all times adhere to the latest version of Best Management Practices (“BMP”), including with respect to routing. Owners shall be entitled:

(i)	to take reasonable preventive measures to protect the Vessel, her crew and cargo, by proceeding in convoy, using escorts, avoiding day or night navigation, adjusting speed or course;

(ii)	to follow any orders given by the flag state, any governmental or supra-governmental organisation; and

(iii)

where there is an actual, or imminent act of piracy, and only after giving Charterers reasonable advance notice of the same where practicable, to take a safe and reasonable alternative route in place of the normal direct or intended route to the next port of call, provided that such alternative route does not, in the case of the Gulf of Aden, physically extend beyond the transit of the Gulf of Aden. In such case Owners shall give Charterers reasonable advance notice of the alternative route, an estimate of time and bunker consumption, and a revised estimated time of arrival.

(b)

Subject to sub-clause (e) below, shall pay Owners’ reasonable documented costs and expenses (having given Charterers notice of such expenses as soon as practicable and in any event before such expenses are incurred), in respect of any additional hull and machinery, or, if applicable, war risks insurance premiums, or additional reasonable and contractual crew costs, including crew bonus, arising out of actual or threatened acts of piracy, or any preventive or other measures taken by Owners pursuant to sub-clause (a) above.

(c)	The Vessel shall remain on-hire for any time lost taking the measures referred to in sub-clause (a) above.

(d)

Where, notwithstanding the taking of any of the measures referred to in subclause (a) above, and where not caused by a lack of due diligence on Owners’ part, and where Charterers have not exercised the option to require Owners to purchase off-hire insurance pursuant to sub-clause (e) below, the Vessel is captured by pirates, hire shall be payable at one hundred percent (100%) of the hire rate for the duration of any such capture.

(e)

Charterers shall have the option, where the Vessel is scheduled to transit the Gulf of Aden, or other areas of known piracy risk, to require Owners to either extend existing war risk insurance or purchase off-hire insurance, which in either case shall cover loss of hire. The cost of such insurance shall be reimbursed by Charterers provided always that:

(i)

Owners obtain from their insurers a waiver of any subrogated rights against Charterers in respect of any claims by Owners under the foregoing insurances arising out of compliance with Charterers’ orders;

(ii)	the terms of cover and cost have been disclosed to, and agreed by Charterers prior to the purchase of such insurance; and

(iii)	that following the exercise of such option, the Vessel shall be offhire for any time lost as a result of capture by pirates.

(f)

The safety and protection of the crew and the Vessel is the obligation of Owners and it is for Owners to determine the level of threat and the measures considered appropriate to discharge that obligation. If Owners deploy government-supplied military armed guards or private armed guards, then it is an express condition of this charter that Owners will, on a voyage-byvoyage basis:

(i)

give Charterers advance notice of such intended deployment as soon as reasonably practicable but not less than five (5) days prior to such deployment, and throughout such voyage Owners will adhere to the responses submitted in the Vessel Security Questionnaire;

(ii)

confirm in advance of deployment that such deployment has been notified to Owners’ P&I and war risks underwriters without objection (with evidence, satisfactory to Charterers, of Owners’ exchanges with underwriters);

(iii)

ensure, in advance of and throughout any deployment, that such deployment complies with all flag state requirements, laws of the flag state, and any other applicable laws; and (iv) continue to adhere to the latest BMP.

(g)

All reasonable costs and expenses directly associated with the deployment of government-supplied military armed guards or private armed guards or unarmed guards, shall be paid by Charterers, capped at United States Dollars one hundred thousand (US $100,000), per voyage, and subject always to Owners supplying documentary evidence of such total costs. Save as aforesaid, Owners will indemnify and hold Charterers harmless against all claims, liabilities, costs and expenses of whatever nature which arise directly in connection with the deployment of government-supplied military armed guards or private armed guards or unarmed guards.

57.	Loss of Vessel

(a)

Should the Vessel be lost this charter shall terminate and hire shall cease at noon on the day of her loss. Should the Vessel be a constructive total loss this charter shall terminate and hire shall cease at noon on the day on which the Vessel’s underwriters agree that the Vessel is a constructive total loss.

(b)

Should the Vessel be missing, this charter shall terminate and hire shall cease at noon on the day on which she was last heard from. Any hire paid in advance and not earned shall be returned to Charterers and, where the Parties have opted for Part I, (a) “Bunkers and Heel Bought and Sold” Owners shall reimburse Charterers for the value of the estimated quantity of bunkers on board at the time of termination, at the price paid by Charterers at the last bunkering port. In the case where the Parties have elected to reconcile bunkers under this charter as per Part I, (b) “Bunker and Heel Reconciliation”, Charterers are obliged only to pay for bunkers consumed up to the time of termination.

(c)

Notwithstanding Clause 49 (Exceptions), if the Vessel is lost or missing Owners shall also reimburse Charterers for the value of the estimated Heel remaining on board, if any, valued at the LNG Price agreed in Part I, or if no LNG Price has been agreed in Part I, at Charterers’ realised sale price at the last port of discharge.

58.	Salvage

(a)

Subject to the provisions of Clause 34 (Off-Hire), all loss of time and all expenses (excluding any damage to or loss of the Vessel or tortious liabilities to third parties), incurred in saving or attempting to save life (including the Vessel deviating for the rescue of, or delivery of, rescued persons to any safe landing), or in successful or unsuccessful attempts at salvage, shall be borne equally by Owners and Charterers provided that Charterers shall not be liable to contribute towards any salvage payable by Owners arising in any way out of services rendered under this Clause 58.

(b)

All salvage and all proceeds from derelicts shall be divided equally between Owners and Charterers after deducting the master’s, officers’ and crew’s share, and reimbursing the hire of the Vessel to Charterers for time lost and the cost of fuel and Boil-Off used or lost at the Fuel Price and the LNG Price shown in Part I at Redelivery respectively If no LNG Price At Redelivery has been agreed in Part I, then at Charterers’ realised sale price at the last port of discharge

59.	Waiting

(a)

If the Vessel is instructed by Charterers to wait at anchorage or adrift for whatever reason, for a period exceeding twenty (20) consecutive days, Charterers shall pay for any reasonable boat service required for provisions, personnel, or similar.

60.	Both to Blame Collision

If the liability for any collision in which the Vessel is involved while performing this charter falls to be determined in accordance with the laws of the United States of America, the following provision shall apply:

If the ship comes into collision with another ship as a result of the negligence of the other ship and any act, neglect or default of the master, mariner, pilot or the servants of the carrier in the navigation or in the management of the ship, the owners of the cargo carried hereunder will indemnify the carrier against all loss, or liability to the other or non-carrying ship or her owners in so far as such loss or liability represents loss of, or damage to, or any claim whatsoever of the owners of the said cargo, paid or payable by the other or non-carrying ship or her owners to the owners of the said cargo and set off, recouped or recovered by the other or non-carrying ship or her owners as part of their claim against the carrying ship or carrier.

The foregoing provisions shall also apply where the owners, vessel operators, or those in charge of any ship or ships or objects other than, or in addition to, the colliding ships or objects are at fault in respect of a collision or contact.

Charterers shall procure that all Bills of Lading issued under this charter shall contain a provision in the foregoing terms to be applicable where the liability for any collision in which the Vessel is involved falls to be determined in accordance with the laws of the United States of America.

61.          New Jason Clause

General average contributions shall be payable according to York-Antwerp Rules 1994, as amended from time to time, and shall be adjusted in London in accordance with English law and practice, but should adjustment be made in accordance with the law and practice of the United States of America, the following provision shall apply:

In the event of accident, danger, damage or disaster before or after the commencement of a voyage, resulting from any cause whatsoever, whether due to negligence or not, for which, or for the consequence of which, the carrier is not responsible by statute, contract or otherwise, the cargo, shippers, consignees or owners of the cargo shall contribute with the carrier in general average to the payment of any sacrifices, losses or expenses of a general average nature that may be made or incurred and shall pay salvage and special charges incurred in respect of the cargo.

If a salving ship is owned or operated by the carrier, salvage shall be paid for as fully as if the said salving ship or ships belonged to strangers. Such deposit as the carrier or his agents may deem sufficient to cover the estimated contribution of the cargo and any salvage and special charges thereon shall, if required, be made by the cargo, shippers, consignees or owners of the cargo to the carrier before delivery.

Charterers shall procure that all Bills of Lading issued under this charter shall contain a provision in the foregoing terms, to be applicable where adjustment of general average is made in accordance with the laws and practice of the United States of America.

62.          Anti-Bribery and Corruption

(a) Owners and Charterers (either directly or through any of their Affiliates, directors, officers, employees, masters, crewmembers, agents, Technical Managers, representatives or parties acting for or on behalf of them or their Affiliates) represent, warrant, and covenant that, in connection with this charter or the business resulting therefrom, they:

(i)	are aware of and will comply with any applicable Anti-Corruption Laws;

(ii)

whether directly or indirectly, have not made, offered, authorised, or accepted and will not make, offer, authorise, or accept any payment, gift, promise, or other advantage, to or for the use or benefit of any government official or any other person where that payment, gift, promise, or other advantage would comprise a facilitation payment or otherwise violate Anti-Corruption Laws;

(iii)	have maintained and will maintain adequate written policies and procedures to comply with Anti-Corruption Laws;

(iv)

have maintained and will maintain adequate internal controls, including but not limited to using reasonable efforts to ensure that all transactions are accurately recorded and reported in its books and records to reflect truly the activities to which they pertain, such as the purpose of each transaction, with whom it was entered into, for whom it was undertaken, or what was exchanged;

(v)	will, to its knowledge, retain such books and records for the period required by applicable law or a Party’s own retention policies, whichever is longer;

(vi)	will, in the event that they become aware it has breached an obligation in this Clause, promptly notify the other Party, subject to the preservation of legal privilege;

(vii)	have used and will use reasonable efforts to require any subcontractors, agents, or any other third parties to also comply with the foregoing requirements in this Clause; and

(viii)

will provide information (which unless publicly available will include documentary evidence) in support of the other/requesting Party’s ongoing KYC process requirements, about its ownership, officers, and corporate structure (including any changes thereto).

(b)

Only a Party (and not its Affiliates or a third party) shall make payments to the other Party, except with that other Party’s prior written consent. Subject to the preservation of legal privilege, during the charter and for two (2) years thereafter and on reasonable notice, each Party shall have a right, at its expense, and the other Party shall take reasonable steps to enable this right, to audit the other Party’s relevant books and records with respect to compliance with this Clause.

(c)

Without limitation to any other available remedies provided in this charter, where a Party (the First Party) fails, or its subcontractors, agents, or other third parties fail, to comply with this Clause, the other Party (the Second Party), acting in good faith, shall have a right to notify the First Party in writing of such failure to comply and, if the written notice contains reasonable detail about the failure to comply then, if the failure is incapable of being cured or, if capable of cure and the First Party does not cure the failure to comply within sixty (60) calendar days following receipt of the written notice, the Second Party shall have the right to terminate the charter on further written notice to the First Party; provided that where such sixty

(60) calendar days expires and the Vessel is laden and the cargo has not yet discharged at a terminal, then such termination shall take effect once that laden voyage has been completed and the cargo discharged at a terminal.

(d)

Nothing in this charter shall require a Party to perform any part of this charter or take any actions if, by doing so, the Party would not comply with AntiCorruption Laws. The obligations in this paragraph shall survive the termination or expiry of this charter.

63.	Business Principles Not used.

64.	Law and Litigation

(a)	This charter shall be construed and the relations between the Parties determined in accordance with the laws of England.

(b)

All disputes arising out of this charter shall be referred to Arbitration in London in accordance with the Arbitration Act 1996 (or any re-enactment or modification thereof for the time being in force). The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) terms current at the time when the arbitration proceedings are commenced subject to the following appointment procedure:

(i)	the Parties shall jointly appoint a sole arbitrator not later than twenty-eight (28) days after service of a request in writing by either Party to do so;

(ii)

if the Parties are unable or unwilling to agree the appointment of a sole arbitrator in accordance with (i) above then each Party shall appoint one arbitrator, in any event not later than fourteen (14) days after receipt of a further request in writing by either Party to do so. The two arbitrators so appointed shall appoint a third arbitrator before any substantive hearing or forthwith if they cannot agree on a matter relating to the arbitration;

(iii)

if a Party fails to appoint an arbitrator within the time specified in (ii) above (the “Party in Default”), the Party who has duly appointed their arbitrator shall give notice in writing to the Party in Default that they propose to appoint their arbitrator to act as sole arbitrator;

(iv)

if the Party in Default does not within seven (7) days of the notice given pursuant to (iii) above make the required appointment and notify the other Party that they have done so, the other Party may appoint their arbitrator as sole arbitrator whose award shall be binding on both Parties as if that sole arbitrator had been so appointed by agreement;

(v)	any Award of the arbitrator(s) shall be final and binding and not subject to appeal; and

(vi)	for the purposes of this sub-clause (b) any requests or notices in writing shall be sent by e-mail and shall be deemed received on the day of transmission.

(c)

It shall be a condition precedent to the right of any Party to a stay of any legal proceedings in which maritime property has been, or may be, arrested in connection with a dispute under this charter, that that Party furnishes to the other Party security to which that other Party would have been entitled in such legal proceedings in the absence of a stay.

(d)

In cases where neither the claim nor any counterclaim exceeds the sum of United States Dollars one hundred thousand (US $100,000), or such other sum as the Parties may agree, the arbitration shall be conducted in accordance with LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

65.	No Partnership or Agency

Nothing in this charter and no action taken by the Parties pursuant to this charter shall constitute, or be deemed to create or constitute, a trust, agency, employment relationship, joint venture, partnership, unincorporated association or other cooperative entity.

66.	Mitigation

Both Parties agree that each has a duty to mitigate losses, damages, costs and expenses resulting from the default, breach or negligence of the other Party.

67.	Construction

(a)

If any inconsistency arises between the provisions of Part I, Part II, Part III, and Appendix A as applicable, of this charter, and in the absence of any express provision to the contrary, the order or priority for interpreting the validity and meaning of the different parts shall be:

Part I, Negotiated Chartering Terms

Part II LNG Form B

Part III Standard Chartering Terms (As Amended

Appendix A, Performance Calculations

(b)

This charter may be executed in two copies – one for each Party. In the event that this charter is executed in counterpart, each copy constitutes an original and both copies together constitute one and the same instrument.

68.	Notices

(a)	Whenever written notices are required to be given by either Party to the other Party, such notices shall be sent by registered mail, e-mail or registered airmail or by hand or tracked courier to the Parties as per the details completed in Part I of this charter (Notices), or to such other addresses as the Parties may respectively from time to time designate by notice in writing. Provided always that notice is given to Owners’ or Charterers’ primary designated address, any failure to transmit any other copy of a notice to another party listed as entitled to receive a copy of such notice, shall not in any way affect the validity of any notice otherwise properly given as provided in this Clause 68.

(b)	Any notice required under this charter to be given in writing shall be deemed to be duly received only:

(i)

in the case of a letter, whether delivered in course of the post or by hand or by courier, at the date and time of its actual delivery, if within normal business hours on a working day at the place of receipt, otherwise at the commencement of normal business on the next such working day; and

(ii)

in the case of an e-mail, at the time of transmission recorded on the message if such time is within normal business hours (09:00-17:00) at the place of receipt, otherwise at the commencement of normal business hours on the next working day at the place of receipt.

69.	Confidentiality

(a)

All terms and conditions of this charter, and the negotiations that led to it, and any information provided for KYC purposes, are to remain private and confidential between the Parties and must not be communicated to any third party, except where such information is required to be disclosed by either Party:

(i)

to its employees, Technical Managers, agents, brokers, auditors, insurers, lawyers and Affiliates who need to know it in connection with the negotiation or performance of this charter (collectively, “Representatives”);

(ii)	to any court or governmental authority requiring it pursuant to proper process; or

(iii)

to any other appropriate third party to the extent necessary to comply with any legal or governmental requirement, including all reporting requirements (and public disclosure requirements) applicable to Charterers of the Securities and Exchange Commission.

Notwithstanding the foregoing, Owners and Charterers may announce the existence of this Charter, the parties hereto, the duration hereof in a press release (subject to agreement by the Parties on the text of any press releases).

(b)	In all cases the information disclosed shall be on such terms that, to the fullest possible extent, preserve confidentiality.

(c)	Each Party will be responsible and liable for any unauthorized use or disclosure of the other Party’s confidential information by their Representatives.

70.	Himalaya Clause / Rights of Third Parties

(a)

No person falling within the Owners’ Group shall in any circumstances whatsoever be under any liability whatsoever for any loss, damage or delay of any kind arising or resulting directly or indirectly from any act, neglect or default on that person’s part while acting in the course of, or in connection with, the performance of this charter, howsoever caused.

(b)

Without prejudice to the generality of the foregoing, every exemption, limitation, indemnity, defence and immunity of whatsoever nature applicable to Owners or to which Owners are entitled hereunder shall also be available to and shall extend to every person falling within the Owners’ Group, who shall be entitled to enforce the same against Charterers or Owners may enforce the same as agent or trustee for and on behalf of such persons.

(c)

Save pursuant to Clause 70(a), no provision of this charter shall, under the Contract (Rights of Third Parties) Act 1999, confer any benefit on, nor be enforceable by, any person who is not a Party to this charter.

71.	Time-Bar

(a)

Subject to (b) below, any claims arising under this charter must be brought by a Party within twelve (12) months of the date such Party discovered the event that gave rise to such claim (which event, in the case of any performance claim under Appendix A, shall be deemed to be the end of the relevant Performance Period or if later than the end of the Performance Period, the date on which the Parties have an agreed Speed/Consumption Table in place). Each Party is discharged and released from all liability in respect of any claim under this charter unless the claim, with all reasonable substantiating documentation, has been presented to that Party within twelve (12) months of the event that gave rise to such claim.

(b)

The twelve (12) month limitation period shall not apply to any claim that arises as a direct consequence of any indemnity given pursuant to the terms of Clauses 15 (Trading to Europe EU: Advance Cargo Declaration), or 16 (Trading to the United States of America or Canada: Customs), or any claim that arises under a letter of indemnity provided under Clause 46 (Bills of Lading); and any claim subject to the Hague-Visby Rules, the Hague Rules or the Hamburg Rules, or a claim under Clause 21 (Grade of Bunkers) where the time limitations stated therein shall apply.

72.	Exclusion of Consequential Loss

Notwithstanding anything else in this charter (but subject to the final paragraph in this provision), in no circumstances shall Owners or Charterers have any liability (including without limitation, with respect to Owners, by incurring a loss or reduction of hire) for: (a)          any indirect or consequential losses or damages;

(b)	any loss or deferment of profit, income, revenue or opportunity; or

(c)

with respect to Owners, any penalties, damages or other amounts payable by Charterers or their Affiliates to their customers or any other third party due to any delay, shortfall or failure to deliver by the Vessel, in each case whether directly or indirectly incurred and irrespective of any negligence, breach of duty (whether statutory or otherwise), breach of contract, or any other failure or default on the part of Owners or Charterers or any person falling within the Owners’ Group or Charterers’ Group.

Each Party is also entitled to the benefit of all limitations and exceptions accorded by applicable law.

This Clause 72 will not limit or exclude Charterers’ liability for payment of hire or any other fees or expenses payable by Charterers to Owners hereunder, or that would be payable but for a breach or default by Charterers, including without limitation in the event this charter is lawfully terminated by the Owners for breach or default by the Charterers.

73.	Emissions

The Parties acknowledge that throughout the charter period, new regulations, legislation, laws, requirements, levies, taxes, fees and/or other measures of whatsoever nature and howsoever arising are likely to be imposed on the Vessel and/or one or both of the Parties (including their agents) by applicable lawful authorities of any national, regional, international, supranational or intergovernmental body in respect of: (i) the emission of carbon dioxide, greenhouse gases or harmful substances arising out of or in connection with the Vessel, its flag, design, operation, trade or cargo carried ("Emissions"); and/or (ii) which attribute a monetary value to and/or tax Emissions and/or place restrictions on Emissions and/or otherwise cap lawful quantities of or regulate the issuance, allocation or trading of Emissions via quotas / permits, allowances or similar; and/or (iii) regulations such as FuelEU Maritime (all of the foregoing together "Emissions Regulations" and individually "Emissions Regulation"). For every Emissions Regulation, the Parties shall cooperate to agree to a suitable provision to add to this charter to reflect Owners’ obligation to monitor and report the relevant greenhouse gas emissions of the Vessel and Charterers’ obligation to pay for the costs thereof (including, without limitation, the cost and procurement of any allowances), in each case in accordance with the requirements of the applicable Emissions Regulation.

74.	KYC (Know Your Customer)

Each of Owners and Charterers acknowledge that the other Party may be required to undertake on-going KYC checks (including but not limited to credit checks) in relation to ownership, creditworthiness and any changes in ownership structure during the charter period to ensure compliance with Trade Controls Laws and Anti-Corruption Laws. Each Party shall comply with all such reasonable KYC requests for information from the other Party reasonably made from time to time relating to the above.

75.	Definitions

In this charter, save where the context otherwise requires, the following words and expressions shall have the meanings respectively assigned to them in this Clause 75;

Achieved Speed: the actual Average Speed on any given Voyage net of all Excluded Periods.

Affiliate: any company which is from time to time directly or indirectly controlled by a Party. For the purposes of this charter:

(a)

a company is directly controlled by another company or companies if that latter company beneficially owns or those latter companies together beneficially own fifty per cent (50%) or more of the voting rights attached to the issued share capital of the first mentioned company; and

(b)

a company is indirectly controlled by another company or companies if a series of companies can be specified, beginning with that latter company or companies and ending with the first mentioned company, so related that each company of the series (except the latter company or companies) is directly controlled by one or more of the companies earlier in the series.

Anti-Corruption Laws: shall mean (a) the United States Foreign Corrupt Practices Act of 1977; (b) the United Kingdom Bribery Act 2010; (c) the Canadian Corruption of Foreign Public Officials Act; and (d) all applicable national, regional, provincial, state, municipal or local laws and regulations that prohibit tax evasion, money laundering or otherwise dealing in the proceeds of crime or the bribery of, or the providing of unlawful gratuities, facilitation payments, or other benefits to any government official or any other person.

Average Liquid Fuel Price: the weighted average purchase price of all of bunker types for each Voyage stated in United Stated Dollars per tonne (US $/mt), including HSFO, LSFO, ULSFO, MGO, LSMGO and any other Liquid Fuels used in the boilers, main engines and auxiliary engines. Boil-Off is not included. Actual invoices shall be made available in support of any individual Liquid Fuel Price.

Average Speed: the speed for a given Voyage, which is calculated by taking the distance travelled divided by the duration of the Voyage. The data on distance travelled and Voyage duration of the Vessel for any specific date will be extracted from the noon reports, log abstracts or voyage summaries submitted or transmitted by the master, validated by an automated data system.

Boil-Off: the vapour which results from vaporisation of LNG in the cargo tanks which shall, for the purposes of this charter, be considered as pure methane (CH4), subject to evidence of nitrogen being present.

Bunkering Operations: has the meaning given in Clause 1(b).

Business Day: any day on which banks are normally open in New York, New York, Houston, Texas and Vancouver, British Columbia.

Cabotage Services: has the meaning given in Clause 10(a).

Cargo Capacity: the maximum safe LNG loading limit of the Vessel as per Part II (LNG Form B) table 8, “Cargo Tanks (b) Capacity of LNG tanks at normal filling level”.

Certificate of Financial Responsibility: a certificate of financial responsibility as required by the US Oil Pollution Act 1990.

Charterers’ Group: means (i) Charterers’ Affiliates; (ii) any contractors, customers and subcontractors (of any tier) of Charterers or their Affiliates; and (iii) the directors, officers and employees of Charterers or any person falling within (i) or (ii).

Conditions of Use: (also known as Port Liability Agreement): a form of indemnity that a terminal will require the master of the Vessel to sign that includes certain conditions, obligations, and liabilities that apply whilst the Vessel is at that terminal.

Cool-Down: the process by which LNG is sprayed into cargo tanks that have a methane or nitrogen atmosphere with the aim of attaining a cargo temperature such that LNG can be safely loaded, and according to the Vessel builders’ recommended highest temperature that would permit cargo to be loaded.

CTMS: A Custody Transfer Measurement System, providing level, temperature, pressure and volume measurement of the LNG cargo.

Daily Fuel Consumption: the consumption of all the fuels including Boil-Off, and all kinds of Liquid Fuels, or any other fuel consumed by the Vessel during laden or ballast Voyages, for a given period of twenty-four (24) hours measured from noon to noon.

Delivery: delivery of the Vessel from Owners to Charterers pursuant to the terms of this charter.

DLOP: Dropping Last Outward Pilot.

DOP: Dropping Outward Pilot.

Effective Boil-Off: the rate of Boil-Off from the cargo or Heel that is within the design expectation of the Vessel builder and containment manufacturer using any Boil-Off management equipment. This is guaranteed by Owners to be no more per day than that entered in Part I and Part II of this charter, Effective Boil-Off, EBOG column in respect of each of the following conditions: Max Gas Laden, Min. Gas Laden, Min. Gas Ballast and Fuel (to include fuel oil or gas oil or any Liquid Fuel) (the “Effective Boil-Off Values”). It includes net Boil-Off where the initial rate of Boil-Off is reduced due to the use of a sub-cooler system or similar.

Environmental Damage: means the discharge, release or emission of, or contamination by, any substance or material which may cause damage to any living organism, land (including the sea or riverbed), water or air or any structures including but not limited to a spillage of oil or cargo on deck or into water, or releasing or venting of hydrocarbons.

EOP: the time at which the Vessel records End of Passage on arrival at Pilot Boarding Station, or normal waiting area of a port after any Voyage.

Excluded Periods: the periods where the Vessel is ordered to proceed outside of the range of Guaranteed Speeds, or where any of the exceptions in Appendix A (Performance Calculations), and Article 2 (Ordered Speed), apply.

FAOP: the time at which the Vessel records Full Away On Passage from Dropping Outward Pilot or other appropriate departure point on a Voyage.

FOE, Fuel Oil Equivalent: the heating value equivalent that one metric tonne of fuel oil has to the heating value of one cubic metre (m3) of Boil-Off in its liquid state. For all purposes throughout this charter the Boil-Off shall be assumed to be pure methane (CH4). Cubic metres of Boil-Off multiplied by Fuel Oil Equivalent Factor shall equal a deemed equivalent of fuel oil in metric tonnes.

m3 BO x FOE Factor = MT FO

BO                              =Boil-Off

FOE Factor                =Fuel Oil Equivalent Factor

FOE Factor (Fuel Oil Equivalent Factor): the numeric value that shall be equal to methane density in the liquid state, multiplied by the lower (or net) methane heating value and divided by the fuel oil lower (or net) heating value. The heating value shall be measured in megajoules.

Factor =	419.8 Kg m3 x 50.035 MJ Kg FOE
/
	FO LHV, MJ Kg x 1000	Where:

419.8

= density of pure liquid methane in kilogrammes per cubic metre (m3) at minus one hundred and fifty-nine point five degrees Celsius( -159.5ºC) using the revised Klosek-McKinley method, the physical constants from ISO 6976:2005 and ISO 6578:1991, and an observed temperature of 159.5ºC.

50.035	= lower heating value of pure liquid methane at fifteen degrees Celsius (15ºC) in megajoules per kilogramme as specified in ISO 6976:2005 (table G.2).
FO	= fuel oil for the Voyage in question. This may be substituted by marine gas oil with the respective heating value.
LHV	= applicable lower heating value in megajoules per kilogramme, as set out against the relevant FO in the definitions of Fuel Heating Values.

Force Boil-Off: a condition where the Vessel’s staff uses the Vessel’s equipment to increase the Boil-Off rate over above the Natural Boil-Off rate. Charterers have the right to order the Vessel to undertake any period of steaming or a Voyage with Force Boil-Off where it is safe to do so.

FLNG: means a Floating Liquified Natural Gas unit where LNG is produced on a permanently moored offshore structure and offloaded to trading LNG carriers.

FSRU: means a Floating Storage and Regasification Unit which is permanently moored and LNG is received from trading LNG carriers, stored and regasified before it is sent ashore to feed a natural gas grid or power plant.

FSU: means a Floating Storage Unit which is permanently moored and LNG is received from trading LNG carriers and stored onboard until it is transferred to a regasification facility.

Fuel: means collectively its two components, fuel oil and Boil-Off, measured in tonnes of Fuel Oil Equivalent (FOE), while “fuel oil” refers only to the oil component of Fuel. Further, where it is specified and warranted in Part II (LNG Form B) that the Vessel uses marine gas oil for main propulsion (but not as a pilot fuel), this is to be considered Fuel or fuel oil for the purposes of calculating the applicable FOE and performance calculations under Appendix A.

Fuel Consumption Values: means the values comprising Total Fuel Consumption as referred to in the fuel consumption tables in Part II (LNG Form B) table 6, “Speed/Consumption” of this charter.

Fuel Heating Values: in the formula above, under “FOE Factor”, the following heating values shall be used for LHV calculation:

Fuel	Mj/Kg
HFO	40.2
LSF	41
VLSFO	41.025
MGO	42.71
MDO	42.7
LSMGO	42.8

Fuel Price: the price to be paid for all Liquid Fuels on board in United States Dollars as stated in Part I of this charter. In lieu of any such price being there agreed, the LIFO principle of “Last-In, First-Out” shall apply: the invoiced price of the most recently bunkered fuels, excluding LNG, shall be used such that the quantity of the most recently bunkered fuel shall be considered as used first and the fuel bunkered earliest used last. The price for fuels paid by one Party to the other shall be adjusted accordingly in order to arrive at the Fuel Price, which shall be stated in United States Dollars per metric tonne (US $/mt).

Fuel Price at Delivery: for the purposes of pricing Liquid Fuels at Delivery under Part I of this charter ((a) Bunkers and Heel Bought and Sold), and in lieu of any Fuel Oil Price being agreed therein, then the methodology described above in “Fuel Price” shall apply to mean the LIFO cost of all Liquid Fuels on board at the time of Delivery.

Fuel Price at Redelivery: for the purposes of pricing Liquid Fuels at Redelivery under Part I of this charter ((a) Bunkers and Heel Bought and Sold), and in lieu of any Fuel Oil Price being agreed therein, then the methodology described above in “Fuel Price” shall apply to mean the LIFO cost of all Liquid Fuels on board at the time of Redelivery.

Gas-Free: a condition where the Vessel’s cargo tanks are free of all natural gas vapour and under an atmosphere of inert gas, being either nitrogen gas, or flue gas generated by the Vessel, or air.

Gas Only: a speed order requiring the Vessel to proceed at the speed that results from using only Natural Boil-Off in the Vessel’s boilers or engines.

Gas-Up: the process by which an inerted atmosphere in cargo tanks is replaced with a methane atmosphere to a sufficient concentration such that a Cool-Down can take place.

Government: in respect of any country: (i) any supranational, national, regional, state, municipal, local or other government; (ii) any subdivision, agency, commission or authority thereof, including any port authority; or (iii) any quasi-governmental organisation, in each case acting within its legal authority.

Gross Capacity of LNG Tanks: the capacity of the Vessel’s LNG tanks referred to in Part II (LNG Form B) table 8, “Cargo Tanks (c) Gross Capacity of LNG tanks at 100%”. This value is irrespective of Vessel’s actual filling limits.

Guaranteed Fuel Consumption: the contractual maximum daily tonnes of Fuel that may be consumed by the Vessel which are to be used in, and as, calculated in accordance with Article 4 of Appendix A (Performance Calculations).

Guaranteed Periods: all the periods in any Voyage which are not Excluded Periods and are used to measure Guaranteed Fuel Consumption.

Guaranteed Service Speed: the Laden Speed in knots or the Ballast Speed in knots as set out in Part I of this charter (Performance Insertions).

Guaranteed Speed: any Ordered Speed that is listed with a corresponding fuel consumption in Part II (LNG Form B) table 6, “Speed/Consumption”, including all incremental speeds between such listed speeds.

Heel: LNG cargo retained in the cargo tanks on completion of discharge sufficient to allow the Vessel to remain cold for the anticipated ballast passage.

ICS: International Chamber of Shipping.

IMO: International Maritime Organization.

KYC: the process of identifying and verifying the identity of a party (Know Your Customer).

Liquid Fuel Consumption: the sum of consumption of all Liquid Fuels.

Liquid Fuel Price: the price of actual Liquid Fuel consumed by the Vessel during a Performance Period as provided in Article 7 of Appendix A.

Liquid Fuels: all the HSFO, LSFO, ULSFO, MGO, LSMGO and any other liquid fuels consumed in boilers, main engines and auxiliary engines. The definition excludes Boil-Off.

LNG: natural gas liquefied by cooling and which is in a liquid state at or near atmospheric pressure.

LNG Price: means LNG Price at Redelivery save: (i) where a term of the charter specifies an alternative method; or (ii) as per Appendix A (Performance Calculation).

LNG Price at Delivery: means the price payable by Charterers for the Heel on the Vessel at the time of Delivery, as stated in Part I of this charter (LNG Price).

LNG Price at Redelivery: means, unless otherwise stated in Part I of this charter and save as otherwise provided in Article 7(b)(ii) (Pricing) of Appendix A (Performance Calculation), the ex-ship price of LNG in United States Dollars/Mmbtu (US $/Mmbtu), at the last port where the LNG was discharged prior to Redelivery of the Vessel, based upon the composition of LNG as measured at that final discharge port. No contractual price formula for the derivation underlying that price is to be shared between the Parties.

MARPOL: International Convention for the Prevention of Pollution from Ships, including all protocols and annexes thereto, as promulgated by the IMO.

Mmbtu: one (1) million British Thermal Units.

Natural Boil-Off: the rate of Boil-Off from the cargo or Heel that is within the design expectation of the Vessel builder and containment manufacturer, expressed as a percentage of the gross tank capacity, and is guaranteed by Owners to be no more per day than that entered into Part I of this charter, (Performance Insertions) “Maximum Daily Boil-Off Rate”. This excludes any period where the Vessel is ordered to Force Boil-Off.

OCIMF: Oil Companies International Marine Forum.

Ordered Speed: has the meaning given in Article 1 (Guaranteed Speed) or deemed by Article 2 (Ordered Speed) in Appendix A (Performance Calculations).

Owners’ Group: means (i) Owners’ Affiliates; (ii) the Technical Managers and any other contractors and subcontractors (of any tier) of Owners or their Affiliates; (iii) the directors, officers and employees of Owners or any person falling within (i) or (ii); and (iv) to the extent not already included in the foregoing, the master, officers and crew of the Vessel.

Parent Guarantee: a guarantee from Charterers’ parent company, Stabilis Solutions, Inc., guaranteeing the performance of Charterers’ obligations under the charter, in the form attached to Part I.

Party: means either the Owners or the Charterers, as applicable, and Parties means Owners and Charterers.

Performance Period: means:

(a)	for charters where the period is less than one year in total, the whole period of the charter;

(b)

where the charter period is greater than one year the Performance Period shall mean a period of 12 months with a tolerance to allow the next cargo discharge after a 12 month period to be included, such that any Performance Period shall only include whole Voyages and shall end on completion of a cargo discharge; or

(c)	where applicable, the period from the end of the last Performance Period to Redelivery of the Vessel.

Performance Period Calculation: the sum of the claim value of all the Voyages in the Performance Period.

Personal Data: means information related to an identified, or directly or indirectly identifiable individual.

Place of Operation: lawful trades as an LNG bunker vessel for international shipping worldwide provided that the Vessel may not trade to, from, or within, any ports on (i) the west coast of Canada, (ii) the west coast of the United States and/or (iii) the west coast of Mexico, and otherwise subject to the terms and conditions of this charter.

Primary Terminal: has the meaning given in Clause 9(b).

Receiving Vessel: has the meaning given in Clause 9(b).

Redelivery: redelivery of the Vessel from Charterers to Owners pursuant to the terms of this charter.

Restricted Jurisdiction: means a country, state, territory, or region which is subject to comprehensive economic or trade restrictions under Trade Controls Laws applicable to either Party to the charter as of the date of this charter or coming into force during the duration of this charter. Restricted Jurisdictions as at the date of this charter include Russia, Cuba, Crimea and Sevastopol and other non-government-controlled territories of Ukraine, Iran, North Korea, and Syria. It is Owners and Charterers’ responsibility to remain aware of such restrictions at all times during the duration of this charter.

Restricted Party: means any individual, legal person, entity or organisation: (i) targeted by national, regional or multilateral trade or economic sanctions under Trade Controls Laws; or (ii) directly or indirectly owned or controlled or acting on behalf of such persons, entities or organisations and including their directors, officers or employees.

Safe Places: has the meaning given in Part III Clause 9(a) (Safe Places and Compatibility).

Service Speed: shall mean the guaranteed applicable speed shown in Part I of this charter (Performance Insertions), “Guaranteed Service Speed”.

SIGTTO: Society of International Gas Tanker and Terminal Operators.

SIRE: a ship inspection report from the Ship Inspection Report Programme run by OCIMF.

SOFR: means the Secured Overnight Financing Rate of the Federal Reserve Bank of New York, (or a successor administrator) published period average for the period closest in duration to the late payment period, as published on the Federal Reserve Bank of New York’s Website five (5) days before the date that payment in full is made. In the event the period average is not published on any calendar day, the period average published on the preceding Business Day shall be used. If the Federal Reserve Bank of New York ceases to publish a period average, the annual SOFR rate will be calculated by compounding in arrears the SOFR rate during the late payment period, with a five (5) business day lookback. If SOFR is negative for any calculation period, it shall be treated as zero for such period.

SOLAS: International Convention for the Safety of Life at Sea, 1974, and the related Protocol of 1978, both as supplemented by amendments entering into force from time to time, and as promulgated by the IMO.

Sulphur Content Requirements: means any sulphur content and related requirements as stipulated in MARPOL Annex VI (as amended from time to time) or by any other applicable lawful authority.

Technical Managers (or Managers): such person or party as may be appointed by Owners and approved by Charterers to maintain the Vessel, her machinery and equipment, and to ensure the Vessel is correctly and competently manned, such that the Vessel is able to comply with the terms of this charter. This person or party may be Owners or contracted by Owners.

Time: in the sense of a period of time: All references to time in this charter party in this sense shall mean actual net time irrespective of the differences between time zones or local time differences.

Time: in the sense of a point in time: All references to “time” in this charter party shall be references to local time except where otherwise stated.

Terminal Rules: all the rules and regulations, which may include Conditions of Use, applicable at loading or discharge ports, as issued by either the proper port authorities or by the terminal operator acting as a reasonable and prudent operator.

Trade Controls Laws: means any applicable trade or economic sanctions or embargoes, Restricted Party lists, controls on the imports, export, re-export, use, sale, transfer, trade, or otherwise disposal of goods, services or technology, anti-boycott legislation or similar laws or regulations, rules, restrictions, licences, orders or requirements in force from time to time, including without limitation those of the United Nations, the European Union, the United Kingdom, the United States of America or other government laws applicable to a Party to the charter.

Transport of Cargo: has the meaning given in Clause 1(b).

Vessel Operator: the same meaning as Technical Managers.

Voyage: a voyage, or sea passage, steamed by the Vessel from FAOP to EOP, subject to the caveat in Appendix A, Article 2(a)(ii) (Ordered Speed), which allows for the subdivision of a Voyage into separate legs, and except for the purposes of excess BoilOff calculation under Appendix A, Article 6 (Boil-Off Performance), in which the voyage is defined in terms of CTMS measurement as per Clause 25 (Cargo and Heel Measurement).

SHELLLNGTIME 2.................................................1

Appendix A. Performance Calculations

..................................................................................................

6. BOIL-OFF PERFORMANCE ............................................................................................ 84 7.

PRICING .......................................................................................................................... 86

In this Appendix A, “Article” shall mean an Article of this Appendix A, and “Clause” shall mean a Clause in Parts I and III of SHELLLNGTIME 2.1 (as amended)

1.	Guaranteed Speed

(a)	Owners guarantee that the Vessel is capable of steaming, and subject to

Article 1(b) below, shall steam, at the Laden Speed in knots or the Ballast Speed in knots as set out in Part I of this charter (Guaranteed Service Speed), as applicable. This shall include whilst having Vessel’s shaft generators fully engaged if the Vessel is fitted with shaft generators.

(b)

Charterers may order the Vessel to steam at the Guaranteed Service Speed or at any other speed between the minimum speed and maximum speed guaranteed in the Speed/Consumption table in Part II Form B (such speed ordered by Charterers being the “Ordered Speed”). The Ordered Speed shall be within the lowest and highest Guaranteed Speed in order for the Voyage to be included for the purposes of any speed or consumption claim.

(c)

Charterers may order the Vessel to steam at a lesser speed than the minimum speed, or greater speed than the maximum speed shown in the applicable Speed/Consumption table, with Owners’ consent, which shall not be unreasonably withheld. Nevertheless Owners may, for reasons of prudence and safety, decline orders to steam at any lesser average speed or at any greater average speed than those shown in the applicable Speed/Consumption table.

2.	Ordered Speed

(a)

Prior to each Voyage, Charterers may, subject to Article 1 (Guaranteed Speed), instruct the Vessel to proceed so as to arrive at a given pilot boarding station at each port at a given date and time (the “Scheduled Arrival Time” or “SAT”). From this will be imputed an average speed that must be attained by the Vessel over the Voyage in order to meet that SAT (an “Ordered Speed”). It is this Ordered Speed (subject to Article 5(b) below), that will be used throughout these terms and in a Guaranteed Fuel Consumption calculation, provided however that:

(i)

in the event that Charterers fail to provide a SAT to Owners the Ordered Speed shall be deemed to be the applicable Guaranteed Service Speed and it shall be deemed that the Vessel proceeds by the shortest safe route on that Voyage, as per Dataloy Distance Tables, unless Charterers specify a different route;

(ii)

Charterers may amend the Ordered Speed and Fuel Consumption Modes as per Article 4 (Calculation of Fuel Consumption Warranty) below, from time to time, during or prior to each passage (port to port). For any Voyage where there is either a change of Ordered Speed or a change of Fuel Consumption Mode, then from the time of that change there shall be a new separate Voyage for the purposes of lost time and Guaranteed Fuel Consumption Calculation; and

(iii)

where necessary if, in order to meet the required SAT, the Vessel is to steam at an average speed that is in between two speeds stated in the “Speed/Consumption” table in Part II (LNG Form B), “Speed/Consumption”, then the Guaranteed Fuel Consumption shall be calculated by linear interpolation between those two speeds, and the average speed required to meet that SAT shall be an Ordered Speed.

(b)	The Achieved Speed for any Voyage is the average speed performed by the Vessel over the relevant Voyage for the observed distance steamed excluding distance covered during, and the duration of:

(i)	any days, noon to noon, when winds exceed force three (3) on the Beaufort Scale for more than 12 hours;

(ii)	any period of poor visibility where visibility is less than 3 nautical miles;

(iii)	any period where speed has to be adjusted for congested water, canal transits and convoys;

(iv)	any period spent at a waiting area following arrival;

(v)	any period spent in saving of life (or the attempts at saving life) or, with Charterers’ consent, property;

(vi)	any period where the Vessel is required to change route, or a delay is caused, by any applicable law or Governmental imposition; and (vii) all off-hire periods.

Each of the above shall constitute an “Excluded Period” and for each of which the master shall record in his daily noon report the time lost in the previous twenty-four (24) hours.

3.	Hire Deduction For Not Achieving Ordered Speed

(a)	If the Vessel arrives at the pilot station of a port at the end of a Voyage not later than three (3) hours after the SAT, the Vessel shall be deemed to have arrived “On Time”. If the Vessel arrives at the pilot station more than three (3) hours after the SAT, the Vessel shall be deemed to have arrived “Late”.

(b)

Where the Vessel arrives Late, Charterers shall be entitled to make a deduction from hire in respect of any lapsed time between the point in time three (3) hours after the required SAT and the actual arrival at the pilot station.

(c)	Charterers shall not be entitled to make any deduction from hire if the Vessel arrives Late to the extent that such late arrival is caused by one or more of the Excluded Periods.

(d)

This Article 3 deals only with the Vessel being Late, and to the extent that Clause 34 (Off-Hire) does not apply. Further, any deduction made under Clause 34 (Off-Hire) shall be excluded from any calculation under this Article 3.

4. Calculation of Fuel Consumption Warranty

(a)

For each Voyage the Guaranteed Fuel Consumption shall be calculated by applying the applicable maximum daily fuel consumption in the Speed/Consumption table in Part II Form B, to the given or deemed Ordered Speed. Daily Actual fuel consumption is the sum of all fuel consumed by the main engine, auxiliaries, and boilers and is calculated as described in subarticle (e) below. The calculation of both the Guaranteed Fuel Consumption and the actual fuel consumption shall be net of any periods of off-hire or other Excluded Periods as listed in Article 2(b) (Ordered Speed) of this Appendix A.

(b)

Charterers shall furnish Owners with reporting forms that reflect the reporting requirement of this Article, including details of the relevant meter readings, which the master is obliged to complete on a daily basis.

(c)

Where the Achieved Speed is higher than the Ordered Speed, the Guaranteed Fuel Consumption will be calculated based on Ordered Speed. Where the Achieved Speed is lower than the Ordered Speed the Guaranteed Fuel Consumption will be calculated based on the Achieved Speed.

(d)	Owners confirm that the Bunker Vessel does not have a GCU.

(e)

The actual fuel consumption for any given Voyage, laden or ballast, shall be calculated in one of three ways depending on fuelling instructions provided by Charterers or as circumstances dictate for each Voyage: Mode 1: Where Vessel is fuelled entirely by Boil-Off

Not applicable to the Vessel.

Mode 2: Where the Vessel is fuelled by Boil-Off and supplemented by compliant Liquid Fuel

In such cases: (1) Charterers shall have the right to require the master to minimise Boil-Off consumption in voyage orders; (2) Charterers may require the reliquefaction unit to be used at any given setting up to the maximum reliquefaction rate: and (3) the actual daily fuel consumption shall be the sum of:

(i)

All Boil-Off used by the main engine and auxiliaries. These values shall be tallied. The resultant metric tonne figure shall be converted into a FOE by applying the constant defined under FOE Factor, and Fuel Heating Values as stated in Clause 72 (Definitions). An adjustment may be made at Owners’ election to allow for the case where the Boil-Off used has a different heating value, and where the heating value of such Boil-Off has been measured and documented.

(ii)

All Liquid Fuel used by the main engines and auxiliaries, and measured in metric tonnes with the applicable heating value applied such that the metric tonnes are converted into metric tonnes equivalent of heating value for each Liquid Fuel as defined in Fuel Heating Values table in Clause 72 (Definitions). An adjustment may be made at Owners’ election to allow for the case where the Liquid Fuel used has a different heating value, and where the heating value of such Liquid Fuel has been measured and documented.

(iii)

The sum of both Boil-Off and Liquid Fuels now measured at heating value as per (i) and (ii) above shall be compared to the FOE column in the Speed/Consumption table in Part II (LNG Form B). “Maximum Liquid Fuel daily consumption” for the appropriate given or deemed Ordered Speed.

Where the Vessel has no option but to use a compliant Liquid Fuel, as a result of equipment breakdown or failure, partial or full, including as described in Clause 34, (Off-Hire), and Charterers would otherwise not have chosen such Liquid Fuel, then Charterers shall be entitled to recover, where applicable, the differential fuel price to the preferred fuel (including the FOE of BoilOff) for using such fuel.

Mode 3: Where Vessel fuelled entirely by Liquid Fuel

In such cases the actual daily fuel consumption shall be the sum of all Liquid Fuel used by the main engines and auxiliaries, and measured in metric tonnes with the applicable heating value applied such that the metric tonnes are converted into metric tonnes equivalent of heating value for each Liquid Fuel as defined in Fuel Heating Values table in Clause 72 (Definitions). An adjustment may be made to allow for the case where the Liquid Fuel used has a different heating value, and where the heating value of such Liquid Fuel has been measured and documented.

Where the Vessel has no option but to use a compliant Liquid Fuel, as a result of equipment breakdown or failure, partial or full, including as described in Clause 34, (Off-Hire), and Charterers would otherwise not have chosen such Liquid Fuel, then Charterers shall be entitled to recover, where applicable, the differential fuel price to the preferred fuel (including the FOE of BoilOff) for using such fuel.

(f)	Subject as hereinafter provided and for each of the 3 Modes described in Article 4(e):

(i)	there shall be a saving of fuel for a given Voyage where the Guaranteed Fuel Consumption is greater than the actual measured fuel consumption, and the saving shall be equal to that difference; and

(ii)

there shall be an excess of fuel consumption for a given Voyage where the Guaranteed Fuel Consumption is less than the actual measured fuel consumption and the excess shall be equal to that difference.

(g)

The calculated saving or excess of fuel consumption for a Voyage, whichever the case, shall be applied, pro rata according to distance steamed, to the total distance steamed for the whole laden or ballast passage, FAOP to EOP. The latter will include any periods that count as Excluded Periods under Article 2 (Ordered Speed). The resultant total excess or saving shall be used in the Performance Period calculation.

(h)

For any given Performance Period the quantities of excess fuel used and the quantities of fuel saved under each of the 3 Modes described in Article 4(e) on all Voyages in the Performance Period shall be individually totalled such that:

(i)	Not applicable;

(ii)

Across all Voyages in the Performance Period where Mode 2 applies, there shall be a calculated quantity of Liquid Fuel either saved or in excess of the Liquid Fuel warranty. This quantity shall be priced in a ratio according to each of the fuels actually used, Boil-Off and Liquid Fuel, using the LNG Price and Liquid Fuel Price respectively.

(iii)	Across all Voyages in the Performance Period where Mode 3 applies, there shall be a quantity of Fuel either saved or in excess of the Fuel warranty. This quantity shall be priced at the Fuel Price.

(i)

The lump sum values under (h)(i), (ii) and (iii) above shall be totalled and there shall be a resultant priced net excess or net saving against Guaranteed Fuel Consumption for the Performance Period. If the balance is zero or a net saving Owners shall be deemed to have complied with the Guaranteed Fuel Consumption obligations for the Performance Period. If the balance is a priced excess over the Guaranteed Fuel Consumption then Charterers shall deduct such amount from hire due under Clause 37 (Hire Payment and Deductions) or make the appropriate claim.

(j)	Notwithstanding the definition of Voyage, for the purpose of fuel consumption calculations, a Voyage may start:

(i)	immediately after an off-hire period;

(ii)

at the time the Vessel alters speed having received a new Ordered Speed (or a revised SAT which implies a new Ordered Speed) as per Article 2(a)(ii) (Ordered Speed), or effects a change in ordered Fuel Mode.

And end:

(iii)	immediately before an off-hire period; or

(iv)

at the time the Vessel alters speed having received a new Ordered Speed (or a revised SAT which implies a new Ordered Speed), as per Article 2(a)(ii) (Ordered Speed), or effects a change in ordered Fuel Mode.

(k)

If on any Voyage the Vessel is required to steam faster or slower than a Guaranteed Speed pursuant to an Ordered Speed (and provided this is not attributable to any failure of performance of the Vessel), the Vessel shall be deemed to have complied with the fuel consumption guarantees for the duration of such Voyage. “Voyage” shall be interpreted according to Article 2, “Ordered Speed” above, to mean a given passage leg at a given speed.

(l)

Owners’ warranties relating to speed and fuel consumption shall not apply to the period between the end of the last Voyage on a laden or ballast passage (EOP) and the start of the next Voyage (FAOP), being in-port time or as described in Article 4 (g) above.

(m)

The Guaranteed Fuel Consumption for given speeds whilst at sea, Laden or Ballast, as shown in the Speed/Consumption table in Part II (LNG Form B), shall be inclusive of all requirements on board unless otherwise stated in this Appendix.

(n)

In the case where the Vessel is fitted with a shaft generator, the values set out in the Speed/Consumption table in Part II Form B require the Vessel to be able to use all the shaft generator power available and maintain 18 knots either laden or ballast, and in all conditions other than during Excluded Periods.

(o)

In all above cases where pilot fuel is required this shall be subject to Owners’ guaranteed maximum pilot fuel consumption as per the Speed/Consumption table in Part II Form B. Any claim that Charterers make for use of excess pilot fuel over Owners’ pilot fuel warranty shall be without reference to a primary fuel claim. An operational tolerance of 5% shall be allowed for pilot fuel.

(p)

Charterers shall be entitled to deduct from hire, or make a claim for, any excess daily in-port fuel or Boil-Off consumption. In-port consumption, for the purposes of this Article, and unless otherwise stated, shall be deemed as warranted by Owners to be no greater in aggregate than the guaranteed Maximum Daily Boil-Off Rate or the FOE thereof. The period for which such in in-port performance shall be measured shall be the period during which the Vessel spends waiting after EOSP, and all time spent from all-fast at berth until unberthing (an “In-Port Performance Period”). Any excess Boil-Off so lost during an In-Port Performance Period shall be calculated and deducted or claimed using the LNG Price. Any excess fuel so consumed shall be calculated and deducted or claimed using the Fuel Price. This in-Port consumption guarantee is deemed to have been met where the provisions of Article 6, (c), (d), (e), (f) or (g) apply.

5.	Effective Boil-Off

(a)

Owners guarantee that the Boil-Off management system can be used to achieve consumption values equivalent to or lower than those set out the EOBG column in the applicable table in Part II of this charter.

(b)

The master shall use any Boil-Off management equipment as required with a view to minimising fuel, including Boil-Off consumption commensurate with Charterers’ voyage orders. Primary responsibility for use of Boil-Off management remains with the master, but nevertheless Charterers shall be entitled to instruct the Vessel as to the use the boil-off management system in voyage orders should they wish to do so.

6.	Boil-Off Performance

(a)

Owners guarantee that the Boil-Off rates shall not exceed the Natural BoilOff specified in Part I Performance Insertions (“Maximum Daily Boil-Off Rates”) and Effective Boil-Off rates (EOBG) specified in Part II, subject to the qualifications in Clause 24 (Boil-Off and Heel Management).

(b)

Any Boil-Off in excess of that specified in Part I, including Effective BoilOff (EOBG) rates in Part II shall be accounted for under Article 4 (Calculation of Fuel Consumption Warranty) of this Appendix A. In the case of excess Boil-Off for which Charterers are unable to make any claim under Article 4 above, such as where mass-flow meters or other equipment has failed, or where Owners are deemed to have complied with the Guaranteed Fuel Consumption obligations but there is an excess Boil-Off quantity unaccounted for in a given Performance Period, then Charterers may deduct from hire due under Clause 37 (Hire Payment and Deductions), an amount calculated by applying the LNG Price to such excess.

(c)	If a Voyage is less than thirty-six (36) hours in duration, the Boil-Off guarantee shall be deemed to have been complied with for that Voyage.

(d)	The Boil-Off guarantee shall be deemed to have been met, irrespective of the Achieved Speed, for any twenty-four (24) hour period, measured noon to noon, within which Charterers order the Vessel to:

(i)	Force Boil-Off; or

(ii)	condition the cargo such that the cargo temperature is reduced or the saturated vapour pressure of a cargo is reduced, prior to arriving at a discharge port.

(e)

If Charterers give orders that require the master to undertake tank transfers of Heel to maximise Heel deployment during a ballast Voyage, the Boil-Off guarantee shall be deemed to have been complied with for the period of that transfer.

(f)

Following any tank transfers under (e) above, if Charterers then order the Vessel to undertake spray cooling in cargo tanks, the Boil-Off guarantee shall be deemed to have been complied with for the duration of that spraying.

(g)

Notwithstanding Clause 24(c) (Boil-Off and Heel Management) the Boil-Off guarantee shall be deemed to have been met, irrespective of the Achieved Speed, where the loaded temperature of the cargo was warmer than minus one hundred and fifty-eight point five degrees Celsius -158.5ºC.

(h)

None of the sub-articles above that would disqualify or modify a potential hire deduction or claim from Charterers for excess Boil-Off within this Article 6 shall apply where venting has occurred under the circumstances described in Clause 6 (Incident Reporting) of Part III of this charter.

(i)

Charterers shall be entitled to deduct from hire or otherwise recover an amount equivalent to the value, at the LNG Price in Part I, or failing that the delivered realisation price received for the balance of the cargo, of any BoilOff that has to be disposed of via a GCU or steam dumping system as a direct result of equipment failure, and where no recovery by Charterers is otherwise made under any other clause under this charter.

7.	Pricing

(a)

Where the period of this charter is intended to cover no more than ninety (90) days or three (3) cargo loadings and discharges, then the prices agreed in Part I of this charter for all fuel oil and secondary fuel, and LNG Price at Delivery and Redelivery, and also the FOE agreed in Part I, shall be applied to all performance claims for excess fuel used, or excess Boil-Off. Loss of time shall be calculated at the Rate of Hire prevailing at the point of Redelivery under this charter.

(b)	For charter periods greater than ninety (90) days or more than three (3) cargo loadings:

(i)	the price of all Liquid Fuels shall be at that paid for the last bunkering operation for such fuels in the Performance Period or, should the Parties agree otherwise, the Average Liquid Fuel Price;

(ii)

irrespective of any single LNG Price stated in Part I of this charter, the price of LNG shall be the arithmetic average of the price paid by Charterers for all cargoes discharged by the Vessel in the Performance Period; and

(iii)	the FOE shall be that agreed for the charter, or should the Parties agree otherwise, the arithmetic average of each FOE for all the cargoes discharged during the Performance Period.

SHELLLNGTIME 2.1

Appendix B. Indemnity Agreement for Boarding Vessel

Letter of Indemnity for Boarding Vessel

To the Master of Vessel:                                                            Date:

With respect to this charter in relation to the vessel named I hereby request you to allow me as the supervisor/inspector/supernumerary/representative supercargo on board your Vessel during the forthcoming voyage/loading/discharging operations.

In consideration of your complying with this request I hereby assume all risk of loss of life, personal injury, loss or damage to personal effect or luggage or other property, whilst on board or whilst embarking or disembarking unless caused by the gross negligence and/or wilful misconduct of you and/or (insert name of Owners, Managers, Vessel Operators and Charterers, as applicable) and/or your subsidiary, affiliated or associated companies and/or your contract partners. Furthermore, I hereby waive all rights against you and/or your subsidiary, affiliated or associated companies and/or your contract partners, in respect of any such loss, damage, illness, injury or death except where caused by your gross negligence and/or wilful misconduct.

I recognise that the Vessel is not a passenger ship and there is no warranty that the Vessel is fit for the carriage of passengers, any undertaking as to seaworthiness that might otherwise exist being hereby expressly waived.

I agree that this letter shall be governed by and construed in accordance with English law, and any dispute, controversy or claim arising or resulting out of or relating to this letter, or the breach, termination, or invalidity thereof, shall be settled by arbitration in accordance with the London Maritime Arbitrators Association (“LMAA”) Rules currently in force. The number of arbitrators shall be three. The Parties shall attempt to jointly appoint an arbitrator within twenty-eight (28) days of a request in writing to do so by either Party. If a sole arbitrator cannot be agreed then arbitrators shall be appointed as per the LMAA Rules currently in force.

The place of the arbitration shall be London, England. The arbitration proceedings, including the making of the award, shall be conducted in English and in accordance with the Arbitration Act 1996 as amended from time to time.

Name of person          :

Company                    :

Title                              :

Address of residence :

Passport number          :

Signed by                    :

SHELLLNGTIME 2.1

Appendix C. Safety          and          Environmental          Reporting Template

Safety and Environmental Monthly Reporting Template

Safety and Environmental Monthly Reporting Template	Return to: Fax: Charterers marked for the attention of: Phone: Email:

Time Chartered Vessel Name
Management Company
Month

OIL	SPILL INCIDENTS (Any amount entering the water) Approximate volume in barrels and brief details
ANY	OTHER INCIDENTS resulting in or having potential for injury, damage or loss

FOR DEFINITIONS OF INCIDENT CLASSIFICATION AND EXPOSURE HOURS PLEASE SEE OIL COMPANIES INTERNATIONAL MARINE FORUM (OCIMF) BOOKLET “Marine Injury Reporting Guidelines” (February 1997) or any subsequent version, amendment, or variation to them

A. No. Of crew:
B. Days in month / period:
EXPOSURE HOURS (A x B x 24):

LOST TIME INJURIES (LTI’S) including brief details / any treatments

TOTAL RECORDABLE CASE INJURIES (TRC’S) including brief details / any treatments

PLEASE CONFIRM YOUR RETURN CONTACT DETAILS:

Name:
Phone:
Fax:
Email:

Return for each calendar month – by 10th of following month.

Safety and Environmental Monthly Reporting Template	Return	Charterers Fax: Phone: Email:	marked	to: for	the	attention	of:

Time Chartered Vessel Name
Management Company
Month

Notes: Please enter zero i.e. "0" where any amount is nil (rather than entering "Nil" or N/A") Please do not enter a % sign in the entry boxes for Fuel Sulphur content i.e. if it is 3% then just enter "3".

Cargo          loaded          for          LNG          vessels          should          also          be          reported          as          tonnes          and          not          as          m3.

Monthly Consumption – Fuel Oil mt
Sulphur content of Fuel Oil (percentage weight)
Monthly Consumption –Gas Oil mt
Monthly Consumption (LNG ships only) – Fuel Gases mt

Please do not enter a % sign in the entry boxes for Fuel Sulphur content i.e. if it is 3% then just enter 3". Cargo loaded for LNG vessels should also be reported as tonnes and not as m3.

Monthly Distance Steamed
Monthly Cargo Loaded - mt

Refrigerant Gas Consumption - Type
Refrigerant Gas Consumption – Quantity (litres)

Garbage Disposal m3 – At Sea
Garbage Disposal m3 – Incinerated on Board
Garbage Disposal m3 – Sent Ashore

OIL	SPILL INCIDENTS
(Other	than those entering the water) Approx. volume & brief details

Return for each calendar month – by 10th of the month